UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COUPA SOFTWARE INCORPORATED

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED

JANUARY 11, 2023

Coupa Software Incorporated

[            ], 2023

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Coupa Software Incorporated, a Delaware corporation (the “Company”, “Coupa”, “we”, “us” and “our”), on [        ], 2023 at [        ] Pacific Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.proxydocs.com/COUP. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting.

On December 11, 2022, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Coupa Holdings, LLC (f/k/a Project CS Parent, LLC), a Delaware limited liability company (“Parent”), and Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $81.00 in cash, without interest, per share of common stock, par value $0.0001 per share, of the Company (“Company common stock”) issued and outstanding. On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). Parent and Merger Sub are each affiliated with Thoma Bravo Fund XV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors.

If the merger is consummated, you will be entitled to receive $81.00 in cash, without interest, in exchange for each share of Company common stock you own at the effective time of the merger (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.

The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of Company stockholders in accordance with the terms of the merger agreement and (4) resolved to recommend that Company stockholders adopt the merger agreement.

At the special meeting, you will be asked to consider and vote on (1) a proposal to adopt the merger agreement (the “merger agreement proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger (the “advisory compensation proposal”) and (3) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Your vote is important. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote thereon at the special meeting. Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. Please promptly follow the voting instructions provided on the enclosed proxy card to submit your vote.

After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card by mail or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote your shares by attending and voting at the virtual special meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures”. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833

On behalf of the Board, thank you for your continued support.

Sincerely,

ROBERT BERNSHTEYN
Chief Executive Officer, Director and Chair of the Board

[        ], 2023

The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [        ], 2023 and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [        ], 2023.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED

JANUARY 11, 2023

Coupa Software Incorporated

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY

VIA WEBCAST ON [        ], 2023

Notice is hereby given that a special meeting of stockholders of Coupa Software Incorporated, a Delaware corporation (the “Company”, “Coupa”, “we”, “us” and “our”), to be held on [        ], 2023 at [        ] Pacific Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.proxydocs.com/COUP. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting. The special meeting is being held for the purpose of acting on the following matters:

Items of Business:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 11, 2022 (the “merger agreement”), by and among the Company, Coupa Holdings, LLC (f/k/a Project CS Parent, LLC), a Delaware limited liability company (“Parent”), and Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal”.

2.  To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3.  To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal”.

Record Date:	Only the Company’s stockholders of record at the close of business on [ ], 2023—the record date for the special meeting—will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:

The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the virtual special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you vote your shares of Company common stock promptly. If you attend the virtual special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company common stock at the virtual special meeting.

If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by represented by proxy) of a majority of the votes cast on the applicable proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

If a quorum is not present or represented at the special meeting of the stockholders, the Chair of the board of directors of the Company (the “Board”) or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting.

For Company stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the virtual special meeting. For Company stockholders that hold their shares in “street name”, any proxy may be revoked through such stockholder’s broker, bank or other nominee and in accordance with its procedures or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

For more information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of Company stockholders in accordance with the terms of the merger agreement and (4) resolved to recommend that Company stockholders adopt the merger agreement.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the virtual special meeting by mail, over the internet or by telephone (using the instructions provided in the enclosed proxy card). For voting by mail, please mark, sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid reply envelope provided. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Sincerely,

ROBERT BERNSHTEYN
Chief Executive Officer, Director and Chair of the Board
Dated: [ ], 2023

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-ii-

-iii-

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

Except as otherwise specifically noted in this proxy statement, the “Company”, “Coupa”, “we”, “our”, “us” and similar words refer to Coupa Software Incorporated. Throughout this proxy statement, we refer to Coupa Holdings, LLC (f/k/a Project CS Parent, LLC) as “Parent” and to Project CS Merger Sub, Inc. as “Merger Sub”. In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated December 11, 2022, by and among Parent, Merger Sub and the Company as the “merger agreement”; our common stock, par value $0.0001 per share, as “Company common stock”; and the holders of Company common stock as “Company stockholders”.

The Parties

(page 27)

Coupa Software Incorporated

Coupa is a leading provider of Business Spend Management (“BSM”) solutions. We offer a comprehensive, cloud-based BSM platform that has connected our customers with more than seven million suppliers globally. Our platform provides greater visibility into and control over how companies spend money, optimize supply chains, and manage liquidity. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability.

We were incorporated in February 2006 in Delaware. Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402, and our telephone number is (650) 931-3200. Shares of Company common stock are listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “COUP”.

Coupa Holdings, LLC (f/k/a Project CS Parent, LLC)

Parent was formed on December 7, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

The principal executive offices of Parent are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.

Project CS Merger Sub, Inc.

Merger Sub is a direct wholly owned subsidiary of Parent and was formed on December 7, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Coupa Software Incorporated	Notice and Proxy Statement	1

Parent and Merger Sub are affiliated with Thoma Bravo Fund XV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the effective time, the surviving corporation will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.

In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Fund has provided Parent with an equity commitment and Merger Sub has obtained debt financing commitments from those certain lenders specified in, and party to, the debt commitment letter (as defined below under “—Financing of the Merger”) (the “Lenders”). The amounts committed under the commitment letters (as defined below under “—Financing of the Merger”) will be used to fund the aggregate purchase price required to be paid at the closing of the merger (the “closing”) and to also fund certain other payments at the closing (including the Required Amounts (as defined below under “—Financing of the Merger”)), subject to the terms and conditions of the merger agreement. In addition, the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent and/or Merger Sub under the merger agreement, subject to an aggregate cap equal to $455 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.

The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.

The Special Meeting

(page 28)

The special meeting of Company stockholders will be held on [                ], 2023 at [                ] Pacific Time, in a virtual-only meeting format. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit www.proxydocs.com/COUP. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Record Date and Stockholders Entitled to Vote; Vote Required to Approve Each Proposal

(pages 29 and 30)

Only the Company’s stockholders of record at the close of business on [                ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [                ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

The approval of the proposal of the Company’s stockholders to adopt the merger agreement (the “merger agreement proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger (the “advisory

2	Notice and Proxy Statement	Coupa Software Incorporated

compensation proposal”) requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. The approval of the proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”) requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.

Voting by Company Directors and Executive Officers

(page 33)

On December 11, 2022, in connection with the execution of the merger agreement, the Company’s directors, solely in their capacity as stockholders of the Company (in such capacity, the “covered stockholders”), entered into a voting agreement with Parent and the Company (the “voting agreement”), a copy of which is attached to this proxy statement as Annex C. Under the voting agreement, the covered stockholders have agreed to vote their shares of Company common stock in favor of the adoption of the merger agreement and certain other matters. As of December 28, 2022, the covered stockholders beneficially owned an aggregate of 1,412,212 shares of Company common stock, or approximately 1.8% of the then-outstanding shares of Company common stock. For more information regarding the voting agreement, see the section of this proxy statement entitled “The Voting Agreement”.

In addition, as of December 28, 2022, the non-director executive officers of the Company, who are not party to the voting agreement, beneficially owned an aggregate of 123,494 shares of Company common stock, or approximately 0.2% of the then-outstanding shares of Company common stock. We currently expect that all directors and executive officers of the Company, including non-director executive officers who are not party to the voting agreement, will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management”.

The Merger; Certain Effects of the Merger; Consideration To Be Received in the Merger

(pages 38, 68 and 87)

On December 11, 2022, the Company entered into the merger agreement with Parent and Merger Sub, providing for, among other things and on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of $81.00 in cash, without interest, per share of Company common stock issued and outstanding (the “merger consideration”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). A copy of the merger agreement is included as Annex A to this proxy statement. If the merger is completed, following the completion of the merger, you will not own any shares of the capital stock of the surviving corporation.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the time the merger is consummated (the “effective time”) will be canceled and converted automatically into, and will thereafter represent only, the right to receive $81.00 in cash, without interest, other than shares of Company common stock that are (1) owned by the Company as treasury stock or held by Parent or Merger Sub immediately prior to the effective time, which will be canceled and will cease to exist and no consideration will be delivered in exchange therefor, (2) owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the effective time, which will be, at the election of Parent, either converted into shares of

Coupa Software Incorporated	Notice and Proxy Statement	3

common stock of the surviving corporation or canceled (the shares described in clauses (1) and (2), “excluded shares”) and (3) held by any person who is entitled to and properly demands appraisal of such shares pursuant to, and complies in all respects with, Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”) (the “appraisal shares”).

Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable following the effective time, and, accordingly, the Company common stock will no longer be publicly traded.

Recommendation of the Board

(page 52)

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of Company stockholders in accordance with the terms of the merger agreement and (4) resolved to recommend that Company stockholders adopt the merger agreement. Accordingly, the Board unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger”.

Prior to the adoption of the merger agreement by the Company’s stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, under certain circumstances in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in connection with a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement.

Opinion of the Company’s Financial Advisor

(page 61)

The Company retained Qatalyst Partners LP (“Qatalyst Partners”) to act as its financial advisor in connection with a potential transaction such as the merger and to evaluate whether the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on December 11, 2022, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be

4	Notice and Proxy Statement	Coupa Software Incorporated

received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated December 11, 2022, to the Board following the meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated December 11, 2022, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Company stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Company common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

Effects on the Company if the Merger Is Not Consummated

(page 69)

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock, the Company will continue as an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee of $200 million (the “Company termination fee”) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $435 million (the “Parent termination fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Financing of the Merger

(page 69)

We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $8.3 billion, which will be funded via equity and debt financing described below.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters (as defined below). This includes funds needed to: (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company common stock, (2) make payments in respect of our outstanding Company Options, Company RSUs, and Company PSUs payable at the closing of the merger pursuant to the merger agreement and (3) repay or refinance certain indebtedness, including payments of all amounts required to be paid in connection with the merger pursuant to (a) the Indenture, dated as of January 17, 2018, between the Company and Wilmington Trust,

Coupa Software Incorporated	Notice and Proxy Statement	5

National Association (the “2023 Convertible Notes Indenture”) and the 0.375% Convertible Senior Notes due 2023 issued pursuant thereto (the “2023 Convertible Notes”), (b) the Indenture, dated as of June 11, 2019, between the Company and Wilmington Trust, National Association (the “2025 Convertible Notes Indenture”) and the 0.125% Convertible Senior Notes due 2025 issued pursuant thereto (the “2025 Convertible Notes”), and (c) the Indenture, dated as of June 15, 2020, between the Company and Wilmington Trust, National Association (together with the 2023 Convertible Notes Indenture and 2025 Convertible Notes Indenture, the “Convertible Note Indentures”) and the 0.375% Convertible Senior Notes due 2026 issued pursuant thereto (the “2026 Convertible Notes” and together with the 2023 Convertible Notes and 2025 Convertible Notes, the “Convertible Notes”) (collectively, the “Required Amounts”).

The Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing, subject to the terms and conditions set forth in an equity commitment letter, dated as of December 11, 2022 (the “equity commitment letter”). The Company is an express third-party beneficiary of the equity commitment letter solely with respect to enforcing Parent’s right to cause the commitment under the equity commitment letter by the Thoma Bravo Fund to be funded to Parent in accordance with the equity commitment letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the equity commitment letter, in each case subject to (1) the limitations and conditions set forth in the equity commitment letter and (2) the terms and conditions of the merger agreement.

Pursuant to the limited guarantee delivered by the Thoma Bravo Fund in favor of the Company, dated as of December 11, 2022 (the “limited guarantee”), the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $455 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement.

In addition, in connection with the merger agreement, Merger Sub entered into a debt commitment letter, dated as of December 11, 2022 (as amended, supplemented or otherwise modified, the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”) with the Lenders, pursuant to which the Lenders have committed to provide, upon certain terms and subject to certain conditions, Parent and Merger Sub with debt financing (as defined in the section of this proxy statement entitled “The Merger—Financing of the Merger”). For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.

Pursuant to the merger agreement, Parent and Merger Sub will use reasonable efforts to take (and will use their reasonable best efforts to cause their affiliates to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the commitment letters and will use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financings on the terms and subject only to the conditions described in the commitment letters on a timely basis, taking into account the anticipated closing date. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing”.

The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries (and their respective representatives) to use their reasonable best efforts to provide, to Parent and Merger Sub such cooperation as is customary and reasonably requested by Merger Sub in connection with the arrangement of the financing contemplated by the debt commitment letter, subject to the terms set forth in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing”.

6	Notice and Proxy Statement	Coupa Software Incorporated

Limited Guarantee

(see page 71)

On the terms and subject to the conditions set forth in the limited guarantee, the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $455 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.

Interests of the Company’s Directors and Executive Officers in the Merger

(page 76)

The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by the Company of the merger agreement and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:

•

the treatment of Company equity awards, including those held by an executive officer or director, and the Company’s 2016 Employee Stock Purchase Plan (the “Company ESPP”), in which executive officers participate, provided for under the merger agreement (as described below in “The Merger Agreement—Treatment of Company Equity Awards” and “The Merger Agreement—Company ESPP”);

•

eligibility of our executive officers to receive severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual severance and change in control agreements; and

•

continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Treatment of Company Equity Awards

(page 88)

Each Company equity award will be treated as follows:

•

each option to purchase shares of the Company’s common stock (each, a “Company Option”) that is unexpired, unexercised, vested (including any Company Option that vests automatically solely as a result of the merger) and outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such vested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option, except that any vested Company Option with a per share price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each Company Option that is unexpired, unexercised, unvested and outstanding as of immediately prior to the effective time will be canceled and replaced with a right to receive an amount in cash, without

Coupa Software Incorporated	Notice and Proxy Statement	7

interest, equal to the number of shares of Company common stock for which such unvested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such unvested Company Option, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company Option, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries), except that any unvested Company Options with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each restricted stock unit with respect to shares of Company common stock subject to time-based vesting conditions (each, a “Company RSU”) that is unexpired, unsettled and vested (including any Company RSU that vests automatically solely as a result of the merger) and a portion of certain Company RSUs that would have vested on or prior to January 31, 2024 (as described below in “The Merger Agreement—Treatment of Company Equity Awards”), in each case, outstanding as of immediately prior to the effective time, will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such vested company RSU or deemed vested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration;

•

each Company RSU that remains unexpired, unvested and outstanding as of immediately prior to the effective time (other than any deemed vested Company RSU) will be canceled and replaced with an amount in cash, without interest, equal to the number of shares of Company common stock subject to such unvested Company RSU as of immediately prior to the effective time (including the surviving corporation and its subsidiaries), multiplied by the merger consideration, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced unvested Company RSU, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries); and

•

each restricted stock unit with respect to shares of Company common stock that vests on the achievement of performance-based goals (each, a “Company PSU”), whether vested or unvested, that is outstanding immediately prior to the effective time (or as otherwise described below under “The Merger Agreement—Treatment of Company Equity Awards”), will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such Company PSU as of immediately prior to the effective time (with such number of shares generally determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance, with actual performance determined in accordance with the terms of the applicable award agreement), multiplied by the merger consideration, except that each Company PSU granted to the Company’s Chief Executive Officer on July 28, 2022 will be canceled for no consideration in accordance with its terms.

With respect to the awards described above, the payments described above will be made subject to any applicable withholding taxes. Payments in respect of vested or deemed vested Company equity awards described above will be made promptly following the effective time (and in no event later than the first payroll date that occurs more than five business days following the effective time). Payments in respect of cash replacement amounts described above will be made no later than the first regularly scheduled payroll date that occurs more than five business days following the date on which such amount vests.

See “The Merger Agreement—Treatment of Company Equity Awards”.

8	Notice and Proxy Statement	Coupa Software Incorporated

Company ESPP

(page 89)

If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of December 11, 2022, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, no later than five business days prior to the effective time and the Company ESPP will terminate at such time. Each share of Company common stock purchased on the final exercise date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).

Following the date the Company entered into the merger agreement, no new offering periods or purchase periods may be commenced pursuant to the Company ESPP and no employees may newly participate in or increase their contribution rates pursuant to the Company ESPP.

See “The Merger Agreement—Company ESPP”.

Material U.S. Federal Income Tax Consequences of the Merger

(page 82)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of Company common stock who is a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of Company common stock converted into cash in the merger. If you are a holder of Company common stock who is a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or the Company stock constitutes a USRPI (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Regulatory Approvals in Connection with the Merger

(page 84)

The obligations of the parties to effect the merger are subject to, among other things, the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and the receipt of antitrust approvals in Germany, Austria, and South Africa. Both the Company and Parent filed their respective Notification and Report Forms with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) on December 21, 2022. The Company and Parent also made the required filings with Germany, Austria, and South Africa.

The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the closing conditions to be satisfied as promptly as reasonably practicable and to take certain actions to resolve objections under any applicable laws.

Coupa Software Incorporated	Notice and Proxy Statement	9

For more information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger”.

Appraisal Rights

(page 33)

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.

10	Notice and Proxy Statement	Coupa Software Incorporated

No Solicitation; Change in Board Recommendation

(page 97)

The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) from third parties (including by furnishing non-public information), to participate in discussions or negotiations with third parties regarding any takeover proposal or to enter into agreements providing for any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal on the Board’s (or a Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or could reasonably be expected to result in a superior proposal.

Conditions of the Merger

(page 108)

Each party’s obligations to effect the merger are subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:

•

no antitrust law or judgment enacted, promulgated, issued, entered or amended after the date of the merger agreement by any governmental authority of competent jurisdiction (collectively, “restraints”) is in effect enjoining or otherwise prohibiting consummation of the merger;

•

the expiration of the waiting period (and any extensions thereof) applicable to the consummation of the merger under the HSR Act or early termination thereof will have been granted and any waiting period or consent, clearance or approval applicable to the consummation of the merger under the other antitrust laws of the agreed upon jurisdictions has expired, been terminated, obtained or deemed to have been granted or jurisdiction will have been denied, as applicable, and any commitments by the parties not to close before a certain date under a timing agreement entered into with the DOJ or the FTC in compliance with the merger agreement will have expired or been terminated; provided that, for the avoidance of doubt, the receipt of an HSR reservation notice by any party to the merger agreement, in and of itself, will not result in a failure of this condition; and

•	the receipt of the Company stockholder approval.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;

•

the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement;

•	the absence of any material adverse effect (as defined under “The Merger Agreement—Representations and Warranties”) occurring after the date of the merger agreement that is continuing; and

•

the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

Coupa Software Incorporated	Notice and Proxy Statement	11

The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications;

•

Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement; and

•

the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The consummation of the merger is not conditioned upon Parent or Merger Sub’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.

Termination of the Merger Agreement

(page 109)

The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated by the merger agreement at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:

•

the effective time has not occurred on or prior to September 11, 2023 (as such date may be extended pursuant to the immediately succeeding proviso, the “outside date”); provided that if on the outside date the conditions set forth under the second bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” or the conditions set forth under the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” (to the extent such restraint arises under antitrust laws) has not been satisfied but all other conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but provided that such conditions will then be capable of being satisfied if the closing were to take place on such date), then the outside date will be automatically extended to December 11, 2023 and such date will become the outside date; provided further that this right to terminate the merger agreement will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date;

•

any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority (“judgment”) having the effect set forth in the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” is in effect and has become final and nonappealable; provided that this right to terminate will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform

12	Notice and Proxy Statement	Coupa Software Incorporated

any of its obligations under the merger agreement has been a principal cause of or resulted in the issuance or entry of such judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such judgment in accordance with its obligations set forth under the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.

Termination by Parent

Parent may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:

•

the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of its representations or warranties in the merger agreement have become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by Parent to the Company and (b) the outside date; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	the Board or a committee thereof has made an adverse recommendation change.

Termination by the Company

The Company may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:

•

either Parent or Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of their representations or warranties in the merger agreement has become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the eighth and ninth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by the Company to Parent and (b) the outside date; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to receipt of Company stockholder approval, in connection with entering into a Company acquisition agreement providing for a superior proposal in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee; or

Coupa Software Incorporated	Notice and Proxy Statement	13

•

(1) the conditions set forth under the first through seventh bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” have been satisfied or waived on the date the closing was required to have occurred pursuant to the terms of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing but provided that such conditions were capable of being satisfied if the closing were to occur on such date), (2) Parent has failed to consummate the closing on the date on which Parent is required to consummate the closing of the merger pursuant to the terms of the merger agreement, (3) the Company has, at least three business days prior to seeking to terminate the merger agreement pursuant to this right to terminate, irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the closing and (4) Parent and Merger Sub have not consummated the closing of the merger by the earlier of (a) the outside date and (b) the end of the third business day following delivery of such written confirmation.

Termination Fees

(page 111)

The Company will be required to pay to Parent the Company termination fee of $200 million if:

•

the merger agreement is terminated (1) by Parent pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Parent” or (2) by the Company pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”; and the amount will be paid in the case of clause (1), within two business days after such termination or in the case of clause (2), simultaneously with such termination; or

•

(1) the merger agreement is terminated by the Company or Parent pursuant to the provisions described in the third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent”; and (2) (a) a bona fide takeover proposal has been publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the special meeting of Company stockholders and (b) within twelve months after the date the merger agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a takeover proposal, and the amount will be paid within two business days after the consummation of such takeover proposal; provided that purposes of clauses (1) and (2) above the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”.

Parent will be required to pay to the Company the Parent termination fee of $435 million if the merger agreement is terminated (1) by the Company pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company” or (2) by the Company or Parent agreement pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” and, in each case, at the time of such termination, the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”, and such amount will be paid (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two business days after such termination.

14	Notice and Proxy Statement	Coupa Software Incorporated

Current Price of Company Common Stock

On [                ], 2023, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on Nasdaq was $[                ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.

Additional Information

(page 121)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

Coupa Software Incorporated	Notice and Proxy Statement	15

QUESTIONS AND ANSWERS ABOUT THE SPECIAL

MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On December 11, 2022, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”

Q:	As a holder of Company common stock, what will I receive in the merger?

A:

If the merger is consummated, you will be entitled to receive $81.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	When and where is the special meeting of our stockholders?

A:

The special meeting of Company stockholders will be held on [                ], 2023 at [                ] Pacific Time, in a virtual-only meeting format. We are conducting the special meeting in a virtual-only format, so our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to the special meeting for all of our stockholders and reduces the carbon footprint of our activities. We have worked to offer the same rights and opportunities to participate as would be provided at an in-person meeting, while providing an online experience available to all stockholders regardless of their location. Company stockholders will not be able to physically attend the special meeting. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit www.proxydocs.com/COUP. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. We encourage you to access the special meeting before the start time of [                ] Pacific Time. Please allow ample time to log into the audio webcast and test your computer systems.

Q:	Who is entitled to attend and vote at the special meeting?

A:

Only Company stockholders of record at the close of business on [                ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or

16	Notice and Proxy Statement	Coupa Software Incorporated

adjournment thereof. As of the close of business on the record date, there were [ ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

If on [                ], 2023, you were a “record” holder of Company common stock (that is, if you held Company common stock in your own name in the stock register maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you are entitled to attend and vote at the virtual special meeting or by proxy. Whether or not you intend to attend the virtual special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by mailing a proxy card to ensure that your vote is counted.

If on [                ], 2023, you were the beneficial owner of Company common stock held in “street name” (that is, if you held Company common stock through your bank, broker or other nominee), then these materials are being forwarded to you by that organization. You may direct your bank, broker or other nominee how to vote your Company common stock by following the voting instructions on the enclosed form provided by your bank, broker or other nominee. If you hold any Company common stock through your bank, broker or other nominee and wish to attend the virtual special meeting, you may attend the virtual special meeting but may not be able to vote unless you first obtain a legal proxy issued in your name from such broker, bank or other nominee. Once you have received a legal proxy issued in your name from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, Mediant Communications Inc. (“Mediant”), at DSMsupport@mediant.com with “Legal Proxy” noted in the subject line.

For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures”.

At the virtual special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time, at the Company’s principal executive offices located at 1855 S. Grant Street, San Mateo, CA 94402, by contacting the Corporate Secretary of the Company.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:

•	the merger agreement proposal;

•	the advisory compensation proposal; and

•	the adjournment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger”.

In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Coupa Software Incorporated	Notice and Proxy Statement	17

Q:	What constitutes a quorum for purposes of the special meeting?

A:

The holders of a majority of all of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement. If a quorum is not present or represented at the special meeting of the Company stockholders, the Chair of the Board or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, the special meeting may be postponed or adjourned to solicit additional proxies.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.

The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal, regardless of whether a quorum is present at the special meeting. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.

A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.

18	Notice and Proxy Statement	Coupa Software Incorporated

Q:	How do the Company’s directors and executive officers intend to vote?

A:

Pursuant to the voting agreement, the Company’s directors, solely in their capacity as stockholders of the Company, have agreed, among other things and subject to certain conditions, to vote their shares of Company common stock in favor of the adoption of the merger agreement and certain other matters. A fuller discussion may be found in the section of this proxy statement entitled “The Voting Agreement”. As of December 28, 2022, the directors and executive officers of the Company, including non-director executive officers who are not party to the voting agreement, beneficially owned an aggregate of 1,542,438 shares of Company common stock, or approximately 2.0% of the outstanding shares of Company common stock as of December 28, 2022. We currently expect that all directors and executive officers of the Company, including non-director executive officers who are not party to the voting agreement, will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the voting agreement and security ownership of directors and executive officers of the Company, see the sections of this proxy statement entitled “The Voting Agreement” and “Security Ownership of Certain Beneficial Owners and Management”.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?

A:

In considering the proposals to be voted on at the special meeting of Company stockholders, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Board were aware of and considered these interests in reaching the determination to authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:

•

the treatment of Company equity awards, including those held by an executive officer or director, and the Company ESPP, in which executive officers participate, provided for under the merger agreement (as described below in “The Merger Agreement—Treatment of Company Equity Awards” and “The Merger Agreement—Company ESPP”);

•

eligibility of our executive officers to receive severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual severance and change in control agreements; and

•

continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Q:	What will happen to outstanding Company equity awards in the merger?

A:	Each Company equity award will be treated as follows:

•

each Company Option that is unexpired, unexercised, vested (including any Company Option that vests automatically solely as a result of the merger) and outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such vested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option, except that any

Coupa Software Incorporated	Notice and Proxy Statement	19

vested Company Option with a per share price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each Company Option that is unexpired, unexercised, unvested and outstanding as of immediately prior to the effective time will be canceled and replaced with a right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such unvested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such unvested Company Option, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company Option, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries), except that any Company Option with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each Company RSU that is unexpired, unsettled and vested (including any Company RSU that vests automatically solely as a result of the merger) and a portion of certain Company RSUs that would have vested on or prior to January 31, 2024 (as described below under “The Merger Agreement—Treatment of Company Equity Awards”), in each case, outstanding as of immediately prior to the effective time, will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such vested or deemed vested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration;

•

each Company RSU that remains unexpired, unvested and outstanding as of immediately prior to the effective time (other than any deemed vested Company RSU) will be canceled and replaced with an amount in cash, without interest, equal to the number of shares of Company common stock subject to such unvested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced unvested Company RSU, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries); and

•

each Company PSU, whether vested or unvested, that is outstanding immediately prior to the effective time (or as otherwise described below under The Merger Agreement—Treatment of Company Equity Awards”), will be cancelled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such Company PSU as of immediately prior to the effective time (with such number of shares generally determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance, with actual performance determined in accordance with the terms of the applicable award agreement), multiplied by the merger consideration, except that each Company PSU granted to the Company’s Chief Executive Officer on July 28, 2022. will be canceled in exchange for no consideration in accordance with its terms.

With respect to the awards described above, the payments described above will be made subject to any applicable withholding taxes. Payments in respect of vested or deemed vested Company equity awards described above will be made promptly following the effective time (and in no event later than the first payroll date that occurs more than five business days following the effective time). Payments in respect of cash replacement amounts described above will be made no later than the first regularly scheduled payroll date that occurs more than five business days following the date on which such amount vests.

See “The Merger Agreement—Treatment of Company Equity Awards”.

Q:	What will happen to my participation in the Company’s Employee Stock Purchase Plan?

A:

If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of December 11, 2022, all outstanding purchase rights under the Company ESPP will

20	Notice and Proxy Statement	Coupa Software Incorporated

automatically be exercised, in accordance with the terms of the Company ESPP, no later than five business days prior to the effective time and the Company ESPP will terminate at such time. Each share of Company common stock purchased on the final exercise date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).

Q:	What happens if I transfer my Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company common stock.

Q:	How do I vote if I am a Company stockholder of record or hold my shares in “street name”?

A:

If you are a Company stockholder of record, you may vote in advance by authorizing a proxy for the special meeting by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided or by granting your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote by attending the virtual special meeting and voting during the live webcast.

If your shares of Company common stock are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the Company stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares via the internet or by phone if the bank, broker or other nominee offers these options to you or by completing, dating, signing and returning a voting instruction form by mail. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of Company common stock. To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “The Special Meeting—Registering for the Special Meeting” for information on how to register in advance.

For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures”.

Whether or not you plan to attend the virtual special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the virtual special meeting and vote during the live webcast if you have already voted by proxy.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal. Abstentions will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to

Coupa Software Incorporated	Notice and Proxy Statement	21

instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:

•

you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”;

•	you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402; or

•	you may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “The Special Meeting—Registering for the Special Meeting” for information on how to register in advance.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of Company common stock are voted.

Q:	If I hold my Company common stock in certificated form, should I send in my stock certificates now?

A:

No. Parent will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration in accordance with the merger agreement. At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration. Promptly after the effective time, and in any event not later than the fifth business day after the effective time, Parent and the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock entitled to the merger consideration a letter of transmittal and instructions advising such Company stockholder how to surrender its certificates representing shares of Company common stock or shares of Company common stock held in book-entry form in exchange for the merger consideration. Each holder of Company common stock will be entitled to receive the merger consideration on surrender of such certificates or book-entry shares for cancelation to the paying agent, together with the associated letter of transmittal, duly completed and validly

22	Notice and Proxy Statement	Coupa Software Incorporated

executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the paying agent. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Payment for Stock”.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common stock?

A:

Yes. Company stockholders are entitled to appraisal rights under Section 262 of the DGCL so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, see “The Merger—Appraisal Rights”. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:	When is the merger expected to be consummated?

A:

We currently expect to consummate the merger during the first half of 2023, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?

A:

If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, following the consummation of the merger, the Company common stock will no longer be publicly traded.

Q:	What happens if the merger is not consummated?

A:

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, the Company will be required to pay Parent a termination fee equal to $200 million and, under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $435 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Q:	What is householding and how does it affect me?

A:

The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.

Banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company

Coupa Software Incorporated	Notice and Proxy Statement	23

stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker or other nominee and write or call us at the following address or phone number: Coupa Software Incorporated, Attention: Corporate Secretary, 1855 S. Grant Street, San Mateo, CA 94402, or (650) 931-3200. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. We will promptly deliver an additional copy of the proxy statement to any stockholder who so requests.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833

24	Notice and Proxy Statement	Coupa Software Incorporated

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor created by such sections and other applicable law. Those statements are based on management’s beliefs, plans, expectations, projections and assumptions about future events and trends, and on information currently available to management. Generally, the words “will”, “may”, “should”, “could”, “would”, “expect”, “anticipate”, “intend”, “plan”, “continue”, “believe”, “seek”, “project”, “estimate”, and similar expressions used in this proxy statement that do not relate to historical facts are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the proposed merger and related matters; the expected timetable for completing the proposed merger; prospective performance and opportunities, including projected financial information; general business outlook; filings and approvals relating to the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing.

Such forward-looking statements speak only as of the date as of this proxy statement. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of the Company that may cause the actual results of the Company or its subsidiaries to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the impact of actions and behaviors of customers, vendors and competitors; technological developments, as well as legal and regulatory rules and processes affecting the Company’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could delay the consummation of the proposed merger or cause the parties to abandon the proposed merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed merger; the possibility that the Company’s stockholders may not approve the merger agreement proposal; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed merger; the risk that any announcements relating to the proposed merger could have adverse effects on the market price of Company common stock; the risk of any unexpected costs or expenses resulting from the proposed merger; the risk of any litigation relating to the proposed merger; the risk that the proposed merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the other risks and uncertainties discussed in the reports the Company has filed or will file with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”) and the Company’s quarterly reports on Form 10-Q for the quarters ended April 30, 2022, July 31, 2022 and October 31, 2022 (the “Quarterly Reports”) filed by the Company with the SEC, and, in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and the Quarterly Reports. The Company’s filings with the SEC are available on the SEC’s website at http://www.sec.gov. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the Company’s management to predict all risks, nor can it assess the impact of all factors on

Coupa Software Incorporated	Notice and Proxy Statement	25

the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

The Company assumes no obligation to update such statements contained in this proxy statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

26	Notice and Proxy Statement	Coupa Software Incorporated

THE PARTIES

Coupa Software Incorporated

Coupa is a leading provider of Business Spend Management (“BSM”) solutions. We offer a comprehensive, cloud-based BSM platform that has connected our customers with more than seven million suppliers globally. Our platform provides greater visibility into and control over how companies spend money, optimize supply chains, and manage liquidity. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability.

We were incorporated in February 2006 in Delaware. Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402, and our telephone number is (650) 931-3200. Shares of Company common stock are listed on Nasdaq under the trading symbol “COUP”.

Coupa Holdings, LLC (f/k/a Project CS Parent, LLC)

Parent was formed on December 7, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.

Project CS Merger Sub, Inc.

Merger Sub is a direct wholly owned subsidiary of Parent and was formed on December 7, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Parent and Merger Sub are each affiliated with the Thoma Bravo Fund, and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo. Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the effective time, the surviving corporation, will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.

In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Fund has provided Parent with an equity commitment and Merger Sub has obtained debt financing commitments under the commitment letters. The amounts committed under the commitment letters will be used to fund the aggregate purchase price required to be paid at the closing of the merger and to also fund certain other payments at the closing (including the Required Amounts), subject to the terms and conditions of the merger agreement. In addition, the Thoma Bravo Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent and/or Merger Sub under the merger agreement, subject to an aggregate cap equal to $455 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.

The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.

Coupa Software Incorporated	Notice and Proxy Statement	27

THE SPECIAL MEETING

We are furnishing this proxy statement to Company stockholders as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.

Date, Time and Place

The special meeting of Company stockholders will be held on [                ], 2023 at [                ] Pacific Time, in a virtual-only meeting format. To attend the virtual special meeting, you must register prior to the start of the meeting. To register, please visit www.proxydocs.com/COUP. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting. All shareholders are entitled to attend the special meeting; however, you are entitled to participate, meaning you are entitled to vote and submit questions at the special meeting, only if you were a stockholder of record as of the close of business on the record date, or if you were a beneficial owner of shares of Company common stock as of the record date and you obtain a legal proxy in accordance with the instructions below.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on the merger agreement proposal;

•	to consider and vote on the advisory compensation proposal; and

•	to consider and vote on the adjournment proposal.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions. The Board unanimously (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of Company stockholders in accordance with the terms of the merger agreement and (4) resolved to recommend that Company stockholders adopt the merger agreement. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger”.

Registering for the Special Meeting

Stockholders of Record

If you are a record holder of Company common stock (in other words, you hold Company common stock in your own name in the stock register maintained by our transfer agent, Computershare), then are entitled to virtually attend and participate in the special meeting. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit www.proxydocs.com/COUP. You will

28	Notice and Proxy Statement	Coupa Software Incorporated

be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting.

Beneficial (“Street Name”) Stockholders

If you hold your shares in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you are entitled to virtually attend the special meeting but must first obtain a legal proxy in order to vote your shares at the special meeting. You must register to attend the meeting prior to the start of the meeting. To register to attend the virtual special meeting, you should visit www.proxydocs.com/COUP. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the virtual meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Once you have registered for the meeting, you will receive an email confirmation containing additional information regarding the virtual special meeting.

If you wish to participate and vote your shares at the virtual special meeting, you must first obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy from your bank, broker or other nominee, please email a scan or image of it to the Inspector of Elections for the special meeting, Mediant, at DSMsupport@mediant.com with “Legal Proxy” noted in the subject line. If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the virtual special meeting. Failure to provide a legal proxy may invalidate any votes placed at the virtual special meeting.

Record Date and Stockholders Entitled to Vote

Only Company stockholders of record at the close of business on [                ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [                ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

At the virtual special meeting and for 10 days prior to the special meeting, the names of stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time, at the Company’s principal executive offices located at 1855 S. Grant Street, San Mateo, CA 94402, by contacting the Corporate Secretary of the Company.

Quorum

The holders of a majority of all of the Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum of stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

If a quorum is not present or represented at the special meeting of the Company stockholders, the Chair of the Board or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if

Coupa Software Incorporated	Notice and Proxy Statement	29

any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.

Vote Required

Approval of the Merger Agreement Proposal

The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.

Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

Approval of the Advisory Compensation Proposal

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.

The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.

Approval of the Adjournment Proposal

The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal, regardless of whether a quorum is present at the special meeting. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.

Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger.

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A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.

Voting Procedures

Whether or not you plan to attend the virtual special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

If you are a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, Computershare) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the virtual special meeting. In order to vote by proxy card, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). For your mailed proxy card to be counted, we must receive it before 11:59 p.m., Eastern Time, on [                ], 2023, one day before the special meeting. You may also vote by attending the virtual special meeting and voting during the live webcast.

If you hold your shares in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete, date, sign and mail the enclosed voting instruction form from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote at the virtual special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and register in advance. Please see “—Registering for the Special Meeting” above for information on how to register in advance. Without following the voting and/or registration instructions, your Company common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.

For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (877) 750-8233.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Coupa Software Incorporated	Notice and Proxy Statement	31

Revocation of Proxies

For Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:

•

you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”; or

•	you may submit a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402; or

•	you may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy issued in your name from your broker, bank or other nominee, who is the Company stockholder of record, and register in advance to attend the meeting.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and Nasdaq regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit proxies at a total cost to the Company of approximately $[                ], plus reimbursement of customary out-of-pocket expenses.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present in person or represented by proxy at the special meeting, the Chair of the Board or the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the special meeting, without notice, provided that the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.

32	Notice and Proxy Statement	Coupa Software Incorporated

Voting by Company Directors and Executive Officers

On December 11, 2022, in connection with the execution of the merger agreement, the Company’s directors, solely in their capacity as stockholders of the Company (in such capacity, the “covered stockholders”), entered into the voting agreement with Parent and the Company. Under the voting agreement, the covered stockholders have agreed to vote their shares of Company common stock in favor of the adoption of the merger agreement and certain other matters. As of December 28, 2022, the covered stockholders beneficially owned an aggregate of 1,412,212 shares of Company common stock, or approximately 1.8% of the outstanding shares of Company common stock as of December 28, 2022. For more information regarding the voting agreement, see the section of this proxy statement entitled “The Voting Agreement”.

In addition, as of December 28, 2022, the non-director executive officers of the Company, who are not party to the voting agreement, beneficially owned an aggregate of 123,494 shares of Company common stock, or approximately 0.2% of the outstanding shares of Company common stock as of December 28, 2022. We currently expect that all directors and executive officers of the Company, including non-director executive officers who are not party to the voting agreement, will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management”.

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Appraisal Rights

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does

Coupa Software Incorporated	Notice and Proxy Statement	33

not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.

Other Matters

Pursuant to the DGCL and the Company’s by-laws, only the matters set forth in the notice of special meeting may be brought before the special meeting.

Assistance

If you have any questions or need assistance in registering, completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833.

34	Notice and Proxy Statement	Coupa Software Incorporated

PROPOSAL 1: MERGER AGREEMENT PROPOSAL

We are asking Company stockholders to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.

The Board recommends a vote “FOR” the approval of the merger agreement proposal.

Coupa Software Incorporated	Notice and Proxy Statement	35

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking Company stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger. As required by those rules, the Company is asking Company stockholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

36	Notice and Proxy Statement	Coupa Software Incorporated

PROPOSAL 3: ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.

The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

Coupa Software Incorporated	Notice and Proxy Statement	37

THE MERGER

Overview

The Company is seeking the adoption by Company stockholders of the merger agreement the Company entered into on December 11, 2022 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board has unanimously authorized and approved the execution, delivery and performance by the Company of the merger agreement and declared the merger agreement advisable, and recommends that Company stockholders vote to adopt the merger agreement.

Background of the Merger

As part of their ongoing review of the Company’s business, the Board and the Company’s management periodically review and evaluate the Company’s business and long-term strategy, competitive position, historical performance, future prospects and opportunities to increase stockholder value. These reviews have included discussions as to whether the Company should continue to execute on its strategy as a standalone company, pursue various buy-side acquisitions or pursue a sale of the Company. As part of these reviews, the Board and Company management have considered from time to time potential strategic alternatives to enhance stockholder value along with the potential benefits and risks of such alternatives, and have periodically discussed such potential alternatives with Qatalyst Partners, the Company’s historic financial advisor. In addition, at least since going public in 2016, the Company has routinely received requests for and had meetings with both strategic parties and financial sponsors to discuss developments in the software industry and/or to express an interest in working with the Company in some fashion.

In connection with such discussions, on May 16, 2022, representatives of Qatalyst Partners introduced Rob Bernshteyn, Chairman and Chief Executive Officer of the Company, to a representative of Thoma Bravo who they believed would be a useful contact for the Company in light of Thoma Bravo’s activity and experience in the software industry. On May 24, 2022, Mr. Bernshteyn had an introductory telephonic conference call with a representative of Thoma Bravo, during which call they discussed general trends in the industry. At no point during the call did the representative of Thoma Bravo make a proposal to acquire the Company or state that Thoma Bravo wanted to pursue such an acquisition.

During the summer of 2022, representatives of each of Thoma Bravo and two other private equity firms, which we refer to as “Financial Sponsor A” and “Financial Sponsor B”, contacted Mr. Bernshteyn to propose meetings to discuss developments in the software industry, and Mr. Bernshteyn met with representatives of Financial Sponsor B in response to this outreach. At no point during this meeting did the representatives of Financial Sponsor B make a proposal to acquire the Company or state that Financial Sponsor B wanted to pursue such an acquisition. Mr. Bernshteyn did not meet with representatives of Thoma Bravo or Financial Sponsor A in response to these requests until the interactions described below.

During their regular meetings to discuss developments at the Company, Mr. Bernshteyn and Roger Siboni, the Company’s lead independent director, discussed these interactions and agreed that this type of outreach would not alter the Company’s focus on executing its standalone plan absent a substantive proposal that could be considered by the Board.

On September 6, 2022, after market close, the Company announced results for its second fiscal quarter ended July 31, 2022. On the Company’s earnings call, Mr. Bernshteyn noted that the current economic environment was highly dynamic and that it was unknown how the macroeconomic picture would play out. He stated that in the event that the economy were to experience a softer landing and the demand environment remained relatively healthy, the Company would continue to thoughtfully invest for growth and balance such investments with profitability and, in the event of a recession, the Company would moderate its investments appropriately and, in more extreme cases, exercise significantly increased spending discipline.

38	Notice and Proxy Statement	Coupa Software Incorporated

On September 22, 2022, in response to the earlier outreach from Financial Sponsor A, Mr. Bernshteyn met with representatives of Financial Sponsor A for dinner, during which representatives of Financial Sponsor A told Mr. Bernshteyn that they were interested in learning more about the Company.

On September 27, 2022, in response to the earlier outreach from Thoma Bravo, Mr. Bernshteyn met with representatives of Thoma Bravo for dinner, during which the representatives of Thoma Bravo indicated interest in exploring a potential acquisition of the Company and stated that Thoma Bravo would be willing to pay a premium of approximately 25% to the current share price of the Company’s common stock (which had closed at $61.44 that day). Mr. Bernshteyn stated that he would discuss this indication of interest with the Board, noting that he did not believe the proposed premium would be well received by the Board given the Company’s standalone prospects. Mr. Bernshteyn told the representatives of Thoma Bravo that he would put them in touch with Qatalyst Partners.

On September 28, 2022, Mr. Bernshteyn called Mr. Siboni to discuss the recent interactions with Thoma Bravo and Financial Sponsor A. Also on September 28, 2022, a representative of Qatalyst Partners called a representative of Thoma Bravo to discuss the assumptions underlying Thoma Bravo’s proposal, and indicated that Thoma Bravo would need to improve the proposal for the Board to consider entering into discussions with respect to a potential acquisition of the Company.

On September 30, 2022, representatives of Financial Sponsor A reached out to representatives of Qatalyst Partners to express an interest in acquiring the Company in an all-cash transaction. The representatives of Qatalyst Partners indicated that Financial Sponsor A would need to make a more specific proposal if the Board were to consider a potential transaction.

The representatives of Financial Sponsor A reached out to the representatives of Qatalyst Partners again on October 2, 2022 and presented a verbal, non-binding proposal for an all-cash acquisition of the Company at a price between $78.00 and $82.00 per share, which proposal they were making based on publicly available information. The closing price of the Company’s common stock on September 30, 2022, the last trading day prior to the receipt of such proposal, was $58.80 per share. Financial Sponsor A also requested certain non-public information about the Company, which they indicated might help them to refine their view on the per share price that they would be willing to pay in an acquisition. Financial Sponsor A also stated to the representatives of Qatalyst Partners that it would want to speak to its limited partners in order to ensure that it could put together the equity financing for the transaction in light of conditions existing in the debt and equity financing markets. Later on October 2, 2022, representatives of Qatalyst Partners had a call with Mr. Bernshteyn to inform him of Financial Sponsor A’s proposal and request for non-public information.

On October 3, 2022, Mr. Bernshteyn and Mr. Siboni met virtually to discuss the recent interactions with Thoma Bravo and Financial Sponsor A, and determined to set up a meeting of the full Board to discuss the situation.

On October 5, 2022, representatives of Thoma Bravo called representatives of Qatalyst Partners and presented a verbal, non-binding proposal for an all-cash acquisition of the Company at a price of $80.00 per share, which proposal was based on publicly available information. Thoma Bravo also requested certain non-public information about the Company to better inform its perspective regarding valuation. Thoma Bravo stated that it also wanted to speak to its limited partners in order to ensure that it could arrange the equity financing for the transaction.

On October 6, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners in attendance to discuss the proposals received from Thoma Bravo and Financial Sponsor A. Representatives of Qatalyst Partners reviewed with the Board financial information and metrics with respect to the two proposals and a preliminary illustrative financial analysis of the Company utilizing publicly available information, including research analyst forecasts for the Company. The representatives of Qatalyst Partners also reviewed with the Board other parties who they believed might be interested in an acquisition of the Company and considerations for the Board regarding how they might respond to the two proposals. The Board agreed to reconvene a few days later to continue discussing the proposals. The Board agreed that Qatalyst Partners should inform Thoma Bravo and Financial Sponsor A that the Board was

Coupa Software Incorporated	Notice and Proxy Statement	39

evaluating their offers. The representatives of Qatalyst Partners contacted each of Thoma Bravo and Financial Sponsor A after the meeting to deliver this message.

On October 10, 2022, Qatalyst Partners provided to the Company and the Board a disclosure statement identifying prior and current engagements and relationships between Qatalyst Partners and Thoma Bravo, Financial Sponsor A, Financial Sponsor B and the other parties identified by Qatalyst Partners and reviewed with the Board at the October 6, 2022 meeting as being potentially interested in an acquisition of the Company.

On October 11, 2022, the Board held a meeting by videoconference with Company management, representatives of Qatalyst Partners and representatives of Freshfields Bruckhaus Deringer US LLP, the Company’s outside counsel (which we refer to as “Freshfields”), in attendance to further discuss the proposals received from Thoma Bravo and Financial Sponsor A. Representatives of Qatalyst Partners reviewed with the Board financial information and metrics with respect to the proposals, the Company’s historical stock price performance and a preliminary financial analysis of the Company utilizing, for illustrative purposes, research analyst forecasts for the Company. Representatives of Freshfields reviewed with the Board its fiduciary duties and other legal matters generally and in the context of an evaluation of a potential sale transaction. Following the discussion, the Board determined that it would be helpful to update the Company’s existing long-term management financial plan and forecast and for Qatalyst Partners to perform a financial analysis utilizing that updated plan and forecast before deciding whether to engage in discussions with Thoma Bravo and Financial Sponsor A and whether to reach out to additional parties regarding a potential acquisition of the Company, and requested that management prepare an updated plan and forecast. The Board discussed whether it should create a transaction committee, but deferred any decision on whether it should create such a committee until there was more clarity on how the overall situation would develop.

On October 21, 2022, the Board held another meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to further discuss the proposals received from Thoma Bravo and Financial Sponsor A. Company management informed the Board that it had prepared an updated preliminary management plan and forecast, which it had provided to Qatalyst Partners for use in its financial analysis with respect to the Company. Representatives of Qatalyst Partners reviewed with the Board financial metrics and information with respect to the proposals, the Company’s historical stock price performance and a preliminary illustrative financial analysis of the Company utilizing the updated preliminary management plan and forecast. The representatives of Qatalyst Partners noted that the price of the Company’s common stock had declined approximately 11% since the date of Financial Sponsor A’s proposal and declined approximately 19% since the date of Thoma Bravo’s proposal, broadly in line with the average stock price movement of companies in the mid-growth subscription software cohort (while the Nasdaq composite index had traded up 1% and down 4%, respectively, since such dates), and also that a price of $80.00 per share represented a premium of 53% to the closing price of the Company’s common stock on October 19, 2022. Representatives of the Company’s management team then reviewed with the Board the key components of the updated preliminary management plan and provided their perspective on the Company’s recent performance and outlook, including that overall the Company was going to face a challenging period over the next several years as overall business and macroeconomic conditions were likely to be difficult and present significant challenges for the Company’s financial results, namely revenue growth and margins. The representatives of Qatalyst Partners noted that research analyst forecasts for the Company were assuming better performance than the updated preliminary management plan. The representatives of Qatalyst Partners also reviewed data showing that subscription software revenue multiples had reached all-time highs in 2020 and 2021, but in 2022 had retreated meaningfully. The Board discussed the updated preliminary management plan with Company management and requested that management hold another session with the Board to more fully review the underlying assumptions, including an analysis of potential upsides to the plan.

After further discussion, the Board determined that, in light of the significant risks inherent in the Company’s standalone plan and prospects relative to the price per share implied by the proposals made by Thoma Bravo and Financial Sponsor A, it made sense to provide limited additional non-public information to the parties, as well as a management presentation and information session, to see if Thoma Bravo and Financial Sponsor A could provide offers that provided certain and compelling value to the Company’s stockholders relative to its standalone prospects. The Board also discussed that, in light of the importance of certainty of funding, each of

40	Notice and Proxy Statement	Coupa Software Incorporated

Thoma Bravo and Financial Sponsor A should also be permitted to contact a discrete number of their existing limited partners so that they could confirm their ability to arrange the necessary equity financing for a transaction and authorized Qatalyst Partners to respond to those requests. The Board also discussed whether to contact any other parties to see if they might be interested in a potential transaction with the Company and discussed with the representatives of Qatalyst Partners and Company management which financial and strategic parties would be most likely to be interested in doing so. After discussion, the Board authorized Qatalyst Partners to contact Financial Sponsor B and two additional financial sponsors (referred to as “Financial Sponsor C” and “Financial Sponsor D”) to see if they were interested in a potential transaction with the Company and, if so, to ask them to provide a preliminary indication of interest based on public information as Thoma Bravo and Financial Sponsor A had done. The Board determined not to contact any potential strategic acquirors at this time given the risk of a potential leak, as the most likely strategic acquirors operated in the same industry as the Company, but agreed to consider the matter further at a subsequent Board meeting. At the meeting, the Board also reviewed the disclosure statement that had previously been provided by Qatalyst Partners and determined that the disclosure statement did not present any material conflicts that would impair the ability of Qatalyst Partners to act as the Company’s financial advisor. The Board then discussed the formal engagement of Qatalyst Partners as its financial advisor, noting Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. The Board then approved the terms of the proposed form of engagement letter providing for Qatalyst Partners’ engagement as the Company’s financial advisor in connection with a potential sale of the Company, which was executed by the Company and Qatalyst Partners the following day.

On October 22, 2022, representatives of Qatalyst Partners contacted Thoma Bravo and Financial Sponsor A to inform them that the Company was willing to provide them with limited non-public information and authorized them to contact limited partners as potential equity sources, and shared a draft confidentiality agreement that had been prepared by Freshfields. On the same day, representatives of Qatalyst Partners contacted Financial Sponsor B and Financial Sponsor C indicating that the Company had received acquisition proposals, and inquired if they would be interested in a potential acquisition of the Company. The representatives of Qatalyst Partners invited Financial Sponsor B and Financial Sponsor C to make preliminary proposals based on public information and sent the draft confidentiality agreement to each of them. On October 24, 2022, representatives of Qatalyst Partners reached out and sent the draft confidentiality agreement to Financial Sponsor D, indicating that the Company had received acquisition proposals, and invited them to make a preliminary proposal based on public information. The Company and Freshfields negotiated the terms of the confidentiality agreements with Thoma Bravo, Financial Sponsor A and Financial Sponsor B over the next several days and executed the confidentiality agreement with Financial Sponsor A on October 26, 2022, and with each of Thoma Bravo and Financial Sponsor B on October 28, 2022. All of these confidentiality agreements included customary standstill provisions that would terminate if, among other things, the Company entered into an agreement providing for a change of control transaction with a third party. During the course of the negotiations of the confidentiality agreements and discussions with Thoma Bravo and Financial Sponsor A, as authorized by the Board, Qatalyst Partners (in consultation with Company management) separately agreed with each of Thoma Bravo and Financial Sponsor A which limited partners they would be permitted to contact.

On October 27, 2022, representatives of Financial Sponsor C contacted representatives of Qatalyst Partners and stated that they might be interested in a potential transaction, and that based on their review of public information they were providing a verbal, non-binding proposal for an all-cash acquisition of the Company at a price of between $70.00 and $75.00 per share. The representatives of Qatalyst Partners indicated that this would likely not be sufficient to move forward. Following that discussion, the representatives of Financial Sponsor C contacted the representatives of Qatalyst Partners again and indicated they could likely get to a price in the mid-$70s per share.

Also on October 27, 2022, representatives of Financial Sponsor B contacted representatives of Qatalyst Partners and expressed an interest in a potential transaction and provided an oral indication of value of $70.00 per share. The representatives of Qatalyst Partners indicated that this would likely not be sufficient to move forward.

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Also on October 27, 2022, representatives of Qatalyst Partners sent certain non-public financial and operating information regarding the Company to Financial Sponsor A, and on October 28, 2022, the representatives of Qatalyst Partners sent the same information to Thoma Bravo.

On October 28, 2022, representatives of Financial Sponsor D informed representatives of Qatalyst Partners that Financial Sponsor D was not interested in proceeding with a potential acquisition of the Company because they did not believe they would be able to reach an acceptable value in a competitive sale process. Financial Sponsor D never signed a confidentiality agreement with the Company.

On October 30, 2022, the Board held a meeting by videoconference with Company management to review the updated preliminary management plan and forecast reflecting the feedback from the Board at the meeting on October 21, 2022. The Board provided input on the updated preliminary management plan and forecast, noting areas where the preliminary management plan that had originally been presented by Company management on October 21, 2022 could be updated to include an alternative near-term macroeconomic scenario that was more optimistic in various respects, including with respect to cost reductions and margin improvement.

On October 31, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance. Representatives of Company management reported that information had been provided to each of Thoma Bravo and Financial Sponsor A, and management presentations had been scheduled for later in the week. The representatives of Qatalyst Partners provided an update on the oral indications that had been received from Financial Sponsor B and Financial Sponsor C. After discussion, the Board determined not to proceed with discussions with Financial Sponsor B or Financial Sponsor C at this stage or to provide them with non-public information regarding the Company, as any leak or market rumor that indicated that the Company might be willing to consider a sale transaction at prices below those reflected in the current proposals from Thoma Bravo or Financial Sponsor A would be detrimental in extracting the highest price possible from those two bidders. The Board also considered contacting strategic parties and concluded, after discussion with representatives of Qatalyst Partners and Company management, that three companies (which we refer to as “Strategic Party E”, “Strategic Party F” and “Strategic Party G”) were the strategic parties most likely to be interested in a potential transaction. The Board considered other strategic parties and concluded that those parties were not likely to be interested in a potential transaction, given the Board’s understanding of the likely areas of focus and strategic direction of those strategic parties. The Board instructed representatives of Qatalyst Partners to contact each of Strategic Party E, Strategic Party F and Strategic Party G.

Following the Board meeting, representatives of Qatalyst Partners contacted representatives of Financial Sponsor B and Financial Sponsor C and communicated that their respective offers were not sufficient to warrant providing non-public information.

Later that day, Mr. Bernshteyn reached out to the chief executive officer of Strategic Party E to request a telephonic meeting.

Representatives of Qatalyst Partners contacted Strategic Party F and Strategic Party G on October 31, 2022 and November 1, 2022, respectively, to ask if they would be interested in a potential acquisition of the Company. Later on November 1, 2022, representatives of each of Strategic Party F and Strategic Party G told the representatives of Qatalyst Partners that they were not interested in pursuing such an acquisition.

Also on November 1, 2022, in the morning, representatives of the Company met representatives of Thoma Bravo in person to provide the Company’s management presentation. Later on November 1, 2022, the representatives of the Company met representatives of Financial Sponsor A in person to provide the Company’s management presentation.

Also on November 1, 2022, representatives of Financial Sponsor C sent a letter to the Board with a non-binding proposal for an acquisition of the Company at a price between $70.00 and $75.00 per share, to formally register

42	Notice and Proxy Statement	Coupa Software Incorporated

their interest. The representatives of Qatalyst Partners reiterated to representatives of Financial Sponsor C that their price was not sufficient to move forward in the process.

Also on November 1, 2022, representatives of Financial Sponsor B contacted representatives of Qatalyst Partners to indicate that they may be willing to increase their proposed price to between $80.00 and $82.00 per share if they were provided with non-public information about the Company, but explained that this was a proposal Financial Sponsor B had limited confidence in given that they had not completed the diligence that would be required to fully understand the business. Based on this increase in indicative value, on November 2, 2022, the representatives of Qatalyst Partners provided to Financial Sponsor B the non-public financial and operating information regarding the Company that had been provided to Thoma Bravo and Financial Sponsor A.

On November 3, 2022, the chief executive officer of Strategic Party E called Mr. Bernshteyn following Mr. Bernshteyn’s initial outreach on October 31, 2022. Mr. Bernshteyn told the chief executive officer of Strategic Party E that the Company had received inbound acquisition proposals and asked him if Strategic Party E would be interested in exploring a potential acquisition of the Company. The chief executive officer of Strategic Party E told Mr. Bernshteyn that Strategic Party E was interested in exploring a potential acquisition and would like to review non-public information regarding the Company. Over the next two weeks, the parties negotiated the terms of a confidentiality agreement. During the pendency of that two-week period, the representatives of Qatalyst Partners engaged in a number of conversations with representatives of Strategic Party E to encourage them to move more quickly as other parties were progressing with receiving non-public information and access to a management presentation.

On November 7, 2022, representatives of the Company met with representatives of Financial Sponsor B in person to provide the Company’s management presentation.

On November 9, 2022, despite the message from Qatalyst Partners that its proposed price was not sufficient, Financial Sponsor C executed a confidentiality agreement with the Company. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, the Company entered into an agreement providing for a change of control transaction with a third party.

On November 10, 2022, representatives of Thoma Bravo informed representatives of Qatalyst Partners that they would be in a position to provide a revised proposal by the following week. Also on November 10, representatives of Qatalyst Partners told representatives of Financial Sponsor A and Financial Sponsor B, respectively, that they would need to provide revised proposals by November 17, 2022.

On November 16, 2022, representatives of Qatalyst Partners spoke with Financial Sponsor A to understand how they were progressing, since Financial Sponsor A had indicated they would be in a position to provide a revised indication by this date. Financial Sponsor A stated that it was trying to remain in their initial range of $78.00 to 82.00 per share, and while it continued to work diligently, it would need access to full due diligence and access to debt financing sources to be able to put forth a revised, fully informed and certain proposal.

Also on November 16, 2022, representatives of Qatalyst Partners spoke with a representative of Financial Sponsor B, and the representative of Financial Sponsor B stated that, despite its prior indication that Financial Sponsor B might be able to get to a valuation range of between $80.00 and $82.00 per share, it was not likely to be able to do so and, based on the trends in the Company’s business, Financial Sponsor B reverted back to its initial price of $70.00 per share. The representatives of Financial Sponsor B also stated that they would need a partner to effect a transaction.

On November 17, 2022, the Company and Strategic Party E executed a confidentiality agreement that included a customary standstill provision that would terminate if, among other things, the Company entered into an agreement providing for a change of control transaction with a third party. Later that day, representatives of the Company met virtually with representatives of Strategic Party E to provide the Company’s management

Coupa Software Incorporated	Notice and Proxy Statement	43

presentation. Given the Company’s uncertainty at this stage about Strategic Party E’s level of interest in an acquisition of the Company and the fact that Strategic Party E was a potential competitor of the Company, Strategic Party E was not provided with the non-public financial and operating information regarding the Company that had been provided to Thoma Bravo, Financial Sponsor A and Financial Sponsor B.

Also on November 17, 2022, in the evening, representatives of Thoma Bravo sent a letter to representatives of Qatalyst Partners with a non-binding proposal for an acquisition of the Company at a price of $75.00 per share. The letter noted that $75.00 per share represented a 55% premium to the Company common stock’s closing share price of $48.34 on that day and requested 30 days of exclusivity. On the same day, representatives of Financial Sponsor A reached out to the representatives of Qatalyst Partners and reaffirmed that they were continuing to work with their partners to remain within their initial indicative range of $78.00 to $82.00 per share.

On November 18, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to receive an update on the interactions that had occurred to date with various parties regarding a potential sale transaction involving the Company. The representatives of Qatalyst Partners stated that each of Strategic Party E, Strategic Party F and Strategic Party G had been contacted, and that Strategic Party F and Strategic Party G had both declined to pursue a potential transaction. The representatives of Qatalyst Partners said that Strategic Party E had expressed interest in pursuing a potential transaction, but that they were moving very slowly despite strong encouragement from Qatalyst Partners to move more deliberately if they were genuinely interested. The representatives of Qatalyst Partners reviewed the revised and reaffirmed proposals received from Thoma Bravo and Financial Sponsor A, respectively, and reported that both Thoma Bravo and Financial Sponsor A had stressed the importance of being able to conduct full due diligence and to talk to both equity and debt financing sources in order to be able to put forward firm proposals that were certain and actionable. The representatives of Qatalyst Partners then provided updates on other interactions with financial sponsor parties, noting that Financial Sponsor D had declined to participate in the process. The representatives of Qatalyst Partners also reported on the conversation with Financial Sponsor B, noting that they had not remained within their revised indicative range of $80.00 to $82.00 per share, were now back to their initial indication at $70.00 per share and needed to add an equity partner in order to put forth a firm offer, citing the Company’s recent deceleration in growth and declining bookings.

Also at the meeting, representatives of the Company’s management team reviewed with the Board an updated preliminary management plan that reflected two scenarios, the first of which was consistent with the plan discussed with the Board at its meeting on October 21, 2022, and the second of which reflected the potential upsides discussed by management and the Board at that meeting and again at the meeting of the Board on October 30, 2022. The representatives of Qatalyst Partners reviewed the Company’s preliminary financial information and Qatalyst Partners’ analysis with respect to the Company utilizing the updated preliminary management plan. After discussion, the Board asked management to prepare a further revised plan and forecast reflecting the conservative revenue growth assumptions in one of the two scenarios in light of the macroeconomic outlook, but reflecting additional cost reductions by the Company in order to strengthen and improve margins, expressing the Board’s view that such a forecast would reflect the Board’s best estimates for the future outlook for the Company. After further discussion, the Board determined that, in light of the Company’s standalone prospects and outlook, it would be beneficial to continue discussions with the parties that had expressed meaningful interest in a potential acquisition of the Company and to allow them to complete their due diligence, receive and mark-up a merger agreement and arrange financing so that the Company and the Board would then be in a position to have the firmest bids possible to evaluate if they provided superior value for stockholders relative to the Company’s risk-adjusted standalone value. The Board determined to provide full due diligence access to Thoma Bravo and Financial Sponsor A, and also authorized representatives of Qatalyst Partners to provide diligence access at a future date to any other bidders who submitted proposals with an appropriate value range and had demonstrated conviction regarding a potential transaction, including as a potential equity partner to Thoma Bravo, Financial Sponsor A or another bidder. The Board also discussed that, were the Company ultimately to agree to a transaction, it would be optimal to announce the transaction on or prior to December 12, 2022, the scheduled date of the Company’s quarterly earnings call, because if the

44	Notice and Proxy Statement	Coupa Software Incorporated

Company common stock continued to trade negatively after the earnings announcement, there was significant risk that interested parties would reduce their offers based on any adverse market reaction to the earnings announcement.

Also at the Board meeting on November 18, 2022, the Board determined that it would be beneficial to create a committee so that a smaller group of directors would be available to Company management and the financial and legal advisors, including at times when it was not practicable to convene the full Board. The Board then created a committee of the Board, which we refer to as the “transaction committee”, for that purpose, comprised of independent director Ms. Brennan, lead independent director Mr. Siboni and independent director Tayloe Stansbury. The transaction committee was not created to address any actual or perceived conflict of interest.

Later on November 18, 2022, representatives of Financial Sponsor B presented representatives of Qatalyst Partners with a verbal non-binding proposal for an acquisition of the Company at a price of $70.00 per share. The representatives of Qatalyst Partners informed representatives of Financial Sponsor B that they would not be moving forward.

On November 21, 2022, the Company made available to Thoma Bravo and Financial Sponsor A due diligence materials through a virtual data room, and between November 21, 2022 and December 11, 2022, representatives of Company management and Qatalyst Partners had numerous calls and meetings with representatives of Thoma Bravo and Financial Sponsor A regarding due diligence. Also on November 21, 2022, representatives of another financial sponsor, which we refer to as “Financial Sponsor H” reached out to representatives of Qatalyst Partners to express an interest in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor H to provide a preliminary indication of value based on public information.

On November 22, 2022, the transaction committee held a meeting by videoconference with Company management and representatives of Freshfields in attendance to review the key terms of the draft merger agreement that was being prepared by Freshfields before submitting the draft to potential bidders. After discussion, the transaction committee determined that the initial draft merger agreement should include, among other terms, (1) a go-shop period of 50 days, (2) a termination fee payable by the Company equal to 1.0% of the Company’s fully diluted equity value based on the merger consideration if the merger agreement was terminated under certain circumstances in connection with a superior proposal received prior to the end of the go-shop period, (3) a termination fee payable by the Company equal to 2.0% of the Company’s fully diluted equity value based on the merger consideration if the merger agreement was terminated under certain other circumstances and (4) a termination fee payable by the potential acquiror equal to 8.0% of the Company’s fully diluted equity value based on the merger consideration if the merger agreement was terminated under certain other circumstances. The transaction committee instructed the representatives of Freshfields to update the draft merger agreement based on the discussions in the meeting.

On November 22, 2022, the compensation committee of the Board held a meeting by videoconference with representatives of Freshfields in attendance to review the treatment of equity awards in the draft merger agreement, as well as some of the key compensation and benefits-related terms of the draft merger agreement. The compensation committee noted that the draft merger agreement contemplated that Mr. Bernshteyn’s July 2022 Company PSUs would be treated in accordance with the terms of the underlying award agreement, which would likely result in those Company PSUs being cancelled for no consideration.

Also on November 22, 2022, representatives of a financial sponsor, which we refer to as “Financial Sponsor I”, reached out to representatives of Qatalyst Partners to express an interest in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor I to provide a preliminary indication of value based on public information.

On November 23, 2022, representatives of Financial Sponsor I sent a letter to Qatalyst Partners detailing a non-binding proposal for an acquisition of the Company at a price of $75.00 per share. While Financial Sponsor I

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initially indicated that it would expect to lead an acquisition, it later informed representatives of Qatalyst Partners that they would instead be better positioned as an equity partner to another financial sponsor.

Also on November 23, 2022, representatives of Financial Sponsor H sent a letter to the Board with a non-binding proposal for an acquisition of the Company at a price per share of between $65.00 and $68.00 and stating that they would expect to co-lead the acquisition with one or more equity partners.

Also on November 23, 2022, representatives of Freshfields sent a draft merger agreement reflecting the terms approved by the transaction committee to representatives of Kirkland & Ellis LLP, Thoma Bravo’s legal counsel (which we refer to as “Kirkland”), and to representatives of Financial Sponsor A’s legal counsel.

In the afternoon of November 23, 2022, Bloomberg published an article stating that a certain financial sponsor was exploring an acquisition of the Company but that no deal was imminent. Following the Bloomberg report, the Company’s stock price closed at $58.93 on November 23, 2022, compared to $45.72 on November 22, 2022 (the trading day ended immediately prior to the Bloomberg report).

On November 25, 2022, representatives of Qatalyst Partners spoke to representatives of Financial Sponsor C to inform them that they would be provided with access to non-public information regarding the Company. During the call, the representatives of Financial Sponsor C informed the representatives of Qatalyst Partners that they were still in the range of $70.00 to $75.00 per share proposed in the letter they had sent to the Board on November 1, 2022. Later that day, the Company made available to Financial Sponsor C due diligence materials through the virtual data room.

On November 25, representatives of Qatalyst Partners sent a draft confidentiality agreement to Financial Sponsor I, and the Company and Financial Sponsor I executed the agreement on November 26, 2022. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, the Company entered into an agreement providing for a change of control transaction with a third party.

On November 26, 2022, the Company made available to Financial Sponsor I due diligence materials through the virtual data room.

Following the Bloomberg article on November 23, 2022, several stockholders of the Company sent communications to the Company and/or the Board representing a range of views, with some encouraging the Company to pursue a sale and others voicing concerns regarding the pursuit of a sale given the current market conditions. Among the stockholders voicing concerns, some indicated that they would oppose a transaction for a sale of the Company unless it were at a price above the price ultimately agreed to by Thoma Bravo, while others indicated that a price below that level would be acceptable. Stockholders encouraging the Company to pursue a transaction indicated that they believed a well-run process would likely result in an acceptable value. All of these communications were shared with the Board.

On November 26, 2022, representatives of a financial sponsor, which we refer to as “Financial Sponsor J”, reached out to representatives of Qatalyst Partners to express an interest in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor J to provide a preliminary indication of value based on public information.

On November 27, 2022, the draft merger agreement was posted to the virtual data room so that other parties (as well as Thoma Bravo and Financial Sponsor A) would have access to it once they received data room access.

On November 28, 2022, representatives of Strategic Party E called representatives of Qatalyst Partners to communicate that they did not wish to continue discussions regarding a potential acquisition of the Company based on Strategic Party E’s view of the Company’s expected growth and margins, operational challenges and integration complexity. Also on November 28, 2022, representatives of a financial sponsor, which we refer to as

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“Financial Sponsor K”, reached out to representatives of Qatalyst Partners to express an interest in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor K to provide a preliminary indication of value based on public information.

On November 29, 2022, the Board held a regularly scheduled in-person meeting with management in attendance. At the meeting, Company management discussed with the Board the updated management plan that the Board had requested management to prepare, including the Financial Forecasts (as described under “—Certain Financial Forecasts”) and key assumptions underlying the updated management plan. After discussion, the Board approved the Financial Forecasts for use in the Board’s evaluation of a potential acquisition of the Company, and instructed Company management to provide the Financial Forecasts to Qatalyst Partners and to parties that had been provided access to the virtual data room in connection with discussions regarding a potential acquisition of the Company.

Also on November 29, 2022, a representative of a large stockholder of the Company emailed members of Company management requesting a meeting with Mr. Siboni, the Company’s lead independent director, in order to share its views on the public market discourse regarding the Company following the Bloomberg report.

Also on November 29, 2022, representatives of another financial sponsor, which we refer to as “Financial Sponsor L”, called representatives of Qatalyst Partners to say that they would be interested in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor L to provide a preliminary indication of value based on public information.

On November 30, 2022, representatives of a financial sponsor, which we refer to as “Financial Sponsor M”, called representatives of Qatalyst Partners to say that they would be interested in a potential acquisition of the Company. The representatives of Qatalyst Partners told the representatives of Financial Sponsor M to provide a preliminary indication of value based on public information.

Later on November 30, 2022, the Board held a meeting by videoconference with Company management and representatives of Freshfields in attendance to discuss the interactions that had occurred to date with various parties regarding a potential sale transaction involving the Company. After the Board meeting, also on November 30, 2022, the transaction committee held a meeting by videoconference with all members of the Board (other than Mr. Bernshteyn who had another commitment) and representatives of Qatalyst Partners and Freshfields in attendance and further discussed the interactions that had occurred to date with various parties regarding the potential sale transaction involving the Company. In both meetings, it was discussed that Thoma Bravo and Financial Sponsor A had completed the most work to date. It was also discussed that Strategic Party E had withdrawn from the process. It was also discussed that Financial Sponsor I had made a proposal at $75.00 per share, but that they had informed Qatalyst Partners that they were more interested in acting as a financing source to another financial sponsor and so Qatalyst Partners had provided them with access to the virtual data room. It was also discussed that Financial Sponsor H had provided an indication of interest at a price of between $65.00 and $68.00 per share, but given that their indication was so much lower than other involved parties, Financial Sponsor H would not be given access to the virtual data room. The Board members were also informed of the outreach from Financial Sponsor K, Financial Sponsor L and Financial Sponsor M and that the representatives of Qatalyst Partners had told them to put forward a written non-binding proposal based on public information for consideration by the Board if they were interested in doing so. During the transaction committee meeting, the transaction committee discussed with the representatives of Qatalyst Partners and Freshfields a potential timeline for seeking fully diligenced and fully financed proposals for a potential transaction. The transaction committee instructed representatives of Qatalyst Partners to reach out to Thoma Bravo and Financial Sponsor A (the two parties that were the most advanced in their efforts) to ask whether either party believed they would be able to finalize their due diligence and arrange financing by December 12th, which was the scheduled date of the Company’s quarterly earnings call.

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Also on November 30, 2022, after the Board meeting, representatives of Financial Sponsor M presented representatives of Qatalyst Partners with a verbal non-binding proposal for an acquisition of the Company at a price per share of between $70.00 and $75.00, subject to confirmation based on additional diligence.

On December 1, 2022, representatives of Financial Sponsor K sent a letter to the Board with a non-binding proposal for an acquisition of the Company at a price between $68.00 and $71.00 per share. Also on December 1, representatives of Financial Sponsor L called representatives of Qatalyst Partners to say that they would be interested in playing a role in a potential acquisition of the Company as an equity partner to another bidder and at a price of between $70.00 and $80.00 per share. On the same day, representatives of Financial Sponsor J called representatives of Qatalyst Partners to state that their interest was in potentially making an equity investment in the Company as opposed to an acquisition.

Later on December 1, 2022, representatives of the Company met virtually with representatives of Financial Sponsor I to provide the Company’s management presentation.

On December 2, representatives of Financial Sponsor A’s legal counsel sent a revised draft of the merger agreement to representatives of Freshfields. This draft of the merger agreement (1) eliminated the go-shop provision, (2) proposed a Company termination fee of 3.75% of the fully diluted equity value of the Company based on the merger consideration, (3) provided that the Company was to reimburse Financial Sponsor A’s transaction expenses up to $40 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (4) proposed an acquiror termination fee of 4.25% of the fully diluted equity value of the Company based on the merger consideration.

Also on December 2, Mr. Siboni and a representative of Company management met with representatives of the large stockholder that had reached out to the Company on November 29, 2022. The stockholder expressed its views regarding a potential transaction and regarding the Company’s standalone prospects, and suggested that they may be supportive of a sale of the Company at a price at or below the price ultimately agreed to by Thoma Bravo. Mr. Siboni and the representative of the Company were in “listen only” mode during the entirety of the meeting given that the Company was in a quiet period leading up to quarterly earnings and because the Company had not made any public comment on the market speculation regarding a potential sale.

On December 4, 2022, the transaction committee held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to receive an update on the status of discussions with the various potentially interested parties. The representatives of Qatalyst Partners reported that Thoma Bravo and Financial Sponsor A continued to be the two parties that were working the hardest to complete due diligence and finalize their financing as promptly as practicable, including trying to see if a transaction could be finalized prior to December 12th (when the Company would be reporting its quarterly earnings). The representatives of Qatalyst Partners stated that Financial Sponsor A indicated that it was possible they would need to partner with another financial sponsor as a financing source in order to obtain committed financing. The representatives of Qatalyst Partners noted that, in thinking about who to partner with Financial Sponsor A (were they to need a partner), an important consideration was whether a partner would impair getting the highest price by not being willing to support a bid at a value that the lead partner in the potential consortium was willing to pay. In that regard, they noted that Financial Sponsor I, who had expressed an interest in participating in a transaction but had stated that they would not be able to effect a transaction on their own and would prefer to be a partner to another bidder, had given an indication of interest at a price of $75.00 per share of Company common stock and seemed to be fully engaged in due diligence. Other potential partners, on the other hand, either seemed less engaged and informed than Financial Sponsor I or had expressed an interest in a transaction at lower values. Following discussion, the transaction committee authorized the representatives of Qatalyst Partners to pair Financial Sponsor A with Financial Sponsor I were Financial Sponsor A to need another financial sponsor as a financing source. Also at the meeting, the representatives of Freshfields reviewed the key issues raised in the markup of the merger agreement that had been received from counsel to Financial Sponsor A and received feedback from the members of the transaction committee on those items. The transaction committee also

48	Notice and Proxy Statement	Coupa Software Incorporated

authorized Freshfields to take similar positions based on that feedback in responding to the mark-up to be received from Thoma Bravo.

Also on December 4, 2022, representatives of the Company met representatives of Financial Sponsor C in person to provide the Company’s management presentation.

Also on December 4, 2022, representatives of Freshfields sent a revised draft of the merger agreement to representatives of Financial Sponsor A’s legal counsel. This draft of the merger agreement (1) accepted the elimination of the “go-shop” provision and proposed a Company termination fee of 2.5% of the fully diluted equity value of the Company based on the merger consideration, (2) eliminated the provision requiring the Company to reimburse Financial Sponsor A’s transaction expenses up to $40 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) proposed an acquiror termination fee of 7.0% of the fully diluted equity value of the Company based on the merger consideration.

Later on December 4, 2022, representatives of Kirkland sent a revised draft of the merger agreement to representatives of Freshfields on behalf of Thoma Bravo. This draft of the merger agreement (1) eliminated the go-shop provision, (2) proposed a Company termination fee of 3.5% of the fully diluted equity value of the Company based on the merger consideration, (3) provided that the Company was to reimburse Financial Sponsor A’s transaction expenses up to $10 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (4) proposed an acquiror termination fee of 5.0% of the fully diluted equity value of the Company based on the merger consideration.

On December 5, 2022, representatives of Financial Sponsor A’s legal counsel sent initial drafts of an equity commitment letter and limited guarantee to representatives of Freshfields. Over the next several days, until December 11, 2022, the representatives of Freshfields and the representatives of Financial Sponsor A’s legal counsel negotiated the terms of the equity commitment letter and limited guarantee.

Also on December 5, 2022, representatives of Kirkland sent an initial draft of an equity commitment letter to representatives of Freshfields, and, on December 6, 2022, representatives of Kirkland sent an initial draft of a limited guarantee to representatives of Freshfield. Over the next several days, until December 11, 2022, the representatives of Freshfields and the representatives of Kirkland negotiated the terms of the equity commitment letter and limited guarantee.

Also on December 5, 2022, Mr. Bernshteyn met virtually with a representative of Thoma Bravo to discuss the potential acquisition of the Company by Thoma Bravo, during which meeting the representative of Thoma Bravo expressed Thoma Bravo’s enthusiasm regarding the potential acquisition.

Also on December 5, 2022, representatives of Financial Sponsor A reached out to representatives of Qatalyst Partners for permission to work with another financial sponsor as a financing source, and, based on the prior authorization from the transaction committee, the representatives of Qatalyst Partners authorized Financial Sponsor A and Financial Sponsor I to work together.

On December 6, 2022, representatives of Financial Sponsor C called representatives of Qatalyst Partners to inform them that, based on the diligence that Financial Sponsor C had performed and its views of the trends in business, Financial Sponsor C’s proposed price for an acquisition of the Company was now in the low $70s per share.

Also on December 6, 2022, representatives of Freshfields sent a revised draft of the merger agreement to representatives of Kirkland. This draft of the merger agreement (1) proposed a Company termination fee of 2.5% of the fully diluted equity value of the Company based on the merger consideration, (2) eliminated the provision requiring the Company to reimburse Financial Sponsor A’s transaction expenses up to $10 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) proposed an acquiror termination fee of 7.0% of the fully diluted equity value of the Company based on the merger consideration.

Coupa Software Incorporated	Notice and Proxy Statement	49

On December 7, 2022, the transaction committee held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to receive an update on the status of discussions with the various potentially interested parties in connection with the process being undertaken by the Company to evaluate a potential sale of the Company. The representatives of Qatalyst Partners informed the transaction committee that potential bidders had been asked to provide updated proposals by December 9, 2022.

Also on December 7, 2022, representatives of Financial Sponsor A’s legal counsel sent a revised draft of the merger agreement to representatives of Freshfields. This draft of the merger agreement (1) proposed a Company termination fee of 3.5% of the fully diluted equity value of the Company based on the merger consideration, (2) added back the provision that the Company was to reimburse Financial Sponsor A’s transaction expenses up to $40 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) proposed an acquiror termination fee of 4.5% of the fully diluted equity value of the Company based on the merger consideration.

On December 8, 2022, representatives of Freshfields sent a revised draft of the merger agreement to representatives of Financial Sponsor A’s legal counsel that again (1) proposed a Company termination fee of 2.5% of the fully diluted equity value of the Company based on the merger consideration, (2) eliminated the provision requiring the Company to reimburse Financial Sponsor A’s transaction expenses up to $40 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) proposed an acquiror termination fee of 7.0% of the fully diluted equity value of the Company based on the merger consideration. Over the next several days, until December 11, 2022, the representatives of Freshfields and the representatives of Financial Sponsor A’s legal counsel continued to negotiate the terms of the merger agreement.

On December 9, 2022, representatives of Thoma Bravo sent a letter to representatives of Qatalyst Partners with a non-binding proposal for an acquisition of the Company at a price of $73.00 per share (representing a premium of 59.7% to the $45.72 closing price of the Company’s common stock on November 22, 2022, the trading day ended immediately prior to the publication of Bloomberg’s report that a financial sponsor was exploring a potential acquisition of the Company) and a request for exclusivity until market open on December 12, 2022. The representatives of Thoma Bravo also sent a revised draft of the merger agreement that (1) proposed a Company termination fee of 3.0% of the fully diluted equity value of the Company based on the merger consideration, (2) provided that the Company was to reimburse Thoma Bravo’s transaction expenses up to $7.5 million if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) proposed an acquiror termination fee of 6.0% of the fully diluted equity value of the Company based on the merger consideration. Over the next several days, until December 11, 2022, the representatives of Freshfields and the representatives of Kirkland continued to negotiate the terms of the merger agreement.

Also on December 9, 2022, representatives of Financial Sponsor A sent a letter to representatives of Qatalyst Partners with a non-binding proposal for an acquisition of the Company at a price of $76.00 per share (representing a premium of 66.2% to the closing price of the Company’s common stock on November 22, 2022) and a request for exclusivity until 9:00 am, Eastern time, on December 12, 2022.

Later on December 9, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to receive a summary of the bids that had been received from each of Thoma Bravo and Financial Sponsor A regarding a potential all-cash acquisition of the Company. The representatives of Qatalyst Partners reviewed the two proposals and provided the Board with an update on the interactions that had occurred to date with Thoma Bravo and Financial Sponsor A and the other parties regarding a potential sale transaction involving the Company. The representatives of Qatalyst Partners noted that each of Thoma Bravo and Financial Sponsor A had cited the challenges evident in the Company’s forecast and the difficult environment facing the software industry as well as the risks inherent in the Company’s plan when delivering their bids. The representatives of Freshfields reviewed with the Board the key differences between the terms in the transaction documentation that had been negotiated with each of Thoma Bravo’s and Financial Sponsor A’s counsel to date. After further discussion, the Board instructed the representatives of Qatalyst

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Partners to let Thoma Bravo know that they were not the highest bidder and, as a result, if they were not able to improve their bid the Company would not transact with them and would go in a different direction. The Board also instructed the representatives of Qatalyst Partners to let Financial Sponsor A know that there were a number of places in their draft transaction documents where the Board wanted to see improvement. The representatives of Qatalyst Partners conveyed these messages to representatives of Thoma Bravo and Financial Sponsor A, respectively, shortly after the meeting. The representatives of Thoma Bravo told the representatives of Qatalyst Partners that they would be able to increase their price and would revert the following day with a revised proposal.

On December 10, 2022, representatives of Thoma Bravo presented representatives of Qatalyst Partners with a verbal, non-binding proposal for an acquisition of the Company at a price of $77.00 per share.

Also on December 10, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance to receive an update on the discussions with Thoma Bravo and Financial Sponsor A regarding the potential sale transaction involving the Company. The representatives of Qatalyst Partners reported that Thoma Bravo submitted a revised bid of $77.00 per share. The representatives of Qatalyst Partners also reported that they had then contacted Financial Sponsor A to let them know that they were not the highest bidder, and that Financial Sponsor A had stated that they would be willing to improve from their last price of $76.00 per share. After discussion, the Board determined that it needed to obtain improved proposals at higher prices from each bidder, and that the best way to achieve this objective was to set a final bid deadline for the following day at which time both bidders would need to have all of their transaction documentation finalized and then submit “best and final bids” so that the Board could have the firmest bids possible so it could then evaluate whether the bids provided superior value for stockholders relative to the Company’s risk-adjusted standalone value. Shortly after the meeting, the representatives of Qatalyst Partners reached out to each of Thoma Bravo and Financial Sponsor A to ask them to submit their best and final bids no later than 10:00 a.m. Pacific Time on the following day.

Later that day, representatives of Kirkland and representatives of Financial Sponsor A’s legal counsel each sent revised drafts of the merger agreement that provided for (1) a Company termination fee of 3.0% of the fully diluted equity value of the Company based on the merger consideration, (2) no reimbursement of the acquiror’s expenses by the Company if the deal was terminated due to the Company’s failure to obtain stockholder approval and (3) an acquiror termination fee of 6.5% of the fully diluted equity value of the Company based on the merger consideration.

Shortly before 10:00 a.m. Pacific Time on December 11, 2022, representatives of Financial Sponsor A sent a letter to representatives of Qatalyst Partners with a non-binding proposal for an acquisition of the Company at a price of $79.05 per share and representatives of Thoma Bravo sent a letter to representatives of Qatalyst Partners with a non-binding proposal for an acquisition of the Company at a price of $81.00 per share (representing a premium of 77.2% to the $45.72 closing price of the Company’s common stock on November 22, 2022).

Later that day on December 11, 2022, the Board held a meeting by videoconference with Company management and representatives of Qatalyst Partners and Freshfields in attendance. The Board discussed the proposals that had been received from Thoma Bravo and Financial Sponsor A with Company management and representatives of Qatalyst Partners and Freshfields and concluded that the Thoma Bravo proposal was more favorable to the Company on financial and legal terms. A representative of Freshfields delivered a legal presentation outlining the terms of the final draft of the merger agreement and the final drafts of the debt and equity financing documentation that representatives of Thoma Bravo had delivered, and reviewed with the Board its fiduciary duties. Following the legal presentation, representatives of Qatalyst Partners reviewed with the Board its financial analyses of the merger consideration proposed by Thoma Bravo and, at the request of the Board, rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 11, 2022, which is attached to this proxy statement as Annex B, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the merger consideration to be received pursuant to and in accordance with the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of

Coupa Software Incorporated	Notice and Proxy Statement	51

Parent) was fair, from a financial point of view, to such holders, as set forth in such opinion as more fully described in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor”. The Board also reviewed an updated disclosure statement from Qatalyst Partners identifying prior or current engagements or relationships between Qatalyst Partners and affiliates of Thoma Bravo, Financial Sponsor A, Financial Sponsor C, Financial Sponsor I and certain equity financing sources of the foregoing. The Board then recessed and the compensation committee conducted a meeting with the full Board in attendance, and reviewed and approved the treatment of the Company’s outstanding equity awards in the merger agreement as well as certain other compensation and benefits-related matters in the merger agreement. Following the meeting of the compensation committee, the Board reconvened.

After discussion and consideration of a variety of factors, including those discussed under “—Reasons for the Merger”, the Board resolved to proceed with the proposal from Thoma Bravo and unanimously (1) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable, (3) directed that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock in accordance with the terms of the merger agreement and (4) resolved to recommend that the holders of Company common stock adopt the merger agreement.

Following the meeting of the Board, the parties executed the merger agreement and the other transaction documents, including the voting agreement, the debt and equity commitment letters and the limited guarantee.

The following morning, on December 12, 2022, the Company issued a press release announcing the execution of the merger agreement and the proposed terms of the acquisition by Thoma Bravo.

Recommendation of the Board

At the special meeting of the Board on December 11, 2022, after consideration, including of the material factors described in the section below entitled “—Reasons for the Merger”, and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously:

•

authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	determined that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declared the merger agreement advisable;

•	directed that the Company submit the adoption of the merger agreement to a vote of Company stockholders in accordance with the terms of the merger agreement; and

•	resolved to recommend that Company stockholders adopt the merger agreement.

Reasons for the Merger

As described above in the section of this proxy statement entitled “—Background of the Merger”, prior to and in reaching its unanimous determination to (1) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determine that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declare the merger agreement advisable, (3) direct that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock in accordance with the terms of the merger agreement and (4) resolve to recommend that the

52	Notice and Proxy Statement	Coupa Software Incorporated

holders of Company common stock adopt the merger agreement, the Board consulted with and received the advice of its financial advisor and outside legal counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):

•

The merger consideration represents a significant premium across a number of measuring periods. The merger consideration of $81.00 per share was an attractive value for the shares of the Company’s common stock and represented:

•

a 77% premium over the $45.72 closing price of the Company common stock on November 22, 2022 (the last full trading day prior to published market speculation regarding a potential sale of the Company);

•	a 72% premium over the volume weighted average price of the Company common stock of $47.12 reported for the five-trading day period ended November 22, 2022;

•	a 64% premium over the volume weighted average price of the Company common stock of $49.41 reported for the 30-trading day period ended November 22, 2022; and

•	a 37% premium over the volume weighted average price of the Company common stock of $59.02 reported for the 90-trading day period ended November 22, 2022;

•

Risks relating to remaining a stand-alone company. The Board evaluated the Company’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan. This evaluation included the Board’s review of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which the Company competes, including the potential impact (which cannot be quantified) of those factors on the trading price of the Company’s common stock. The Board ultimately determined that the certainty of value provided by the acquisition of the Company by Parent for $81.00 per share in cash was more favorable to Company stockholders than the risk-adjusted value of remaining an independent public company, after accounting for the risks and uncertainties that the Company would face if it continued to operate on a standalone public company basis. Such risks include:

•	risks relating to the industry in which the Company operates, including, but not limited to, the competitive market for BSM software;

•

risks relating to the Company’s ability to sustain its historical revenue growth given the deceleration of momentum in the business amid a turbulent macroeconomic environment that has contributed to a meaningful decline in new ACV bookings growth during fiscal year 2023;

•

risks related to the Company’s ability to meet public market analysts’ expectations of future growth, including the fact that management’s forecasted revenue growth for fiscal year 2024 and 2025 in the Financial Forecasts is considerably lower than public market analysts’ estimates;

•

challenges of making potential investments to achieve long-term growth prospects while a publicly traded company that is subject to scrutiny based on its quarter-over-quarter performance, including the likely need for organizational changes to optimize the Company’s business if the Company were to remain a standalone company;

•	the Company’s recent third quarter 2023 financial results, which were below certain analyst expectations of the Company’s financial performance.

•	risks relating to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

Coupa Software Incorporated	Notice and Proxy Statement	53

•

risks relating to the operation of the Company, including, but not limited to, adverse global economic conditions, including rising interest rates, macroeconomic headwinds, volatility in the public markets, the deterioration or disruption in the software market, financial markets or global supply chains, including the impact of geopolitical events, including the possibility that business conditions, for the Company and the larger economy, may not improve and could get worse;

•	risks relating to the Company’s sale of its services to enterprises with complex operating environments, which tend to result in long and unpredictable sales cycles;

•	risks relating to existing customers’ subscription renewals and purchase of additional subscriptions;

•	risks relating to ongoing lawsuits and claims related to intellectual property rights or other legal and regulatory matters;

•	risks relating to any failure of the Company to protect its intellectual property rights;

•	risks relating to the Company’s ability to integrate its platform with a variety of third-party technologies;

•

risks relating to the Company’s substantial debt obligations, including the Convertible Notes and other obligations, which could impair the Company’s financial condition and adversely affect its ability to settle conversions of, or to refinance, repurchase or redeem, the Convertible Notes and to fund its operations or other capital requirements; and

•

other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and on Form 10-Q for the fiscal quarters ended April 30, 2022, July 31, 2022 and October 31, 2022.

•

Process to explore a sale of the Company. The Board considered the process it undertook, with the assistance of its independent financial advisor, for soliciting and responding to offers from the financial and strategic third parties that were believed to be the most willing and able to pay the highest and best price for the Company, which included contacting, or responding to, 14 potential acquirors, entering into non-disclosure agreements with seven potential acquirors, providing management presentations to five potential acquirors, granting access to a data room containing detailed due diligence materials to four potential acquirors, receiving non-binding offers from eight potential acquirors and receiving two final fully diligenced and financed proposals, one of which was from Thoma Bravo, and the fact that, although several of the potential acquirors had noted the difficulty in obtaining financing and the terms available in the current condition of the financing markets, Thoma Bravo had obtained committed debt and equity financing for the full amount necessary to fund the aggregate merger consideration, including the fact that, despite the increased likelihood of interested third parties as a result of Bloomberg’s publication of an article on November 23, 2022 stating that a certain financial sponsor was exploring an acquisition of the Company, no other potential acquirors provided the Company with a proposal superior to that of Thoma Bravo, as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”, in each case as further described above under the section of this proxy statement entitled “—Background of the Merger”.

•

Strategic alternatives to a sale of the Company. The Board considered the potential risks, benefits and uncertainties associated with remaining an independent public company as a possible strategic alternative to the sale of the entire Company (including the potential value to Company stockholders based on the Company’s strategic plan that could be expected to be generated from remaining an independent public company). Based on the foregoing, the Board determined that such alternatives were not likely to create more value on a risk-adjusted basis than the merger consideration for the foreseeable future.

•

Negotiations with interested parties. The Board considered the course and history of competitive, extensive and arm’s-length negotiations with two third parties that submitted fully diligenced and fully

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financed offers, which negotiations the Board believed resulted in the Company obtaining the highest and best price that the Thoma Bravo Fund was willing to pay for the Company, as evidenced by the Company’s ability to increase the Thoma Bravo Fund’s proposed price per share of Company common stock from $75.00 in its November 17, 2022 initial written proposal to $81.00 per share in its December 11, 2022 final offer, as further described above under the section of this proxy statement entitled “—Background of the Merger”. It is the Board’s belief that, based on discussions with the Thoma Bravo Fund and other potential counterparties, the final proposal submitted by the Thoma Bravo Fund represented the best and final offer and the highest price per share of Company common stock that the Thoma Bravo Fund or any other potential counterparty would be willing to pay, particularly given the condition of the financing markets and broader macroeconomic climate, and any request for a further price increase or solicitation of additional bids from other third parties would have created a meaningful risk that the Thoma Bravo Fund might determine to withdraw its final proposal and to terminate negotiations, in which event Company stockholders would lose the opportunity to obtain the proposed $81.00 per share of Company common stock in cash being offered.

•

Financial conditions, results of operations and prospects of the Company. The Board considered the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s senior management, which reflect an application of various assumptions of senior management, and the inherent uncertainty of achieving senior management’s prospective forecasts, as set forth below under the section of this proxy statement entitled “ —Certain Financial Forecasts”, and that as a result the Company’s actual financial results in future periods could differ materially from senior management’s forecasts. The Board also considered its assessment, taking into account the other factors described herein, of the Company’s value on a standalone basis relative to the $81.00 per share of Company common stock to be paid in cash in connection with the merger, and the possibility that the trading price of shares of Company common stock would not reach and sustain such price, or that doing so could take a considerable period of time.

•

Economic conditions. The Board considered the then current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, which could negatively affect the Company’s financial performance.

•

Cash consideration. The Board considered the fact that the merger consideration is all cash, which provides certainty, immediate value and liquidity to holders of Company common stock, especially when viewed against any internal or external risks and uncertainties associated with the Company’s stand-alone strategy, immediately upon the closing of the merger. The Board weighed the certainty of realizing a compelling value for shares of Company common stock by virtue of the merger against the uncertain prospect that the trading value for the Company’s common stock would approach the merger consideration within the foreseeable future, which the Board considered unlikely. In reaching such a conclusion, the Board considered a number of factors, including that the Company’s market value immediately prior to the execution of the merger agreement likely reflected speculation on a potential acquisition of the Company and that, if the Board were not to engage in a transaction, the Company’s market value would likely decline, potentially significantly.

•

Opinion of Qatalyst Partners. The Board considered the financial analyses reviewed and discussed with the Board by representatives of Qatalyst Partners, as well as the oral opinion of Qatalyst Partners, subsequently confirmed in writing, which written opinion is attached to this proxy statement as Annex B, rendered to the Board, that as of December 11, 2022, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the merger consideration to be received by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as set forth in such opinion as more fully described below in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor”.

Coupa Software Incorporated	Notice and Proxy Statement	55

•

Capabilities of Thoma Bravo. The Board considered the consolidated financial strength and industry expertise of Thoma Bravo, including the successful track record that Thoma Bravo has developed in acquiring other companies, and in particular other public companies.

•

Availability and certainty of financing. The Board considered the fact that the merger is not subject to a financing condition, that the Thoma Bravo Fund has obtained committed debt financing for the merger from reputable financing sources, and that the Thoma Bravo Fund has committed to make available and provide to Parent, pursuant to the equity commitment letter, the full amount necessary, along with the committed debt financing, to fund the aggregate merger consideration, as further described below in the section of this proxy statement entitled “—Financing of the Merger”. The Board also considered the fact that if any portion of the debt financing for the merger becomes unavailable, Parent is required to use reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the merger.

•

Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the limited conditions to closing and the customary nature of the representations, warranties, covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Parent, which were conducted at arm’s length and during which the Board was advised by experienced independent legal and financial advisors. The Board took into account the terms of the merger agreement, including:

•

the provisions of the merger agreement that permit the Company to seek specific performance of Parent’s obligations under the merger agreement, including to use its reasonable best efforts to obtain debt financing;

•	the provisions of the merger agreement that permit the Company, if the debt financing is available at closing, to force the equity financing to be funded and Parent to consummate the merger;

•

the provisions of the merger agreement that permit the Company, in response to certain unsolicited takeover proposals, to furnish information to and conduct discussions and negotiations with third parties prior to the Company stockholder approval under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment to Parent of the Company termination fee of $200 million and certain rights of Parent to match the superior proposal) in order to enter into a definitive agreement providing for the consummation of such superior proposal;

•

the provisions of the merger agreement that permit the Board, prior to obtaining stockholder approval of the merger agreement proposal, not to include, or to withdraw or modify in a matter adverse to Parent, its recommendation in the proxy statement to the Company’s stockholders to vote to adopt the merger agreement under certain circumstances relating to a superior proposal or intervening event, subject to payment to Parent of the Company termination fee of $200 million if Parent elects to terminate the merger agreement in such circumstances, and that the amount of the Company termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•

the fact that the Thoma Bravo Fund has provided a limited guarantee, which supports Parent’s obligation to pay the Parent termination fee to the extent payable, in favor of the Company as described below in the section of this proxy statement entitled “—Financing of the Merger”; and

•	the other terms and conditions of the merger agreement, the debt and equity financing documents and the limited guarantee, which were reviewed by the Board with the

56	Notice and Proxy Statement	Coupa Software Incorporated

Company’s financial advisor and outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

•

Probability of consummation of the merger. The Board considered the high probability that the merger would be consummated in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption. The Board based this consideration on, among other things, the absence of a financing contingency and the $435 million Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by the Thoma Bravo Fund as described under “—Financing of the Merger—Limited Guarantee” pursuant to the limited guarantee delivered by it, the Thoma Bravo Fund’s ability to complete large acquisition transactions and Thoma Bravo’s experience with transactions in the software industry.

•

The Board’s unanimous approval. The Board considered the fact that resolutions approving the merger were unanimously approved by the Board, which is comprised of a majority of independent directors who are not affiliated with the Company and are not employees of the Company or any of its subsidiaries.

•

Stockholders’ ability to reject the merger. The Board considered the fact that the merger would be subject to the approval of Company stockholders, and Company stockholders would be free to reject the merger by voting against the adoption of the merger agreement.

•

Appraisal rights. The Board considered the availability of appraisal rights under the DGCL to Company stockholders who do not vote for approval of the merger agreement and who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “—Appraisal Rights”.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors (which factors are not necessarily presented in order of relative importance):

•

Risks associated with failure to consummate the merger on a timely basis or at all. The Board considered the risks and costs to the Company if the merger does not close on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the required regulatory authorities, including:

•

the trading price of Company common stock may decline to the extent that the market price of the Company common stock currently reflects positive market assumptions that the merger will be consummated;

•

the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the merger;

•

the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed; and

•

reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger.

•	Restrictions on the operation of our business. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the

Coupa Software Incorporated	Notice and Proxy Statement	57

Company from undertaking certain significant financing transactions and business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company.

•

Regulatory risk. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger.

•

Ability to respond to alternative proposals. The Board considered the fact that the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal. The Board further considered the possibility that the Company’s obligation to pay the Company termination fee of $200 million to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company.

•

Transaction costs. The Board considered the significant costs involved in connection with negotiating the merger agreement and consummating the merger, such as legal, accounting, financial advisory and integration costs, and the fact that if the merger is not consummated, the Company may be required to bear such costs.

•

Future increases in the price of Company common stock. The Board considered the possibility that, although the merger provides the Company stockholders the opportunity to realize a premium to the price at which Company common stock traded prior to the public announcement of the merger, the price of Company common stock might have increased in the future to a price greater than the merger consideration.

•

Litigation risk. The Board considered the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger and the other transactions contemplated therein.

•	Tax treatment. The Board considered the fact that an all-cash transaction would be taxable to the holders of common stock that are U.S. holders for U.S. federal income tax purposes.

•

Other risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described above in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.

In addition, the Board was aware of and considered the fact that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders generally, as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously reached the conclusion to (1) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (2) determine that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement and declare the merger agreement advisable, (3) direct that the Company submit the adoption of the merger agreement to a vote of the holders of Company common stock in accordance with the terms of the merger agreement and (4) resolve to recommend that the holders of Company common stock adopt the merger agreement in light of the factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of

58	Notice and Proxy Statement	Coupa Software Incorporated

the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Certain Financial Forecasts

Other than annual guidance—including the guidance included in the Company’s press release dated June 7, 2022, the update of such guidance in the Company’s press release dated September 7, 2022 and the withdrawal of such guidance in the Company’s press release dated December 12, 2022 (collectively, the “2022 earnings guidance”) with respect to total revenues, subscription revenues, professional services and other revenues, income from operations and net income per diluted share, some of which guidance the Company presents as a range—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement a summary of certain financial forecasts of the Company that were furnished to (1) the Board, Qatalyst Partners (the Company’s financial advisor) and Thoma Bravo in connection with the discussions concerning the proposed merger and (2) certain other parties potentially interested in a transaction with the Company.

The Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).

No assurances can be made regarding future events and the estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates and the risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Thoma Bravo, Parent and the surviving corporation. Company stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the assumptions underlying the Financial Forecasts will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts should not be regarded as an indication that the Company, the Board, Qatalyst Partners, Thoma Bravo or any other person considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied on as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assumed that the Company would continue to operate as a standalone company and do not reflect any impacts of the merger.

Certain of the financial measures included in the Financial Forecasts are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. Investors should also note

Coupa Software Incorporated	Notice and Proxy Statement	59

that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Thoma Bravo or any of its affiliates.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP, the Company’s independent auditor, has not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the accompanying Financial Forecasts and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.

The non-GAAP financial measures included in the Financial Forecasts were approved by the Board for use by Qatalyst Partners and were relied on by Qatalyst Partners for its financial analysis in connection with the preparation of its opinion and by the Board for its consideration of the merger. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Financial Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Financial Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied on by the Board or Qatalyst Partners in connection with their respective evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures.

By including in this proxy statement the Financial Forecasts below, neither the Company nor Thoma Bravo nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied on as such, and the Financial Forecasts may differ in important respects from the 2022 earnings guidance, some of which guidance was presented as a range when first issued, and all of which was subsequently withdrawn, and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any subsequent changes. NONE OF THE COMPANY, PARENT, MERGER SUB OR THOMA BRAVO OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

60	Notice and Proxy Statement	Coupa Software Incorporated

The Company’s management prepared nonpublic, unaudited prospective financial information for the last quarter of fiscal year 2023 and fiscal years 2024 through 2028 (which we refer to as the “Financial Forecasts”) that were reviewed by the Board at its meeting held on November 29, 2022.

The Financial Forecasts were relied on by the Board in reaching its determination on December 11, 2022 to authorize and approve the execution, delivery and performance by the Company of the merger agreement, to declare the merger agreement advisable and to resolve to recommend that the holders of Company common stock adopt the merger agreement and were the only forecasts prepared by management that were approved by the Company for use by Qatalyst Partners in connection with rendering its oral opinion delivered to the Board, which was subsequently confirmed by delivery of a written opinion dated as of December 11, 2022, and performing its financial analysis in connection therewith, as summarized in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor”. The Financial Forecasts were also made available to Thoma Bravo and certain other parties potentially interested in a transaction with the Company.

The following table sets forth a summary of the Financial Forecasts. The summary of the Financial Forecasts is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting or to influence any Company stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to their shares of Company common stock.

Financial Forecasts

	Q4 FY 2023E	Fiscal Year Ending January 31,
($ in millions)		2024E	2025E	2026E	2027E	2028E
Total Revenue	$221	$951	$1,093	$1,253	$1,435	$1,669
Non-GAAP Operating Income(1)	$14	$93	$132	$201	$278	$364
Unlevered Free Cash Flow(2)	$56	$203	$194	$263	$335	$360
Adjusted Free Cash Flow(3)	$34	$205	$191	$253	$319	$406

(1)

Non-GAAP Operating Income, a non-GAAP term, is defined as total revenue less cost of goods sold and operating expenses, excluding the impact of stock-based compensation, amortization of acquired intangibles and certain non-recurring items.

(2)

Unlevered Free Cash Flow, a non-GAAP term, is calculated as non-GAAP operating income (loss), subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, changes in net working capital, capital expenditures, and other operating cash inflows and expenses. Unlevered Free Cash Flow for fiscal year 2028 includes certain adjustments including a long-term effective cash tax rate.

(3)	Adjusted Free Cash Flow, a non-GAAP term is calculated as unlevered free cash flow, adding or subtracting (as applicable) the net impact of interest income and expenses, adjusted for taxes.

Opinion of the Company’s Financial Advisor

The Company retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the merger and to evaluate whether the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on December 11, 2022, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received pursuant to, and in

Coupa Software Incorporated	Notice and Proxy Statement	61

accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated December 11, 2022, to the Board following the meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated December 11, 2022, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Company stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Company common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed the Financial Forecasts prepared by the management of the Company, described in the section above entitled “—Certain Financial Forecasts.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. Qatalyst Partners also reviewed the historical market prices and trading activity for Company common stock and compared the financial performance of the Company and the prices and trading activity of Company common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the Financial Forecasts, Qatalyst Partners was advised by the management of the Company, and Qatalyst Partners assumed based on discussions with the management of the Company and the Board, that the Financial Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. Qatalyst Partners expressed no view as to the Financial Forecasts or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft merger agreement reviewed by Qatalyst Partners would not differ materially from the final executed merger agreement, and that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the

62	Notice and Proxy Statement	Coupa Software Incorporated

opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 11, 2022. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the Financial Forecasts, described in the section above entitled “—Certain Financial Forecasts” and third-party research analyst consensus estimates as of December 9, 2022 (which are referred to as the “street case”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Company common stock as of October 31, 2022 (which is the end of the Company’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of the Company, based on the Financial Forecasts for the fourth quarter of fiscal year 2023 through fiscal year 2027 (which implied present value was calculated using a range of discount rates of 9.5% to 13.0%, based on an estimated weighted average cost of capital for the Company);

(b)

the implied net present value of a corresponding terminal value of the Company, calculated by multiplying the Company’s estimated UFCF in fiscal year 2028 of approximately $360 million, based on the Financial Forecasts (assuming a long-term cash tax rate of 15%, as provided by management of the Company), by a range of fully diluted enterprise value to next-twelve-months’ estimated UFCF multiples of 20.0x to 32.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above;

(c)	the cash and cash equivalents of the Company as of October 31, 2022, as provided by management of the Company; and

(d)

the implied net present value of estimated federal tax savings due to its net operating losses for the fiscal years 2028 and beyond, as provided by management of the Company, discounted to present value using the same range of discount rates used in item (a) above; and

•	subtracting:

(a)

the face value of the outstanding Convertible Notes as of October 31, 2022, and the Company’s redeemable non-controlling interests in Coupa K.K. (the Company’s Japanese joint venture), as of October 31, 2022, as provided by management of the Company; and

Coupa Software Incorporated	Notice and Proxy Statement	63

•

dividing the resulting amount by the number of fully diluted shares of Company common stock outstanding (calculated using the treasury stock method, taking into account the restricted stock units, performance-based restricted stock units and in-the-money stock options, as of December 8, 2022, and assuming net share settlement of in-the-money Convertible Notes) as of October 31, 2022, and is pro-forma for the net-share settlement of the outstanding capped calls related to the 2023 Convertible Notes due January 15, 2023, all as provided by management of the Company, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses for the fiscal years 2028 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 13% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by management of the Company.

Based on the calculations set forth above, this analysis implied a range of values for Company common stock of approximately $40.30 to $79.42 per share.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of December 9, 2022 and using the closing prices as of December 9, 2022 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted enterprise value divided by the estimated consensus revenue for calendar year 2023 (which are referred to as the “CY2023E revenue multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2023E Revenue Multiple
ServiceNow, Inc.	8.8x
Adobe Inc.	7.9x
BlackLine, Inc.	7.5x
Qualys, Inc.	7.4x
Kinaxis Inc.	7.1x
Workiva, Inc.	6.9x
Palo Alto Networks, Inc.	6.8x
Workday, Inc.	6.1x
Tenable Holdings, Inc.	5.6x
Five9, Inc.	5.6x
UiPath, Inc.	5.1x
Box, Inc.	4.6x
DocuSign, Inc.	3.9x
Salesforce, Inc.	3.8x
New Relic, Inc.	3.8x
Zoom Video Communications, Inc.	3.8x
Qualtrics, LLC	3.5x
RingCentral, Inc.	2.2x

Based on an analysis of the CY2023E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 3.8x to 7.0x.

Qatalyst Partners then applied this range to the Company’s estimated revenue for calendar year 2023, based on the Financial Forecasts and based on the street case. Based on the fully diluted shares of Company common stock

64	Notice and Proxy Statement	Coupa Software Incorporated

outstanding as of December 8, 2022 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), this analysis implied (a) a range of values for Company common stock of approximately $27.70 to $64.54 per share based on the Financial Forecasts for calendar year 2023 and (b) a range of values for Company common stock of approximately $29.48 to $67.81 per share based on the street case for calendar year 2023.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared fifty-one selected public company transactions, including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”) and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”).

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
10/27/22	UserTesting, Inc.	Thoma Bravo	6.2x	5.3x
10/12/22	KnowBe4, Inc.	Vista Equity Partners Management, LLC	14.9x	11.4x
10/11/22	Forgerock, Inc.	Thoma Bravo	10.5x	8.4x
09/28/22	BTRS Holdings Inc.	EQT X Fund	9.7x	7.9x
08/08/22	Avalara, Inc.	Vista Equity Partners Management, LLC	10.5x	8.7x
08/03/22	Ping Identity Holding Corp.	Thoma Bravo	8.9x	8.0x
06/24/22	Zendesk, Inc.	Hellman & Friedman LLC & Permira Advisers LLC	6.8x	5.4x
06/06/22	Anaplan, Inc.	Thoma Bravo	16.0x	12.8x
04/11/22	Datto Holding Corp.	Kaseya Inc. & Insight Partners, LLC	9.7x	8.3x
04/11/22	SailPoint Technologies Holdings, Inc.	Thoma Bravo	15.7x	13.3x
12/07/21	Mimecast Limited	Permira Holdings Limited	10.0x	8.8x
12/01/21	Blue Prism Group PLC	SS&C Technologies Holdings, Inc.	7.2x	5.8x
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	10.0x	8.8x
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	6.3x	5.9x
07/26/21	Medallia, Inc.	Thoma Bravo	13.0x	10.8x
06/28/21	QAD Inc.	Thoma Bravo	5.8x	5.3x
04/26/21	Proofpoint, Inc.	Thoma Bravo	10.8x	9.4x
03/10/21	Talend S.A.	Thoma Bravo	8.5x	7.4x

Coupa Software Incorporated	Notice and Proxy Statement	65

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	9.8x	8.4x
12/21/20	RealPage, Inc.	Thoma Bravo	9.1x	8.2x
12/17/19	LogMeIn, Inc.	Francisco Partners and Evergreen Coast Capital	3.5x	3.4x
12/04/19	Instructure Holdings, Inc.	Thoma Bravo	7.7x	6.5x
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes SE	8.8x	7.5x
02/12/19	Ellie Mae, Inc.	Thoma Bravo, LLC	7.0x	6.8x
02/04/19	The Ultimate Software Group, Inc.	Investors Group Inc.	10.0x	8.4x
12/24/18	MINDBODY, Inc.	Vista Equity Partners Management, LLC	7.8x	6.7x
12/23/18	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P.	5.4x	4.9x
11/11/18	Athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	4.3x	3.9x
11/11/18	Apptio Inc.	Vista Equity Partners Management, LLC	8.1x	7.0x
03/06/18	CommerceHub, Inc.	GTCR LLC & Sycamore Partners Management, L.P.	9.4x	8.6x
01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x
12/17/17	Aconex Limited	Oracle Corporation	9.4x	8.1x
10/23/17	BroadSoft, Inc.	Cisco Systems, Inc.	5.3x	4.6x
08/31/16	Interactive Intelligence Group, Inc.	Genesys Telecommunications Laboratories, Inc. (Permira)	3.4x	3.2x
08/01/16	Fleetmatics Group PLC	Verizon Communications Inc.	7.6x	6.3x
07/28/16	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
06/01/16	Demandware, Inc.	Salesforce, Inc.	11.2x	8.9x
05/31/16	Marketo, Inc.	Vista Equity Partners Management, LLC	7.5x	5.9x
05/18/16	InContact, Inc.	NICE Ltd.	4.2x	3.6x
04/18/16	Cvent, Inc.	Vista Equity Partners Management, LLC	8.0x	6.5x
11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.6x	2.3x
06/15/15	DealerTrack Technologies, Inc.	Cox Automotive, Inc.	4.9x	4.1x
09/18/14	Concur Technologies, Inc.	SAP SE	12.6x	10.2x
12/20/13	Responsys, Inc.	Oracle Corporation	8.1x	6.9x
06/04/13	ExactTarget, Inc.	Salesforce, Inc.	7.9x	6.5x
08/27/12	Kenexa Corporation	International Business Machines Corporation	4.0x	3.3x
05/22/12	Ariba, Inc.	SAP SE	8.8x	7.8x
02/09/12	Taleo Corporation	Oracle Corporation	6.3x	5.3x
12/03/11	SuccessFactors, Inc.	SAP SE	10.9x	8.7x
10/24/11	RightNow Technologies, Inc.	Oracle Corporation	7.4x	6.2x
07/01/11	Blackboard Inc.	Providence Equity Partners L.L.C.	3.7x	3.2x

Based on the analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 6.0x to 11.0x, then applied this range to the

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Company’s last-twelve months’ revenue (calculated as the four quarters ended on October 31, 2022). Based on the fully diluted shares of Company common stock outstanding as of December 8, 2022 (calculated utilizing the same methodology as used in the above discounted cash flow analysis, with the exception of assuming cash settlement of the Convertible Notes with an assumed make whole adjustment and cash settlement of the capped calls related to the 2025 Convertible Notes and the 2026 Convertible Notes based on a Black-Scholes option calculation model), as provided by management of the Company, this analysis implied a range of values for Company common stock of approximately $43.13 to $92.31 per share.

Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 5.5x to 9.5x, then applied this range to the Company’s estimated next-twelve-months’ revenue (calculated as the four quarters ending on October 31, 2023) based on the street case. Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for Company common stock of approximately $47.07 to $92.83 per share.

No company or transaction utilized in the selected transactions analysis is identical to the Company or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Company common stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed

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as determinative of the opinion of the Board with respect to the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) or of whether the Board would have been willing to agree to different consideration. The merger consideration payable in the merger was determined through arm’s-length negotiations between the Company and Thoma Bravo and was approved by the Board. Qatalyst Partners provided advice to the Company during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Thoma Bravo, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Thoma Bravo or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company, Thoma Bravo or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the merger for which it will be paid an aggregate amount currently estimated at approximately $90 million, $5 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the merger. The Company has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Effects of the Merger

If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than excluded shares and appraisal shares) will be canceled and converted into the right to receive $81.00 in cash, without interest and less any applicable withholding taxes. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section of this proxy statement entitled “—Appraisal Rights”. Following the merger, all of the Company common stock will be beneficially owned by Parent, and none of the current Company stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.

Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger”.

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For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards”.

Shares of Company common stock are currently registered under the Exchange Act and listed on Nasdaq under the trading symbol “COUP”. Following the consummation of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock.

Effects on the Company if the Merger Is Not Consummated

In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”.

Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a $200 million termination fee and, under certain other specified circumstances, Parent will be required to pay the Company the Parent termination fee of $435 million. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Financing of the Merger

We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $8.3 billion, which will be funded via equity and debt financing described below.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the commitment letters. This includes funds needed to: (1) pay the Company’s stockholders the amounts due under the merger agreement for their Company common stock, (2) make payments in respect of all outstanding Company Options, Company RSUs, and Company PSUs payable at the closing of the merger pursuant to the merger agreement and (3) repayment or refinancing of certain indebtedness, including payments of all amounts required to be paid in connection with the merger pursuant to the Convertible Note Indentures and the Convertible Notes issued pursuant thereto.

Parent and Merger Sub have obtained committed financing consisting of (1) equity to be provided by the Thoma Bravo Fund pursuant to the terms of the equity commitment letter and (2) debt financing to be provided pursuant

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to the debt commitment letter by the Lenders. In connection with the merger agreement, Parent and Merger Sub have delivered to the Company copies of the commitment letters. Notwithstanding anything in the merger agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the commitment letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the merger agreement.

Equity Financing

Pursuant to the equity commitment letter, the Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the merger certain equity financing for the purpose of funding the Required Amounts. The obligations of the Thoma Bravo Fund to provide the equity financing under the equity commitment letter is subject to a number of conditions, including, but not limited to (1) the execution and delivery of the merger agreement, (2) satisfaction or written waiver by the Company, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of the Company, Parent and Merger Sub to consummate the merger set forth in Sections 6.01 and 6.02 of the merger agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of these conditions at such time), (3) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement and (4) the receipt of the debt financing contemplated by the debt commitment letter or, if applicable, a new financing commitment letter (“new debt commitment letter”) with respect to alternative debt financing providing that the debt financing contemplated by the debt commitment letter or, if applicable, the new debt commitment letter, will be funded at the closing of the merger if the equity financing under the equity commitment letter is consummated at the closing of the merger. We refer to the equity financing described in the preceding sentence as the “equity financing.”

The obligation of the Thoma Bravo Fund to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (1) the consummation of the closing of the merger and the payment of the aggregate merger consideration in accordance with the merger agreement, (2) the valid termination of the merger agreement in accordance with its terms and (3) the occurrence of any event that, by the terms of the limited guaranty, is an event that terminates the Thoma Bravo Fund’s obligations or liabilities under the limited guarantee.

The Company is an express third-party beneficiary of the equity commitment letter solely with respect to enforcing Parent’s right to cause the commitment under the equity commitment letter by the Thoma Bravo Fund to be funded to Parent in accordance with the equity commitment letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the equity commitment letter, in each case subject to (1) the limitations and conditions set forth in the equity commitment letter and (2) the terms and conditions of the merger agreement.

Debt Financing

The debt commitment letter provides that the Lenders will provide, upon the terms and subject to the conditions set forth in the debt commitment letter, debt financing (the “debt financing”).

The debt financing consists of: (1) a senior secured revolving credit facility (the “Revolving Credit Facility”) and (2) a senior secured term loan facility (together with the Revolving Credit Facility, the “Credit Facility”). The Credit Facility will be used (a) to effect the merger and related transactions on the closing date, (2) to effect the Company’s offer to repurchase the Convertible Notes pursuant to the Convertible Note Indentures, (3) to pay fees and expenses related to the merger and related transactions and (4) for working capital, capital expenditures and other general corporate purposes.

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The obligations of the Lenders to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including, but not limited to (as applicable):

•

the consummation of the merger in accordance with the merger agreement in all material respects (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, conditioned or delayed);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the merger of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•	the payment of required fees and out-of-pocket expenses in accordance with the debt commitment letter;

•

the equity financing has occurred or, substantially concurrently with the initial borrowing under the Credit Facility, will occur in an amount specified by, and in accordance with, the debt commitment letter;

•	subject to certain exceptions, the execution and delivery by Parent and Merger Sub of the definitive documentation governing the Credit Facility;

•	the absence of a material adverse effect since December 11, 2022 that is continuing; and

•

immediately after giving effect to the transactions contemplated by the merger agreement on the closing date, the Company and its subsidiaries will have cash and cash equivalents on the balance sheet of not less than the sum of: (1) $400 million less (2) the aggregate amount of payments made in cash with respect to any Company RSUs accelerated on the closing date plus (3) the outstanding and unpaid principal amount of the Convertible Notes (as of the closing date).

Limited Guarantee

Pursuant to the limited guarantee, the Thoma Bravo Fund has agreed to guarantee the due, punctual and complete payment and performance of (1) the aggregate amount of the Parent termination fee solely if and when any of the Parent termination fee is payable pursuant to the merger agreement, (2) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the merger agreement, (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to the Company and its representatives in connection with debt financing and (4) any and all damages, losses, costs and expenses resulting from Parent or Merger Sub’s knowing and intentional breach of the merger agreement or fraud, subject to certain limitations. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Thoma Bravo Fund under the limited guarantee are subject to an aggregate cap equal to $455 million.

Subject to specified exceptions, the limited guarantee will terminate upon the earliest of:

•	The funding of the commitment as set forth in the equity commitment letter;

•	the consummation of the closing of the merger and the payment of the aggregate merger consideration in accordance with the merger agreement;

•

the date that is 30 days following the valid termination of the merger agreement in accordance with its terms, other than a termination pursuant to which the Company would be entitled to the Parent termination fee under the merger agreement, in which case the limited guarantee will terminate 90 days after such termination unless the Company has delivered a written notice with respect to the Guaranteed Obligations prior to such 90th day; provided that if the merger agreement has been so terminated and such notice has been provided, the Thoma Bravo Fund, as the guarantor entity under the limited guarantee, will have no further liability or obligation under the limited guaranty from and after the earliest of (1) the closing of the merger, including payment of the aggregate merger consideration payable at the closing of the merger in accordance with the merger agreement, (2) a final,

Coupa Software Incorporated	Notice and Proxy Statement	71

non-appealable order of a court of competent jurisdiction determining that the Thoma Bravo Fund, as the guarantor entity under the limited guarantee, does not owe any amount under the limited guarantee and (3) a written agreement between the Thoma Bravo Fund, as the guarantor entity under the limited guarantee, and the Company terminating the obligations and liabilities of the Thoma Bravo Fund, as the guarantor entity under the limited guarantee, pursuant to the limited guarantee; and

•

payment of all of the Guaranteed Obligations validly claimed as payable by the Company by or on behalf the Thoma Bravo Fund, as the guarantor entity under the limited guarantee, Parent and/or Merger Sub.

Appraisal Rights

If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.

They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.

A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to

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be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company common stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262.

A Company stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

Attention: Corporate Secretary

A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish you exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (1) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.

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Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Company common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, persons who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.

In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such shares. Such statement must be given within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant

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factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.

In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

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Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders of record at a date prior to the effective time.

No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and to recommend that Company stockholders approve the merger agreement proposal.

The Company’s executive officers for purposes of the discussion below are Robert Bernshteyn (Chief Executive Officer, Director and Chair of the Board), Anthony Tiscornia (Chief Financial Officer), Robert Glenn (Executive Vice President, Global Sales), Mark Riggs (Chief Customer Officer) and Todd Ford (former President, Finance and Operations). Mr. Ford transitioned to a non-executive role effective April 1, 2022 and continues to provide transition and advisory services as an employee of the Company. The Company’s directors for purposes of the discussion below are Michelle Brennan, Roger Siboni, Kanika Soni, Tayloe Stansbury, Scott Thompson, Frank Van Veenendaal and Leslie Campbell. Mrs. Campbell retired from the Board as of the annual meeting of Company stockholders in 2022 and has no interests in the merger different from those interests of the Company shareholders generally.

Treatment of Company Common Stock and Equity Awards

For information regarding the beneficial ownership of shares of Company common stock by each of the Company’s directors and executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management”. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other Company stockholders.

Company Options

Each Company Option that is unexpired, unexercised, vested (including any Company Option that vests automatically solely as a result of the merger) and outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such vested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option, except that any vested Company Option with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration.

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Each Company Option that is unexpired, unexercised, unvested and outstanding as of immediately prior to the effective time will be canceled and replaced with a right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such unvested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such unvested Company Option, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company Option, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries), except that any unvested Company Option with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration.

Company RSUs

Each Company RSU that is unexpired, unsettled and vested (including any Company RSU that vests automatically solely as a result of the merger) or that is deemed to be vested as described in the following sentence, in each case, outstanding as of immediately prior to the effective time, will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such vested Company RSU or deemed vested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration. A percentage of each unvested Company RSU that was granted on or prior to December 11, 2022, is outstanding as of immediately prior to the effective time and would have vested on or prior to January 31, 2024 (such Company RSU, a “Near-Term Company RSU”) will be accelerated and deemed vested as of immediately prior to the effective time.

The percentage of each Near-Term Company RSU that will be accelerated and deemed vested will be based on a ratio of $65 million to the total value of all shares of Company common stock underlying each Near-Term Company RSU, multiplied by the merger consideration. Based on the total value of all Near-Term Company RSUs outstanding as of December 28, 2022 (the latest practicable date before the filing of this proxy statement) and assuming that no Near-Term Company RSUs vest or are forfeited following December 28, 2022, the percentage of each Near-Term Company RSU that would be accelerated and deemed vested is equal to approximately 42.5%. The actual percentage of Near-Term Company RSUs that are accelerated and deemed vested will not be known until the closing of the merger and will be based on the actual number of Near-Term Company RSUs outstanding at such time. Once the percentage described above has been calculated, it will be applied pro rata to each Near-Term Company RSU on each regularly scheduled vesting date between the closing date and January 31, 2024.

Each Company RSU that remains unexpired, unvested and outstanding as of immediately prior to the effective time (other than any deemed vested Company RSU described above) will be canceled and replaced with an amount in cash, without interest, equal to the number of shares of Company common stock subject to such unvested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced unvested Company RSU, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries).

Company PSUs

Each Company PSU, whether vested or unvested, that is outstanding immediately prior to the effective time (or is otherwise described in the following sentence) will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such Company PSU as of immediately prior to the effective time (with such number of shares generally determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance, with actual performance determined in accordance with the terms of the applicable award agreement), multiplied by the merger consideration, except that each Company PSU granted to the Company’s Chief Executive Officer on July 28, 2022 will be canceled for no consideration in accordance with its terms. In the event that a Company

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PSU granted on March 20, 2020 is forfeited prior to March 20, 2023 in accordance with its terms due to the failure to achieve the applicable performance-based vesting condition, subject to the holder of each such forfeited Company PSU remaining employed by the Company through the effective time, such forfeited Company PSU will be treated as an outstanding Company PSU as of immediately prior to the effective time.

As of December 28, 2022 (the latest practicable date before the filing of this proxy statement) and assuming that (1) all Company equity awards are valued based on the merger consideration of $81.00 per share, and (2) the directors do not receive any Company equity awards or forfeit any Company equity awards following December 28, 2022, each of the Company’s current non-employee directors held 2,470 unvested Company RSUs with a value of $200,070, which Company RSUs will accelerate and become vested immediately prior to the effective time pursuant to the Company’s compensation program for non-employee directors. None of the Company’s current non-employee directors holds unvested Company Options or unvested Company PSUs. Mrs. Campbell, who is no longer a Company director, does not hold any Company equity awards.

The Company’s executive officers hold vested Company Options, which are included in the section entitled “Security Ownership of Certain Beneficial Owners and Management”, and unvested Company Options, all of which have an exercise price that is greater than the merger consideration and will be canceled for no consideration. See “— Quantification of Payments and Benefits” below for the estimated value of the Company RSUs and Company PSUs held by each of the Company’s executive officers.

Company Employee Stock Purchase Plan

If the effective time occurs prior to the end of any outstanding offering period under the Company ESPP, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, no later than five business days prior to the effective time and the Company ESPP will terminate at such time. Each share of Company common stock purchased on the final purchase date will be canceled at the effective time and converted into the right to receive the same per share merger consideration in cash in the same manner as other Company stockholders (less applicable tax withholding). The following table sets forth the estimated number of shares of Company common stock that may be purchased under the Company ESPP assuming that each executive officer will purchase shares of Company common stock on March 15, 2023 (the current purchase date under the Company ESPP) based on accumulated payroll deductions as of December 28, 2022 (the latest practicable date before the filing of this proxy statement) at approximately $57.44 per share, which represents a 15% discount to the offering price as determined under the Company ESPP, which is estimated to be $67.58 per share, and the estimated value of such shares of Company common stock based on the merger consideration of $81.00 per share.

Executive Officer	Estimated Number of Shares of Company Common Stock Issuable under Company ESPP	Estimated Value of Shares of Company Common Stock Issuable under Company ESPP
Rob Bernshteyn	371	$30,051
Anthony Tiscornia	96	$7,776
Robert Glenn	341	$27,621
Mark Riggs	127	$10,287
Todd Ford	371	$30,051

Following the date the Company entered into the merger agreement, no new offering periods or purchase periods may be commenced pursuant to the Company ESPP and no employees may newly participate in, or increase their contribution rates pursuant to, the Company ESPP.

Severance Entitlements

Severance and Change in Control Agreements

Each executive officer is a party to an Amended and Restated Severance and Change in Control Agreement with the Company (each, a “Severance Agreement”). Each Severance Agreement (other than Mr. Ford’s Severance

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Agreement, which is described below) provides that if the executive is terminated by the Company without “cause” or the executive resigns for “good reason” (as defined in the applicable Severance Agreement) (each, a “Qualifying Termination”), in each case within the period beginning three months prior to and ending 12 months following a change in control of the Company (the “CIC Protection Period”), such as the merger, the executive would receive (1) a lump-sum cash payment equal to 12 months of the executive’s base salary plus the executive’s target annual bonus (or 18 months’ annual base salary plus 150% of target bonus for Mr. Bernshteyn) and (2) payment or reimbursement for the cost of continued health insurance coverage for the executive and the executive’s eligible dependents for up to 12 months (or up to 18 months for Mr. Bernshteyn). In addition, unless otherwise provided in the applicable award agreement, 100% of the unvested portion of each executive’s outstanding Company equity awards would vest in full, and in the case of Company PSUs, performance would be deemed achieved at the greater of target performance and actual performance unless otherwise set forth in an applicable award agreement.

Each of the foregoing severance payments and benefits is subject to the executive officer’s execution of a general release of claims. In addition, pursuant to their respective Severance Agreements, in the event that any payment or benefit payable to an executive officer would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the executive officer would either receive all such payments and benefits in full or such payments and benefits would be reduced to the greatest amount that does not trigger the excise tax pursuant to Section 4999 of the Code, whichever results in the greater after-tax amount for the executive officer.

Transition Agreement and Severance Agreement with Mr. Ford

In connection with his transition to a non-executive role effective April 1, 2022, the Company entered into an agreement with Mr. Ford (the “Transition Agreement”), pursuant to which Mr. Ford will continue to provide transition and advisory services as an employee of the Company for a one-year term, which may be extended by mutual agreement. Pursuant to the Transition Agreement, upon the conclusion of Mr. Ford’s transitional services, Mr. Ford will be entitled to payment or reimbursement for the cost of continued health insurance coverage for him and his eligible dependents for up to six months, regardless of whether a change in control of the Company occurs. In addition, pursuant to Mr. Ford’s Severance Agreement, he will automatically experience a Qualifying Termination on a change in control of the Company, such as the merger, and will be entitled to accelerated vesting of Company equity awards as described above. Mr. Ford is not eligible to participate in the Company’s bonus program and is not entitled to any cash severance under his Transition Agreement or his Severance Agreement.

See “—Quantification of Payments and Benefits” below for the estimated value of the severance payments and benefits that may be become payable to the Company’s executive officers.

New Management Arrangements

As of the date of this proxy statement, none of our executive officers have entered into any agreement or engaged in discussions with Parent or any of its affiliates regarding employment or compensation arrangements with Parent and its affiliates on a going forward basis. Prior to or following the closing of the merger, certain of our executive officers may have discussions, or may enter into agreements with Parent or one of its affiliates regarding employment or compensation arrangements with Parent and its affiliates, but the merger is not conditioned upon any such agreements or discussions.

Parent and the Company have agreed that for the benefit of the Company’s existing employees, including the Company’s executive officers (other than the Chief Executive Officer), the Company may grant up to 987,654 Company RSUs in fiscal year 2024 in the ordinary course of business as part of its annual fiscal performance review process and subject to the Company’s standard award agreements. Any Company RSUs granted after entry into the merger agreement that are unvested and outstanding as of immediately prior to the effective time

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(which we refer to as “Newly Granted RSUs”) will be treated in the same manner as all other unvested Company RSUs as described above, except no such Newly Granted RSUs will be subject to accelerated vesting (partial or otherwise) at the effective time other than in connection with a Qualifying Termination pursuant to the Severance Agreements.

Director and Officer Indemnification

Pursuant to the terms of the merger agreement, members of the Board and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance”.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or otherwise relate to the merger. The Company stockholders are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Parent. Accordingly, if the merger agreement proposal is approved by the Company stockholders and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (1) an assumption that the merger is consummated on [                ], 2023, (2) the per share merger consideration of $81.00, (3) the named executive officers’ salary as in effect as of December 28, 2022, (4) the number of unvested Company equity awards held by the named executive officers as of December 28, 2022 (the latest practicable date before the filing of this proxy statement), and assuming no additional grants, vesting or forfeitures of Company equity awards will occur following December 28, 2022 and (5) an assumption that each named executive officer experiences a termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer to receive severance (i.e., a termination without “cause” or resignation for “good reason”).

As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Potential Payments to Named Executive Officers

Name	Severance ($)(1)	Company Equity Awards ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Rob Bernshteyn	2,100,000	54,905,364	57,000	57,062,364
Anthony Tiscornia	640,000	2,868,858	36,000	3,544,858
Robert Glenn	850,000	4,911,111	25,000	5,786,111
Mark Riggs	807,500	5,327,046	36,000	6,170,546
Todd Ford	—	3,449,547	—	3,449,547

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(1)

The amounts shown in this column represent the estimated value of the cash severance each named executive officer is eligible to receive upon a Qualifying Termination within the CIC Protection Period. For Mr. Bernshteyn, the cash severance payment consists of an amount equal to 18 months of his annual base salary, plus 150% of his target annual bonus, payable in a lump-sum. For Messrs. Tiscornia, Riggs and Glenn, the cash severance payment consists of an amount equal to 12 months of the executive officer’s annual base salary, plus 100% of his target bonus, payable in a lump-sum. Each such named executive officer’s cash severance payment is a “double-trigger” payment, as it would only be payable in the event of a Qualifying Termination within the CIC Protection Period. Mr. Ford is not entitled to any cash severance payments.

(2)

The amounts shown in this column represent the estimated aggregate value of each named executive officer’s unvested Company RSUs and unvested Company PSUs (assuming deemed achievement at target levels of performance) as further detailed in the table below. The estimated payments in respect of each named executive officer’s Company RSUs that are accelerated and deemed vested as of immediately prior to the effective time and Company PSUs are “single-trigger” payments, as such payments will be made shortly after the effective time regardless of whether the executive officer experiences a Qualifying Termination within the CIC Protection Period. The estimated payments in respect of all other Company RSUs are “double-trigger” payments, which would only be payable subject to the named executive officer’s Qualifying Termination within the CIC Protection Period (which, for Mr. Ford, will occur at the effective time). The estimated amounts shown in this column do not include the value of Company PSUs granted to Mr. Bernshteyn on July 28, 2022, which will be canceled without consideration at the effective time in accordance with their terms, and also do not include unvested Company Options, because all such Company Options held by the Company’s named executive officers have an exercise price that is greater than the merger consideration of $81.00. The actual value of the Company PSUs may be more than the estimated values reflected in this column if actual performance as of the effective time is greater than target performance.

Name	Company RSUs (#)(a)	Company RSUs ($)(a)	Company PSUs (#)(a)	Company PSUs ($)(a)
Rob Bernshteyn	496,854	40,245,174	180,990	14,660,190
Anthony Tiscornia	28,983	2,347,623	6,435	521,235
Robert Glenn	44,370	3,593,970	16,261	1,317,141
Mark Riggs	43,677	3,537,837	22,089	1,789,209
Todd Ford	15,210	1,232,010	27,377	2,217,537

(a)

Based on the assumptions set forth in this section, the estimated number of Company RSUs that would be accelerated and deemed vested as of immediately prior to the effective time is 19,007, 6,240, 9,458, 9,138, 3,952, for each of Messrs. Bernshteyn, Tiscornia, Glenn, Riggs and Ford, respectively. The estimated value of these “single-trigger” payments in respect of such Company RSUs is $1,539,589, $505,462, $766,094, $740,206, $320,118, for each of Messrs. Bernshteyn, Tiscornia, Glenn, Riggs and Ford, respectively.

(3)

The amounts shown in this column represent the estimated value of health insurance premiums payable by the Company on behalf of each named executive officer and his covered dependents for up to 18 months in the case of Mr. Bernshteyn and up to 12 months in the case of Messrs. Tiscornia, Riggs and Glenn. Each such payment is a “double-trigger” payment, as it would only be payable in the event of a Qualifying Termination within the CIC Protection Period. Mr. Ford is entitled to up to six months’ continuation of Company-paid health insurance premiums for himself and his dependents upon the conclusion of his transitional services, regardless of whether a change in control occurs, and, as a result, such amount is not included in this column.

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Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary based on present law of U.S. federal income tax considerations relevant to holders with respect to the disposition of Company common stock pursuant to the merger. This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger and does not address consequences to holders of Company equity awards; it is not a substitute for tax advice. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service may not agree with the tax consequences described in this discussion.

This discussion assumes that Company stockholders hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, including Company stockholders subject to special rules, such as, banks or other financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities (including S-corporations) and their owners, tax-exempt entities, retirement or other tax-deferred accounts, insurance companies, dealers in securities or currencies, traders in securities that elect to mark-to-market, controlled foreign corporations, certain former U.S. citizens and lawful permanent residents of the United States, holders who acquired their shares of Company common stock through vesting of units or otherwise as compensation, holders subject to the alternative minimum tax, holders who hold their shares of Company common stock as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and persons that directly, indirectly or constructively own 10% or more of the total combined voting power of the Company’s voting stock or of the total value of the Company’s equity interests. This summary also does not address U.S. federal taxes other than the income tax (such as the alternative minimum tax, the Medicare contribution tax on “net investment income” or estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of the partnership and a partner in the partnership will generally depend on the status of the partner and the status and activities of the partnership. A partner of a partnership holding common stock, should consult their own tax advisor as to the particular U.S. federal income tax consequences in light of the transaction.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock, that is, for U.S. federal income tax purposes: (1) a citizen or individual resident of the United States; (2) a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity classified as a partnership that is subject to U.S. federal income tax reporting) of Company common stock that is not a U.S. holder.

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U.S. Holders

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to significant limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption. Backup withholding may apply to payments subject to information reporting if the U.S. Holder fails to provide an accurate taxpayer identification number and certify that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld will generally be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of the Company common stock pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S. source capital losses; or

•	the Company common stock constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

If shares of Company common stock constitute a USRPI under FIRPTA, a non-U.S. holder would be subject to U.S. federal income tax on any gain or loss recognized on the receipt of cash in exchange for such shares of Company common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and such cash consideration may also be subject to the U.S. federal withholding tax under FIRPTA at a rate of 15%. A non-U.S. holder’s shares of Company common stock generally will not constitute a USRPI, and gain recognized by a non-U.S. holder upon receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income or U.S. federal withholding tax under FIRPTA, if shares of Company common stock are “regularly traded” (within the meaning of applicable U.S. Treasury Regulations) on an established securities market at the effective time (and the non-U.S. holder

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holds 5% or less of the total fair market value of such class of shares at all times during the shorter of (x) the five-year period ending with the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares). We believe we have not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the merger.

Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals in Connection with the Merger

The parties to the merger agreement are obligated to cooperate with each other and use their respective reasonable best efforts to, as promptly, amongst other things, (1) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary to consummate the transactions, (2) execute and deliver any additional instruments necessary to consummate the transactions and (3) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”. The management of each of the Parent and the Company currently believe that the necessary regulatory approvals can be obtained in the first or second quarter of 2023; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.

HSR Act Clearance

Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated thereunder by the FTC, which prevent transactions such as the merger from being consummated until (1) certain information and materials are furnished to the DOJ and the FTC and (2) the applicable waiting period is terminated early or expires. The FTC and DOJ currently have suspended the practice of granting early termination under the HSR Act. Both the Company and Parent filed their respective Notification and Report Forms with the FTC and the DOJ on December 21, 2022.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

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Non-U.S. Regulatory Approvals

Consummation of the merger also is subject to receipt of certain additional consents, approvals or other clearances (unless excluded by waiver mutually agreed between the parties, if permissible under applicable law), consisting of receipt of a clearance decision by (1) Germany pursuant to Section 39 (1) of the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen), (2) Austria pursuant to Section 10b (1) Austrian Competition Act in connection with Section 10 (3) No. 2 Austrian Cartel Act and (3) South Africa pursuant to the Competition Act No. 89 of 1998. The Company and Parent also made the required filings with Germany, Austria, and South Africa.

In each case, the relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Additional Approvals

In addition, the parties expect to submit a notice of the transactions to the U.S. Defense Counterintelligence and Security Agency (the “DCSA”) and the U.S. Committee on Foreign Investment in the United States (“CFIUS”).

The Company and Parent also intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.

Delisting and Deregistration of the Company Common Stock

Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the effective time.

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THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you, and is qualified in its entirety by the full merger agreement, as attached to this proxy statement as Annex A. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	have been made only for purposes of the merger agreement;

•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company after January 31, 2021 and publicly available prior to December 11, 2022;

•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;

•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and

•

have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find Additional Information”.

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.

Effects of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will be the surviving corporation in the merger.

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Closing and Effective Time of the Merger

Unless Parent and the Company agree in writing otherwise, the closing of the merger will take place at 8:00 a.m. (New York City time) on the third business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of those conditions at the closing).

The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by the parties prior to the filing of such certificate of merger and specified therein.

At the effective time of the merger, the certificate of incorporation of the Company, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety in form and substance reasonably satisfactory to the Company and Parent and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, until thereafter amended in accordance with its terms and the DGCL. The bylaws of the Company, as in effect immediately prior to the completion of the merger, will be amended and restated to be in the form of the bylaws of Merger Sub in effect immediately prior to the completion of the merger (except that references to the name of Merger Sub will be replaced by references to the name of the surviving corporation) and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended as provided therein or by applicable law. The Company and Parent currently expect to consummate the merger during the first half of 2023, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger described under the section of this proxy statement entitled “—Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger”.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law.

The officers of the Company immediately prior to the effective time will be the officers of the surviving corporation immediately following the effective time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation and applicable law.

Consideration To Be Received in the Merger

The merger agreement provides that, at the effective time, each issued and outstanding share of Company common stock (other than excluded shares and appraisal shares) will be canceled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to $81.00 per share, without interest. As of the effective time, each holder of Company common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration to be paid in consideration therefor.

If, between December 11, 2022 and the effective time, the number of shares of outstanding Company common stock changes into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be equitably adjusted as necessary to reflect such event.

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Excluded Shares

All shares of Company common stock that are owned by the Company as treasury shares immediately prior to the effective time or held by Parent or Merger Sub will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. All shares of Company common stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the effective time will be, at the election of Parent, either converted into shares of common stock of the surviving corporation or canceled.

Treatment of Company Equity Awards

Each Company equity award will be treated as follows:

•

each Company Option that is unexpired, unexercised, vested (including any Company Option that vests automatically solely as a result of the merger) and outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such vested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such vested Company Option, except that any vested Company Option with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each Company Option that is unexpired, unexercised, unvested and outstanding as of immediately prior to the effective time will be canceled and replaced with a right to receive an amount in cash, without interest, equal to the number of shares of Company common stock for which such unvested Company Option has not then been exercised multiplied by the excess, if any, of the merger consideration over the per share exercise price of such unvested Company Option, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company Option, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries), except that any unvested Company Option with a per share exercise price that is equal to or greater than the merger consideration will, as of the effective time, be canceled for no consideration;

•

each Company RSU that is unexpired, unsettled and vested (including any Company RSU that vests automatically solely as a result of the merger) or that is deemed to be vested as described in the following sentence, in each case, outstanding as of immediately prior to the effective time, will be canceled and converted into the right to receive a cash payment, without interest, equal to the number of shares of Company common stock subject to such vested Company RSU or deemed vested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration. A percentage of each unvested Company RSU that was granted on or prior to December 11, 2022, is outstanding as of immediately prior to the effective time and would have vested on or prior to January 31, 2024 (such Company RSU, a “Near-Term Company RSU”) will be accelerated and deemed vested as of immediately prior to the effective time. The percentage of each Near-Term Company RSU that will be accelerated and deemed vested will be based on a ratio of $65 million to the total value of all shares of Company common stock underlying each Near-Term Company RSU , multiplied by the merger consideration. Based on the total value of all Near-Term Company RSUs outstanding as of December 28, 2022 (the latest practicable date before the filing of this proxy statement) and assuming that no Near-Term Company RSUs vest or are forfeited following December 28, 2022, the percentage of each Near-Term Company RSU that would be accelerated and deemed vested is equal to approximately 42.5%. The actual percentage of Near-Term Company RSUs that are accelerated and deemed vested will not be known until the closing of the merger and will be based on the actual number of Near-Term Company RSUs outstanding at such time. Once the percentage described above has been calculated, it will be applied pro rata to each Near-Term Company RSU on each regularly scheduled vesting date between the closing date and January 31, 2024;

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•

each Company RSU that remains unexpired, unvested and outstanding as of immediately prior to the effective time (other than any deemed vested Company RSU described above) will be canceled and replaced with an amount in cash, without interest, equal to the number of shares of Company common stock subject to such unvested Company RSU as of immediately prior to the effective time, multiplied by the merger consideration, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced unvested Company RSU, subject to the holder’s continued employment with Parent and its affiliates (including the surviving corporation and its subsidiaries); and

•

each Company PSU, whether vested or unvested, that is outstanding immediately prior to the effective time (or is otherwise described in the following sentence), will be cancelled and converted into the right to receive a cash payment, without interest equal to the number of shares of Company common stock subject to such Company PSU as of immediately prior to the effective time (with such number of shares generally determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance, with actual performance determined in accordance with the terms of the applicable award agreement), multiplied by the merger consideration, except that each Company PSU granted to the Company’s Chief Executive Officer on July 28, 2022 will be canceled for no consideration in accordance with its terms. In the event that a Company PSU granted on March 20, 2020 is forfeited prior to March 20, 2023 in accordance with its terms due to the failure to achieve the applicable performance-based vesting condition, subject to the holder of each such forfeited Company PSU remaining employed by the Company through the effective time, such forfeited Company PSU will be treated as an outstanding Company PSU as of immediately prior to the effective time.

With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes. Payments in respect of vested and deemed vested Company equity awards described above will be made promptly following the effective time (and in no event later than the first payroll date that occurs more than five business days following the effective time). Payments in respect of cash replacement amounts described above will be made no later than the first regularly scheduled payroll date that occurs more than five business days following the date on which such amount vests.

Company ESPP

If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of December 11, 2022, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, no later than five business days prior to the effective time and the Company ESPP will terminate at such time. Each share of Company common stock purchased on the final exercise date will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding). The Company ESPP will terminate no later than five days prior to the effective time. Following the date the Company entered into the merger agreement and prior to the effective time, (1) participation in the Company ESPP will be limited to employees who participated in the Company ESPP as of the date of the merger agreement, (2) participants in the Company ESPP will be prevented from increasing their payroll deductions or purchase elections from those in effect as of the date of the merger agreement, (3) no new offering periods or purchase periods may be commenced pursuant to the Company ESPP and no offering period in effect prior to the date of the merger agreement may be extended.

Payment for Stock

Promptly after the effective time (but in no event more than five business days thereafter), Parent and the surviving corporation will cause the paying agent to mail to each person who was, at the effective time, a holder of record of Company common stock (other than Company common stock to be cancelled or converted in accordance with the merger agreement) (1) a letter of transmittal and (2) instructions advising such Company stockholder how to surrender its Company common stock in exchange for the merger consideration for effecting

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the surrender of the share certificates or book-entry shares to the paying agent in exchange for payment of the merger consideration as provided in the merger agreement.

On surrender of a certificate or book-entry share for cancellation to the paying agent, together with a letter of transmittal (duly completed and validly executed in accordance with the instructions thereto), the holder of such share certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration for each share of Company common stock formerly represented by such share certificate or book-entry share, and the certificate or book entry share so surrendered will forthwith be canceled.

At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (the “payment fund”). Pending its disbursement in accordance with the merger agreement, the payment fund will be invested by the paying agent at the direction of Parent. Parent will or will cause the surviving corporation to promptly provide additional funds to the paying agent that are necessary to ensure that the payment fund is at all times maintained at a level sufficient for the paying agent to make all payments of merger consideration in accordance with the merger agreement, and such additional funds will be deemed to be part of the payment fund. No investment losses resulting from investment of the funds deposited with the paying agent will diminish the rights of any holder of shares of Company common stock to receive the merger consideration as provided in the merger agreement.

Transfer Books; No Further Ownership Rights

At the effective time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. Subject to certain exceptions, if, at any time after the effective time, share certificates or book-entry shares are presented to the surviving corporation for any reason, they will be canceled and exchanged as provided in the merger agreement.

Lost, Stolen or Destroyed Certificates

A holder of a share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact (in customary form and substance reasonably acceptable to Parent) and, if required by the surviving corporation, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the paying agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable merger consideration.

Termination of Payment Fund

At any time following the first anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it any portion of the payment fund (including any interest received with respect thereto) that has not been disbursed to holders of share certificates or book-entry shares, and thereafter such holders will be entitled to look only to Parent and the surviving corporation (as general unsecured creditors thereof), as applicable, for, and Parent and the surviving corporation will remain liable for, payment of their claims for the merger consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

No Liability

Notwithstanding any provision of the merger agreement to the contrary, none of the Company, Parent or Merger Sub, the surviving corporation or the paying agent will be liable to any person for merger consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.

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Appraisal Rights

Shares of Company common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 will not be converted into the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive payment of the appraised value of such shares as provided under Section 262 of the DGCL. For additional information, please see “The Merger—Appraisal Rights”. Prior to the effective time, the Company will not, without the prior written consent of Parent make any payment with respect to, or settle or offer to settle, any demands for appraisal of any shares of Company common stock. Prior to the effective time, Parent will not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Representations and Warranties

The merger agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or material adverse effect standards and with respect to the disclosures made by the Company, by (1) certain exceptions and qualifications set forth in the merger agreement, (2) confidential disclosures made by the Company to Parent and Merger Sub and (3) certain documents filed with, or furnished to, the SEC by the Company after January 31, 2021 and publicly available prior to December 11, 2022.

The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

For purposes of this proxy statement and the merger agreement, a “material adverse effect” with respect to the Company and its subsidiaries means any effect, change, event, facts, circumstances or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided that, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, will constitute or be taken into account in determining whether a material adverse effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (1) generally affecting (a) the industry in which the Company and its subsidiaries operate or (b) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (2) to the extent arising out of, resulting from or attributable to (a) changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, in each case, after the date of the merger agreement, (b) the negotiation, execution, announcement or performance of the merger agreement or the consummation or pendency of the transactions contemplated thereby, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby (other than in the context of any representations and warranties which specifically address the consequences of entering into the merger agreement or consummating the transactions contemplated thereby), (c) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (d) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (e) epidemics, pandemics (including the COVID-19 pandemic) or other disease outbreaks or laws or directives (including any COVID-19 measures) issued by a governmental authority in response to any epidemic, pandemic (including COVID-19) or other disease outbreak, (f) any action taken by the Company or any of its subsidiaries that is expressly required or expressly

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contemplated by the merger agreement or at Parent’s written request or with Parent’s consent, (g) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates, (h) any change or prospective change in the Company’s credit ratings, (i) any decline in the market price, or change in trading volume, of the capital stock of the Company or (j) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (h), (i) and (j) will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (1) and clauses (2)(A) through (J)) is a material adverse effect); provided further that any effect, change, event or occurrence referred to in clauses (1) or (2i) (a), (c), (d) or (e) may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect).

The representations and warranties made by the Company relate to, among other topics, the following:

•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and each subsidiary;

•	capitalization;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	stockholder voting requirements;

•

the absence of any conflict or violation of any organizational documents, existing material contracts or applicable laws due to the performance of the merger agreement and the transactions contemplated thereby;

•	governmental approvals;

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	no undisclosed liabilities;

•	existence of internal controls and disclosure controls and procedures;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	the absence of certain actions or circumstances since July 31, 2022, and absence of any material adverse effect since February 1, 2022;

•	the absence of certain legal proceedings;

•	compliance with applicable laws and holding of required permits;

•	certain tax matters;

•	certain employee benefits matters;

•	certain labor matters;

•	certain environmental matters;

•	intellectual property;

•	certain data privacy laws and technology and information security matters;

•	absence of rights agreements and inapplicability of anti-takeover law;

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•	matters relating to the leased real property and the absence of owned real property;

•	material contracts;

•	government contracts;

•	compliance with certain anti-corruption, bribery and sanctions laws;

•	insurance coverage;

•

receipt of an opinion from the Company’s financial advisor regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Company common stock (other than Parent or any affiliate of Parent);

•	brokers and other advisors;

•	top customers and top vendors; and

•	the absence of any other representations or warranties.

The representations and warranties made by the Parent and Merger Sub relate to, among other topics, the following:

•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;

•	authority to enter into the merger and the binding nature of the merger agreement;

•

the absence of any conflict or violation of any organizational documents, existing material contracts or applicable laws due to the performance of the merger agreement and the transactions contemplated thereby;

•	governmental approvals;

•	ownership and operations of Merger Sub;

•	the equity and debt commitment letters made available by Parent to the Company (including the enforceability thereof) and the respective financings contemplated thereunder;

•	the guarantee of Parent and Merger Sub’s obligations under the merger agreement by the Thoma Bravo Fund;

•	the solvency of the surviving corporation as of the effective time and immediately after the consummation of the transactions contemplated by the merger agreement;

•	brokers and other advisors;

•	the accuracy of information supplied for including in this proxy statement;

•	the absence of certain legal proceedings;

•	non-ownership of Company common stock;

•	non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans; and

•	the absence of any other representations or warranties.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

Under the merger agreement, in general, subject to certain exceptions and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a

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written request by the Company for such consent), the Company has agreed to, and has agreed to cause each of its subsidiaries to, use its and their commercially reasonable efforts to (1) carry on its business in all material respects in the ordinary course of business and (2) to the extent consistent with the foregoing, preserve its and its subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other persons with whom the Company or its subsidiaries have significant business relationships substantially intact.

The Company has also agreed under the merger agreement, subject to certain exceptions (including as required by applicable law, judgment or a government authority, as required, expressly contemplated or expressly permitted by the merger agreement and as set forth in the confidential disclosure schedules to the merger agreement) and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a written request by the Company for such consent), to certain restrictions on its activities during the period from December 11, 2022 to the effective time or earlier termination of the merger agreement. These restrictions on the Company’s activities are summarized below. In general, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) will be deemed to be given if Parent provides no written response within ten business days after a written request by the Company for such consent):

•

(1) other than transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, with certain specified exceptions, (2) other than transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, with certain specified exceptions, (3) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (4) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction;

•

(1) incur any new indebtedness except for (a) intercompany indebtedness among the Company and its subsidiaries, (b) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (c) indebtedness incurred in connection with the refinancing of any indebtedness existing on December 11, 2022 or permitted to be incurred, assumed or otherwise entered into under the merger agreement or (d) other indebtedness in an aggregate principal amount not to exceed $5 million; provided that all such indebtedness is pre-payable without penalty at the closing, or (2) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;

•

grant any lien (other than certain permitted liens) on any of its material assets other than (1) to secure indebtedness and other obligations in existence on December 11, 2022 or permitted under the immediately preceding bullet or (2) to the Company or to a wholly owned subsidiary of the Company;

•

sell, transfer, lease, sublease or license to any person, in a single transaction or series of related transactions, any of its material properties or asset except (1) pursuant to contracts in force on December 11, 2022, (2) transfers among the Company and its subsidiaries or (3) for consideration,

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individually or in the aggregate, not in excess of $5 million; provided that this restriction does not apply to intellectual property addressed in the immediately following bullet;

•

(1) sell, assign, license, transfer, abandon, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any lien, any material intellectual property, except for the expiration of all patents, patent applications, registered copyrights and applications therefor, registered domain names, and registered trademarks (including service marks) and applications therefor that are owned by the Company or any of its subsidiaries and are material to the conduct of the business of the Company and its subsidiaries, taken as a whole, as currently conducted at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse intellectual property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company intellectual property in the ordinary course of business, (2) intentionally disclose any trade secrets or other confidential information to any person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business or (3) disclose, license, release, distribute, escrow, or make available any source code for software included in Company intellectual property that is intended to remain confidential (or agree to do any of the foregoing), except, in each case, in connection with the ordinary course of business;

•

make any loans, capital contributions or advances to any person other than (1) trade credit and advances to customers in the ordinary course of business, (2) to the Company or any subsidiary of the Company, (3) in connection with a transaction permitted under the eighth bullet in this section of this proxy statement entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time” or (4) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $1 million;

•

make or authorize capital expenditures for property, plant or equipment, except for those (1) that are materially consistent with the Company’s plan that was previously made available to Parent or (2) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•

except as permitted under the immediately preceding bullet, make any acquisition (including by merger) of the capital stock or, a material portion of the assets of any other person, other than acquisitions for which the aggregate amount of consideration paid or transferred by the Company and its subsidiaries (in connection with all such acquisitions) would not exceed $5 million;

•

except as required under any Company benefit plan (i) in effect on December 11, 2022 and, solely with respect to any Company benefit plan that requires the grant of equity or equity-based compensation, that was made available to Parent prior to December 11, 2022 and is set forth on the confidential disclosure schedule to the merger agreement or (ii) adopted, established, entered into or amended after December 11, 2022 solely to the extent provided pursuant to clause (3) below, (1) grant any material increase in compensation or material benefits, (2) grant any severance, retention, termination, transaction-based, or equity or equity-based compensation or material benefits, (3) establish, adopt, enter into or amend in any material respect any Company benefit plan in effect as of December 11, 2022 (other than any amendments to Company benefit plans in effect as of December 11, 2022 that would not result in a material increase in the cost of such plan), (4) accelerate the vesting or payment of compensation or benefits under any Company benefit plan, (5) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with base salary or wages exceeding $250,000, (6) cancel or forgive any loans to current or former employees or individual service providers, (7) affirmatively and knowingly waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual service provider who has or had a title of “Senior Vice President” or above, (8) implement (or announce) any employee layoffs, plant closings, reductions in force, salary or wage reductions or similar actions that could implicate the Worker Adjustment and Retraining Notification

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Act of 1988, as amended or (9) recognize or certify any labor union, labor organization, works council or group of employees as a bargaining representative for employees of the Company and its subsidiaries, or negotiate, modify, extend, terminate or enter into any collective bargaining agreement or other labor-related contract;

•

make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except, in each case, as may be required (1) by GAAP (or any interpretation thereof), (2) by any applicable law, including Regulation S-X under the Securities Act or (3) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•

except in the ordinary course of business (1) make or change any material tax election, (2) file any amended tax return, (3) settle or compromise any material tax liability, (4) enter into any closing agreement relating to any material amount of tax, (5) agree to an extension or waiver of a statute of limitations period applicable to any tax claim or assessment or (6) surrender any right to claim a material tax refund;

•	(1) amend the Company’s certificate of incorporation or bylaws or (2) amend the comparable organizational documents of any subsidiary of the Company in any manner materially adverse to Parent;

•

settle any pending or threatened action against the Company or any of its subsidiaries, other than settlements of any pending or threatened action (1) in which the Company or any of its subsidiaries is named as a nominal defendant, (2) disclosed, reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of July 31, 2022 included in the Company’s SEC filings after January 31, 2021 and publicly available prior to the execution of the merger agreement for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its subsidiaries is entitled to indemnification or contribution) or (3) if the amount to be paid by the Company or any of its subsidiaries in any such settlements does not exceed $5 million in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its subsidiaries is entitled to indemnification or contribution); provided that, no settlement of any pending or threatened action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its subsidiaries, taken as a whole; provided further that litigation related to the transactions contemplated by the merger agreement will not be governed by this bullet;

•	with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

(1) terminate (other than any expiration in accordance with its terms) or modify, amend or waive any material rights under any material contract in a manner that is material and adverse to the Company and its subsidiaries, taken as a whole, in each case, other than in the ordinary course of business or (2) enter into any contract that would have been a material contract had it been entered into prior to December 11, 2022, other than in the ordinary course of business; provided that this bullet will not restrict any action that is specifically addressed and permitted under any other bullet in this section of this proxy statement entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time”;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

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•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Except as expressly contemplated or permitted by the merger agreement or as required by applicable law, judgment or governmental authority, during the period from December 11, 2022 to the effective time or earlier termination of the merger agreement, without the prior written consent of the Company, Parent and Merger Sub will not, and will not permit the Thoma Bravo Fund or any entity, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, Thoma Bravo Fund or any of its affiliates (excluding any portfolio company or similar asset of Thoma Bravo Fund or any of its affiliates) (“Thoma Bravo Fund Affiliates”) to, (1) take any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, (2) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period under any antitrust law, in each case described in the merger agreement or (3) materially increase the risk of any governmental authority seeking or entering a judgment prohibiting the consummation of the transactions contemplated by the merger agreement.

Nothing contained in the merger agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time, and nothing contained in the merger agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Prior to the effective time, each of Parent and the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

No Solicitation; Change in Board Recommendation

Subject to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries and its and their officers and directors to, and will instruct and use its reasonable best efforts to cause its other representatives to, immediately following the date of the merger agreement until the effective time (or earlier if the merger agreement is terminated in accordance with its terms), (1) cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a takeover proposal and promptly (and in any event, within 48 hours) request the return or destruction of all confidential information furnished by the Company or on its behalf to any person and its representatives with respect to a takeover proposal on or prior to the time the merger agreement was executed and (2) not, directly or indirectly:

•

initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any person of the provisions summarized in this section of this proxy statement), or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging a takeover proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal.

On or after the execution of the merger agreement and prior to receipt of the Company stockholder approval, if the Company or any of its representatives receives a takeover proposal that does not result from a knowing and material breach of the foregoing non-solicitation obligations, (1) the Company and its representatives may

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contact and engage in discussions with such person or group of persons making the takeover proposal or its or their representatives and financing sources to clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing or to notify such persons or group of persons or its or their representatives and financing sources of the Company’s obligations described above and (2) if the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes, or could reasonably be expected to result in, a superior proposal, then the Company and any of its representatives may:

•

enter into an acceptable confidentiality agreement (as defined below) with the person or group of persons making the takeover proposal and furnish pursuant to an acceptable confidentiality agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons that has made such takeover proposal and its or their representatives and financing sources; provided that that the Company will substantially concurrently (and in any event within 48 hours of furnishing such person or group of persons making the takeover proposal with such information) provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any person given such access that was not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal and its or their Representatives and financing sources.

The Company will promptly (and in any event within 48 hours after receipt by an executive officer of the Company or after any member of the Board or any executive officer of the Company obtains actual knowledge of a takeover proposal) notify Parent in the event that the Company or any of its subsidiaries or its or their representatives receives a takeover proposal, or an inquiry that could reasonably be expected to lead to a takeover proposal, and will disclose to Parent the terms and conditions of any such takeover proposal and the identity of the person or group of persons making such takeover proposal and copies of any material documents evidencing or delivered in connection with such takeover proposal, and the Company will keep Parent reasonably informed promptly of any material developments with respect to any such takeover proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such takeover proposal).

Neither the Board of Directors of the Company nor any committee thereof will:

•

(1) withhold (in the case of the Board) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Board) or withdraw (or modify in a manner adverse to Parent), the Board recommendation, (2) in the case of the Board, if any takeover proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 under the Exchange Act, (3) fail to reaffirm the Board recommendation within ten days of a written request made by Parent to do so (it being understood that Parent may only make such a request on two occasions) or (4) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal (it being understood that the Board or any committee thereof may, and may cause the Company to, (a) make a customary “stop, look and listen” communication, (b) elect to take no position with respect to a takeover proposal until the close of business on the tenth business day after the commencement of such takeover proposal pursuant to Rule 14e-2 under the Exchange Act and (c) disclose that the Company has received a takeover proposal, that the Board or any committee thereof has determined that a takeover proposal constitutes a superior proposal, that the Board or any committee thereof intends to make an adverse recommendation change or that the Company intends to terminate the merger agreement to enter into a Company acquisition agreement (as defined below) and in each case any material facts and circumstances relating thereto) (any action described above, other than the actions in the foregoing clauses (a)–(c), being referred to as an “adverse recommendation change”); or

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•

authorize, execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal, other than any acceptable confidentiality agreement (each, a “Company acquisition agreement”).

Prior to obtaining the Company stockholder approval, but not after, the Board or any committee thereof may, in response to a bona fide written takeover proposal not solicited in knowing and material breach of the non-solicitation obligations summarized in this section of this proxy statement, make an adverse recommendation change or cause the Company to enter into a Company acquisition agreement with respect to a takeover proposal and terminate the merger agreement in accordance with the terms thereof, in either case, if the Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel that such takeover proposal constitutes a superior proposal.

The Board or any committee thereof will not, and will cause the Company not to, enter into a Company acquisition agreement or make an adverse recommendation change unless (1) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice will specify the identity of the party making such superior proposal, the material terms thereof and, if available, copies of any written agreements and other documents relating thereto provided to the Company or its representatives), (2) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement and the other agreements contemplated therein that would cause such superior proposal to no longer constitute a superior proposal and (3) following the end of such notice period the Board of or any committee thereof will have considered in good faith such binding offer, and will have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such superior proposal, the foregoing will again apply with respect to each such revision (but the four business day period will instead be two business days)).

Prior to obtaining the Company stockholder approval, but not after, the Board or any committee thereof may make an adverse recommendation change in response to an intervening event if the Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board or any committee thereof will not, and will cause the Company not to, take any such action unless (1) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice will include a reasonably detailed description of such intervening event), (2) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement and the other agreements contemplated therein such that failure to make such adverse recommendation change would no longer reasonably be expected to be inconsistent with the directors’ fiduciaries under applicable law and (3) following the end of such notice period, the Board or any committee thereof will have considered in good faith such binding offer, and will have determined that failure to make such adverse recommendation change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial or any other material facts of such intervening event, the foregoing will again apply with respect to each such revision (but the four business day period will instead be two business days)).

For purposes of the merger agreement, “acceptable confidentiality agreement” means (1) any confidentiality agreement entered into by the Company after the date of the merger agreement that contains confidentiality provisions that are not materially less favorable to the Company than those contained in the confidentiality agreement dated as of October 28, 2022, between the Company and Thoma Bravo and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be

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made to Parent by the merger agreement, it being understood that such agreement need not include any standstill provisions or similar restrictions or (2) any confidentiality agreement entered into prior to the date of the merger agreement, it being understood that the Company, in its sole discretion, will be entitled to waive or release any pre-existing explicit or implicit standstill provisions or similar restrictions with any person or group of persons.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group (other than Parent or any of its affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect:

•

acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of 20% or more of the outstanding shares of Company common stock;

•	tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Company common stock;

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof) or 20% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the transactions contemplated by the merger agreement; or

•	any combination of the foregoing.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal made by any person or group (other than Parent or any of its affiliates) that the Board or any committee thereof has determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (1) would be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the merger agreement and (2) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing, due diligence, antitrust and other aspects of such proposal and of the merger agreement; provided that for purposes of the definition of “superior proposal”, the references to “20%” in the definition of takeover proposal will be deemed to be references to “75%”.

For purposes of the merger agreement, an “intervening event” means any effect, change, circumstance, event or occurrence that (1) was not known to or reasonably foreseeable by the Board on the date of the merger agreement (or if known by the Board, the material consequences of which were not known to or reasonably foreseeable by the Board as of the date of the merger agreement) and becomes known to the Board prior to the receipt of the Company stockholder approval and (2) does not relate to or involve (a) any takeover proposal or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of the Company common stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

Efforts to Obtain the Company Stockholder Approval

Notwithstanding any adverse recommendation change, and subject to the terms of the merger agreement and applicable law, and to the extent not prohibited by any judgment, the Company will take all necessary actions in

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accordance with applicable law, the Company organizational documents and the rules of Nasdaq necessary to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of obtaining the Company stockholder approval. Subject to the provisions of the merger agreement summarized in the section of this proxy statement entitled “—No Solicitation; Change in Board Recommendation”, the Company will use its reasonable best efforts to obtain the Company stockholder approval.

The Company may, in its sole discretion, adjourn, recess, or postpone the special meeting of Company stockholders (1) to allow reasonable additional time for the filing or mailing of any supplement or amendment to this proxy statement that the Company has determined is reasonably likely to be required under applicable law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the special meeting of Company stockholders, (2) to the extent required by a court of competent jurisdiction in connection with any actions in connection with the merger agreement or the transactions contemplated by the merger agreement, (3) if as of the time for which the special meeting of Company stockholders is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting of Company stockholders (provided that, Company may not postpone or adjourn the special meeting of Company stockholders more than three times, and each such time, no more than by ten business days on any single occasion, pursuant to clause (3) without Parent’s prior written consent) or (4) to solicit additional proxies for the purpose of obtaining the approval of Company stockholders (it being understood that the Company may not postpone or adjourn the special meeting of Company stockholders by more than three times, and each such time, no more than by ten business days on any single occasion, pursuant to clause  (4) without Parent’s prior written consent).

Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to cooperate with the other parties and use (and cause their respective affiliates to use) their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to promptly:

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•

obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third-party necessary to consummate the transactions contemplated by the merger agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement; and

•

defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement,

•

in each case other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to antitrust laws, which are exclusively dealt with in the provisions described below.

The Company and Parent also agreed to use reasonable best efforts to (1) take all actions necessary to ensure that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover law

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(each an “anti-takeover law”) is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such laws and (2) if the restrictions of any anti-takeover law become applicable to any of the transactions contemplated by the merger agreement, take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such anti-takeover laws on such transactions.

Each of the parties also agreed (1) to make (a) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement (which will request the early termination of any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act) as promptly as reasonably practicable following the date of the merger agreement, and in any event within ten calendar days following the date of the merger agreement and (b) the appropriate filings under other required antitrust laws as promptly as reasonably practicable following the date of the merger agreement, (2) to make an appropriate response as promptly as reasonably practicable to any request for additional information and documentary material under the HSR Act and any other applicable antitrust laws and (3) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable.

The Company and Parent will, and will cause each of their respective subsidiaries to, and, in the case of Parent, any Thoma Bravo Fund Affiliate to, use their reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and to secure the expiration or termination of any applicable waiting period and obtain any consent, clearance or approval required under any other applicable antitrust laws and resolve any objections asserted with respect to the transactions contemplated by the merger agreement under the Federal Trade Commission Act or any other applicable antitrust law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement. Nothing in the merger agreement requires any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the closing.

Neither Parent nor the Company will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other antitrust laws or enter into a timing agreement with any governmental authority, or withdraw its initial filing pursuant to the HSR Act or any other antitrust law, as the case may be, and refile any of them, without the prior written consent of the other party, such consent not to be unreasonably refused, conditioned or delayed. The parties will also defend through litigation any claim asserted in court by any person, including any governmental authority, under any antitrust laws in order to avoid entry of, or to have vacated or terminated, any judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the closing.

Each of the parties also agreed to use its reasonable best efforts to:

•

cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private person;

•

keep the other parties informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ, or any other governmental authority and of any substantive communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the merger agreement;

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•

subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties and their respective affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the transactions contemplated by the merger agreement, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act; and

•

to the extent permitted by the FTC, the Antitrust Division of the DOJ, or any other governmental authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences.

Parent and the Company have the right to review in advance all written materials submitted to any governmental authority in connection with the transactions contemplated by the merger agreement, in each case to the extent such materials or communications are related to any antitrust laws; provided that any such materials may be redacted (1) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (2) as necessary to comply with contractual arrangements or applicable law and (3) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party as “Outside Counsel Only”, in which case such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

Parent has agreed to take (and to cause each Thoma Bravo Fund Affiliate to take) any and all actions, and do, or cause to be done, any and/or all things necessary, proper or advisable to ensure that any review of the merger by CFIUS or DCSA and (1) receipt by Parent and the Company of written notification (including by e-mail) from CFIUS that (a) CFIUS has determined that none of the transactions contemplated by the equity financing is a “covered transaction” under the Defense Production Act of 1950 (the “DPA”); or (b) CFIUS has completed a review or investigation of the filing of a joint voluntary notice of the transactions contemplated by the equity financing (“CFIUS notice”) and has concluded all action under the DPA; or (2) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (a) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the equity financing or (b) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS (“CFIUS approval”); and/or (1) receipt by Parent and the Company of written acknowledgement (including by email) from DCSA that it has accepted a foreign ownership, control, or influence mitigation plan (“FOCI mitigation plan”) with respect to any business of the Company that is subject to the NISPOM (as defined below), or (2) if DCSA has not issued a written acknowledgement that it has accepted a FOCI mitigation plan, DCSA has not taken any action to reject a proposed FOCI mitigation plan (“DCSA arrangements”) will not impede, prevent or delay the closing and in connection therewith avoid any restraint pursuant to the conditions set forth under the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger”. Additionally, Parent has agreed to take (and will cause each Thoma Bravo Fund Affiliate to take) the following actions (and the Company will, solely to the extent provided below and subject to the terms of the merger agreement, use its commercially reasonable efforts to cooperate with Parent in connection with the following actions) as necessary, proper or advisable to obtain the CFIUS approval and the DCSA arrangements:

•

with respect to the DCSA arrangements, (1) as promptly as reasonably practical, the Company will provide an initial notification to DCSA of the transactions pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) and any other applicable U.S. national industrial security regulations, (2) as promptly as practicable following the submission of the initial notification required by clause (1), Parent and the Company will provide, or cause to be provided, the information necessary for DCSA to conduct a review of foreign ownership, control or influence pursuant to the NISPOM and any other applicable U.S. national industrial security regulations and (3) as promptly as reasonably

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practical, Parent will submit to DCSA, and the Company will cooperate in the submission of, a FOCI mitigation plan;

•

with respect to the CFIUS approval, (1) as promptly as reasonably practical, the Parent and Company will file, or cause to be filed, with CFIUS a draft of the CFIUS notice as contemplated under 31 C.F.R. 800.401(f) and (2) as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the draft notice, the Parent and Company will file, or cause to be filed, the CFIUS notice in accordance with the Defense Production Act of 1950;

•

supplying, as promptly as reasonably practicable, any certification, additional information, documents or other materials in respect of such notice or the transactions contemplated by the merger agreement that may be requested by CFIUS or DCSA, respectively, in connection with its review process related to the CFIUS approval and the DCSA arrangements; and

•

cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS, DCSA or any other governmental authority related to the review processes for the CFIUS approval and the DCSA arrangements, including by (1) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS or DCSA, (2) promptly informing each other of any communication received by Parent or the Company, or given by Parent or the Company to, CFIUS or DCSA by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS or DCSA to remain confidential or information reasonably determined by Parent or the Company to be business confidential information and (3) permitting each other to review in advance any written or oral communication that Parent or the Company gives to CFIUS or DCSA, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS or DCSA, and to the extent not prohibited by CFIUS or DCSA, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS or DCSA.

Parent has also agreed not to commit to, or agree with CFIUS or DCSA or any other governmental authority in connection with the CFIUS approval or any DCSA arrangements to, delay or impede the transactions contemplated by the merger agreement without the prior written consent of the Company.

Financing

The merger agreement provides that each of Parent and Merger Sub will use reasonable efforts to take (and to use its reasonable best efforts to cause its affiliates to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the financing contemplated by the commitment letters in amounts at least equal to an amount adequate to provide Parent and Merger Sub with cash proceeds on the closing date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations on the closing date under the merger agreement and the commitment letters, including the payment of the merger consideration on the closing date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its subsidiaries contemplated by, or required in connection with the transactions contemplated by the merger agreement or commitment letters (the “financing amounts”). Parent and Merger Sub will also use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the equity financing and debt financing (together, the “financing”) on the terms and subject only to the conditions described in the applicable commitment letter on a timely basis, taking into account the anticipated closing date, including by:

•	maintaining in effect the commitment letters;

•

negotiating and entering into definitive agreements with respect to the financing (“definitive agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter); and

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•	satisfying, on a timely basis, all conditions in the commitment letters and the definitive agreements that are within its control.

Each of Parent and Merger Sub will also use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each commitment letter. In the event that all conditions contained in the applicable commitment letter or the definitive agreements (other than the consummation of the merger and those conditions that by their nature are to be satisfied or waived at closing) have been satisfied, each of Parent and Merger Sub will cause the debt financing sources and/or the Thoma Bravo Fund, as applicable, to fund the financing.

Parent and Merger Sub may not, without the prior written consent of the Company, (1) permit any amendment or modification to, or consent to any waiver of any provision or remedy under, the commitment letters or the definitive agreements if such amendment, modification or waiver (a) imposes new or additional conditions or other contingencies or otherwise expands, amends or modifies any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the financing, (b) reduces the aggregate principal amount of the debt financing contemplated in the debt commitment letter (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the equity financing contemplated in the equity commitment letter below the financing amounts, (c) would reasonably be expected to adversely affect in any material respect the ability of Parent or Merger Sub to enforce its rights against other parties to the commitment letters or the definitive agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the commitment letters as in effect on the date of the merger agreement, (d) would reasonably be expected to make the timely funding of the financing or satisfaction of the conditions to obtaining the financing on the closing date less likely to occur or (e) would otherwise reasonably be expected to materially prevent, impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement; or (2) terminate the commitment letters or any material definitive agreement; provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the debt commitment letter as expressly contemplated thereby as of the date of the merger agreement solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the debt commitment letter as of the date of the merger agreement but only to the extent doing so would not have the effects described in clauses (1)(a) – (e) above.

In the event that any portion of the debt financing becomes unavailable, regardless of the reason, Parent will (1) promptly notify the Company of such unavailability and the reason and (2) use reasonable best efforts to arrange and promptly obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the financing, to consummate the transactions contemplated by the merger agreement and to pay the financing amounts) from alternative sources on terms and conditions not materially less favorable, in the aggregate, to Parent or Merger Sub than those contained in the debt commitment letter (provided that no new debt commitment letter will contain any terms or conditions that would have been prohibited if the same had been effected through an amendment or modification of the debt commitment letter (except with the prior written consent of the Company)) (the “alternate debt financing”), and to obtain a new financing commitment letter with respect to such alternate debt financing (together with any related fee letter, the “new debt commitment letter”), which will replace the existing debt commitment letter, a true and complete copy of which will be provided by Parent or Merger Sub, as applicable, promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it; provided that, notwithstanding the foregoing, Parent and Merger Sub will not be required to obtain alternate debt financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the debt commitment letter (including after giving effect to any “flex provisions” in the debt commitment letter) and with terms that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the debt commitment letter.

Parent or Merger Sub, as applicable, will provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to the commitment letters or any definitive agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice

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or other written communication from any debt financing source, the Thoma Bravo Fund or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the commitment letters or any definitive agreement of any provision thereof. Each of Parent and Merger Sub will, upon written request from the Company, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the financing.

Compliance by Parent and Merger Sub with the provisions described in this section of this proxy statement will not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by the merger agreement whether or not the financing is available, and each of Parent and Merger Sub acknowledged and agreed that its obligation to consummate the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement are not conditioned upon or contingent on the availability or consummation of the debt financing, the availability of any alternate debt financing or receipt of the proceeds therefrom.

Pursuant to the merger agreement, the Company has agreed that prior to the closing, it will use its reasonable best efforts, and cause its subsidiaries and its and their representatives to use reasonable best efforts, to provide Merger Sub (at Merger Sub’s cost and expense) with customary cooperation in connection with the debt financing contemplated by the debt commitment letter.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted by applicable law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (1) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its subsidiaries in effect as of the date of the merger agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (2) any and all indemnification agreements set forth in the confidential disclosure schedules to the merger agreement between the Company or any of its subsidiaries and any of their respective present or former directors or officers in effect as of the date of the merger agreement.

For a period of six years from and after the effective time, Parent will, and Parent will cause the surviving corporation to, (1) to the fullest extent permitted by applicable law, jointly and severally indemnify and hold harmless each current and former director or officer of the Company or any of its subsidiaries (and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time) and each individual who serves or served at the request of the Company or any of its subsidiaries as a representative of another person (including any employee benefit plan) (each, an “indemnitee” and, collectively, the “indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (a) the fact that an indemnitee is or was a director or officer of the Company or such subsidiary or serves or has served at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan) or (b) acts or omissions by an indemnitee in the indemnitee’s capacity as a director or officer of the Company or such subsidiary or taken at the request of the Company or such subsidiary (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case under (a) or (b), at, or at any time prior to, the effective time (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the corresponding provision of the merger agreement or any other indemnification, advancement or reimbursement right of any indemnitee) and (2) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of the Company and such subsidiaries to the indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s certificate of incorporation

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and bylaws and the organizational documents of such subsidiaries as in effect on the date of the merger agreement.

Parent, for a period of six years from and after the effective time, will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors or officers and indemnification than are set forth as of the date of the merger agreement in the Company’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees. In addition, from and after the effective time, Parent will, and will cause the surviving corporation to, in accordance with the Company’s certificate of incorporation and bylaws, pay, promptly after receipt by Parent of a written request by an indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such indemnitee is eligible to be indemnified in advance of the final disposition of such matter (including any action in connection with enforcing the indemnity and other obligations), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such indemnitee is not entitled to indemnification under the merger agreement.

Neither Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions (each, a “claim”), for which indemnification could be sought by an indemnitee pursuant to this provision, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the surviving corporation and the indemnitees will cooperate in the defense of any claim and agree to provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

For the six-year period commencing immediately after the effective time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of the merger agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same aggregate coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy). The Company may (or if requested by Parent, the Company will use reasonably best efforts to), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions contemplated by the merger agreement; provided that, the cost of any such “tail policy” will not exceed 300% of the Company’s most recent annual premium for its directors’ and officers’ insurance policy (and if the cost would exceed such limit, the surviving corporation will obtain the maximum amount of coverage available for a cost not exceeding such limit). If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to the foregoing and the surviving corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

The obligations of Parent and the surviving corporation with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnifiable party will have consented in writing to such termination or modification. In the

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event that (1) Parent, the surviving corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, entity or group or (2) Parent or any of its successors or assigns dissolves the surviving corporation, then, and in each such case, proper provisions will be made so that the successors and assigns of Parent or the surviving corporation assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.

Employee Benefits Matters

The merger agreement provides that for a period of 12 months following the effective time, Parent will provide each person who is an employee of the Company or any of its subsidiaries as of immediately prior to the effective time and who remains employed immediately following the effective time (each, a “Continuing Employee”) with (1) base salary and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities) that are no less favorable, in each case, than those in effect immediately prior to the effective time, (2) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance plans and arrangements as set forth in the confidential disclosure schedule to the merger agreement and (3) other employee benefit plans and arrangements (excluding defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, change in control, and equity or equity-based compensation or benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time.

The merger agreement provides that if the effective time occurs after June 30, 2023, each Continuing Employee who is eligible to receive a bonus under the Company’s annual incentive plan in respect of the calendar year ending December 31, 2023, will receive such bonus in accordance with the terms of such plan, with bonuses calculated based on at least 50% of target levels of performance, subject to the Continuing Employee remaining employed through December 31, 2023. Parent will honor, in accordance with their terms, all of the Company’s compensation and benefit plans, programs, agreements and arrangements set forth in the confidential disclosure schedule to the merger agreement. Parent has acknowledged in the merger agreement that the merger will constitute a “change in control” or “change of control” (or other term of similar import) for purposes of the Company’s compensation and benefit plans, programs, agreements and arrangements.

Certain Additional Covenants and Agreements

The merger agreement also contains additional covenants between the Company, Parent and Merger Sub relating to, among other things, (1) public announcements with respect to the transactions; (2) access to information and confidentiality; (3) coordination with respect to litigation relating to the merger; (4) covenants relating to the delisting of the shares of Company common stock from Nasdaq and deregistering such Company common stock under the Exchange Act; (5) the filing of this proxy statement; and (6) the treatment of the Convertible Notes and capped call transactions.

Conditions of the Merger

Each party’s obligations to effect the merger are subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:

•

no antitrust law or judgment enacted, promulgated, issued, entered or amended after the date of the merger agreement by any governmental authority of competent jurisdiction (collectively, “restraints”) is in effect enjoining or otherwise prohibiting consummation of the merger;

•

the expiration of the waiting period (and any extensions thereof) applicable to the consummation of the merger under the HSR Act or early termination thereof will have been granted and any waiting period

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or consent, clearance or approval applicable to the consummation of the merger under the other antitrust laws of the agreed upon jurisdictions has expired, been terminated, obtained or deemed to have been granted or jurisdiction will have been denied, as applicable, and any commitments by the parties not to close before a certain date under a timing agreement entered into with the DOJ or the FTC in compliance with the merger agreement will have expired or been terminated; provided that, for the avoidance of doubt, the receipt of an HSR reservation notice by any party to the merger agreement, in and of itself, will not result in a failure of this condition; and

•	the receipt of the Company stockholder approval.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;

•

the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company at or prior to the effective time under the merger agreement;

•	the absence of any material adverse effect occurring after the date of the merger agreement that is continuing; and

•

the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications;

•

Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement; and

•

the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective name by a duly authorized executive officer thereof, certifying that the conditions set forth above have been satisfied.

The consummation of the merger is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.

Termination of the Merger Agreement

The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.

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Termination by Either the Company or Parent

In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated by the merger agreement at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:

•

the effective time has not occurred on or prior to September 11, 2023 (as such date may be extended pursuant to the immediately succeeding proviso, the “outside date”); provided that if on the outside date the conditions set forth under the second bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” or the conditions set forth under the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” (to the extent such restraint arises under antitrust laws) has not been satisfied but all other conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but provided that such conditions will then be capable of being satisfied if the closing were to take place on such date), then the outside date will be automatically extended to December 11, 2023 and such date will become the outside date; provided further that this right to terminate the merger agreement will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date;

•

any judgment having the effect set forth in the first bullet described above in the section of this proxy statement entitled “—Conditions of the Merger” is in effect and has become final and nonappealable; provided that this right to terminate will not be available to a party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the issuance or entry of such judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such judgment in accordance with its obligations set forth under the section of this proxy statement entitled “—Reasonable Best Efforts”; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.

Termination by Parent

Parent may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:

•

the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of its representations or warranties in the merger agreement have become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by Parent to the Company and (b) the outside date; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	the Board or a committee thereof has made an adverse recommendation change.

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Termination by the Company

The Company may also terminate the merger agreement and abandon the transactions contemplated by the merger agreement by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:

•

either Parent or Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or any of their representations or warranties in the merger agreement has become inaccurate, which breach or failure to perform or inaccuracy (1) would give rise to the failure of any of the conditions set forth under the eighth and ninth bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” and (2) is incapable of being cured prior to the outside date or, if curable by such date, is not cured within the earlier of (a) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate and the basis for such termination, is given by the Company to Parent and (b) the outside date; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to receipt of Company stockholder approval, in connection with entering into a Company acquisition agreement providing for a superior proposal in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company termination fee; or

•

(1) the conditions set forth under the first through seventh bullets described above in the section of this proxy statement entitled “—Conditions of the Merger” have been satisfied or waived on the date the closing was required to have occurred pursuant to the terms of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing but provided that such conditions were capable of being satisfied if the closing were to occur on such date), (2) Parent has failed to consummate the closing on the date on which Parent is required to consummate the closing of the merger pursuant to the terms of the merger agreement, (3) the Company has, at least three business days prior to seeking to terminate the merger agreement pursuant to this right to terminate, irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the closing and (4) Parent and Merger Sub have not consummated the closing of the merger by the earlier of (a) the outside date and (b)  the end of the third business day following delivery of such written confirmation.

Termination Fees

The Company will be required to pay to Parent the Company termination fee of $200 million if:

•

the merger agreement is terminated (1) by Parent pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Parent” or (2) by the Company pursuant to the provisions described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”; and the amount will be paid in the case of clause (A), within two business days after such termination or in the case of clause (B), simultaneously with such termination; or

•

(1) the merger agreement is terminated by the Company or Parent pursuant to the provisions described in the third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent”; and (2) (a) a bona fide takeover proposal has been publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the special meeting of Company stockholders and (b) within twelve months after the date the merger agreement is terminated, the Company

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consummates, or enters into a definitive agreement providing for and later consummates, a takeover proposal, and the amount will be paid within two business days after the consummation of such takeover proposal; provided that purposes of clauses (1) and (2) above the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”.

Parent will be required to pay to the Company the Parent termination fee of $435 million if the merger agreement is terminated (1) by the Company pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “— Termination of the Merger Agreement—Termination by the Company” or (B) by the Company or Parent agreement pursuant to the provisions described in the first bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” and, at the time of such termination, the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”, and such amount will be paid (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two business days after such termination.

Fees and Expenses

Whether or not the transactions are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement; except that Parent will be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations.

Withholding Taxes

Parent, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration, and any other amounts payable pursuant to Article II of the merger agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. tax law. To the extent amounts are so withheld and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Amendment or Supplement

Subject to compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties thereto; provided that following receipt of the Company stockholder approval, there will be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company stockholders without such approval.

Extension of Time, Waiver, etc.

At any time prior to the effective time, Parent and the Company may, subject to applicable law, (1) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (2) extend the time for the performance of any of the obligations or acts of the other party or (3) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing).

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Governing Law; Jurisdiction

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement or the merger, is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement will be heard and determined in the Delaware Court (or, if the Delaware Court declines to accept jurisdiction over any action, any state or federal court within the State of Delaware).

Specific Enforcement

The parties have agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement and the transactions contemplated by the merger agreement.

Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and that the right of specific enforcement is an integral part of the transactions contemplated by the merger agreement and without that right neither the Company nor Parent would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding the foregoing, the parties have agreed that the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to cause the equity financing to be funded under the equity commitment letter and Parent’s and Merger Sub’s obligations to consummate the merger (but not the right of the Company to seek such injunction, specific performance or other equitable relief for any other reason) will be subject to certain additional requirements.

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THE VOTING AGREEMENT

On December 11, 2022, in connection with the execution of the merger agreement, the Company’s directors, solely in their capacity as stockholders of the Company (in such capacity, the “covered stockholders”), entered into the voting agreement with Parent and the Company. The following is a summary of the material provisions of the voting agreement, a copy of which is attached as Annex C to this proxy statement.

As of the close of business on the record date, the covered stockholders beneficially owned an aggregate of approximately [                ]% of the outstanding shares of Company common stock entitled to vote at the special meeting. The shares of Company common stock subject to the voting agreement, including any shares of Company common stock acquired by the covered stockholders subsequent to the date of the voting agreement, are referred to in this section as “covered shares.”

Voting Provisions

Under the voting agreement, the covered stockholders have agreed to vote or cause to be voted all covered shares (1) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and (2) against (a) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 6.01 or 6.02 of the merger agreement not being satisfied or impede, interfere with or materially and adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement and (b) any takeover proposal.

The covered stockholders have also agreed to be represented in person or by proxy at every meeting of the Company’s stockholders during the term of the voting agreement in order for the covered shares to be counted as present for purposes of establishing a quorum.

Restrictions on Transfer

Pursuant to the voting agreement, each covered stockholder has agreed that during the term of the voting agreement, it will not (1) directly or indirectly offer, sell, assign, encumber, pledge, hypothecate, dispose of, or otherwise transfer (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any covered shares or any interest in any covered shares (in each case other than the voting agreement), (2) deposit such covered shares into a voting trust, enter into a voting agreement or arrangement (other than the voting agreement) with respect to such covered shares or grant any proxy or power of attorney (other than the voting agreement) with respect to such covered shares, or (3) enter into any contract or commitment (whether or not in writing) to take any of the actions referred to in the clauses (1) or (2), or cause or permit any of the foregoing, other than with the prior written consent of Parent. Any transfer or attempted transfer in violation of the foregoing will be null and void and of no effect whatsoever.

The foregoing restrictions on transfer do not apply to transfers (1) to any other covered stockholder or any affiliate of any such covered stockholder, (2) to any family member (including a trust for such family member’s benefit) of such covered stockholder, (3) to any charitable foundation or organization or (4) pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, established prior to the date of the voting agreement, in the case of each of clause (1) through (3) only, so long as, prior to and as a condition to effectuating any such transfer, the assignee or transferee agrees to be bound by the terms of the voting agreement and executes and delivers a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent.

114	Notice and Proxy Statement	Coupa Software Incorporated

Waiver of Appraisal Rights

Pursuant to the voting agreement, the covered stockholders have waived all appraisal rights under Section 262 of the DGCL with respect to the merger and the transactions contemplated by the merger agreement.

Termination

The voting agreement will automatically terminate on the earlier to occur of (1) the time that the Company stockholder approval has been obtained, (2) such date and time as the merger agreement is validly terminated pursuant to its terms, (3) the occurrence of an adverse recommendation change and (4) any amendment of any term or provision of the original merger agreement that (a) reduces the merger consideration or changes the form of consideration payable to the stockholders of the Company, (b) imposes additional conditions to the consummation of the merger or (c) is materially adverse to any of the covered stockholders in their capacity as such, in any such case without such covered stockholder’s prior consent.

Coupa Software Incorporated	Notice and Proxy Statement	115

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Company common stock as of December 28, 2022 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of Company common stock.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Company common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 76,620,232 shares of Company common stock outstanding at December 28, 2022. In computing the number of shares of Company common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding any shares of Company common stock subject to Company Options, Company RSUs and Company PSUs held by that person or entity that are currently exercisable or that will become exercisable or vested within 60 days of December 28, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percent
Named Executive Officers and Directors:
Robert Bernshteyn(1)	1,182,218	1.5%
Anthony Tiscornia	6,452	*
Todd Ford(2)	73,399	*
Mark Riggs(3)	13,148	*
Robert Glenn(4)	30,495	*
Michelle Brennan(5)	1,842	*
Roger Siboni(6)	47,786	*
Kanika Soni	—	*
Tayloe Stansbury	11,751	*
Scott Thompson(7)	66,650	*
Frank van Veenendaal(8)	101,965	*
All Executive Officers and Directors as a Group (12 persons)(9)	1,542,438	2.0%
5% Stockholders:
The Vanguard Group(10)	6,732,757	8.8%
BlackRock, Inc.(11)	5,694,669	7.4%
T. Rowe Price Associates, Inc.(12)	5,142,074	6.7%
Viking Global Investors LP(13)	4,168,030	5.4%

*	Less than 1 percent.
(1)

Consists of (a) 258,929 shares of Company common stock held by Mr. Bernshteyn and (b) 923,289 shares of Company common stock issuable to Mr. Bernshteyn pursuant to Company Options exercisable within 60 days of December 28, 2022.

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(2)

Consists of (a) 30,884 shares of Company common stock held by Mr. Ford and (b) 42,515 shares of Company common stock issuable to Mr. Ford pursuant to Company Options exercisable within 60 days of December 28, 2022. Based solely on information provided to the Company by Mr. Ford, a former executive officer, as of June 22, 2022.

(3)

Consists of (a) 6,276 shares of Company common stock held by Mr. Riggs and (b) 6,872 shares of Company common stock issuable to Mr. Riggs pursuant to Company Options exercisable within 60 days of December 28, 2022.

(4)

Consists of (a) 13,292 shares of Company common stock held by Mr. Glenn and (b) 17,203 shares of Company common stock issuable to Mr. Glenn pursuant to Company Options exercisable within 60 days of December 28, 2022.

(5)	Consists of (a) 804 shares of Company common stock held by Ms. Brennan and (b) 1,038 shares of Company common stock held by The Michelle M Brennan Revocable Trust.
(6)

Consists of (a) 11,751 shares of Company common stock held by Mr. Siboni and (b) 36,035 shares of Company common stock issuable to Mr. Siboni pursuant to Company Options exercisable within 60 days of December 28, 2022.

(7)

Consists of (a) 11,751 shares of Company common stock held by Mr. Thompson and (b) 54,899 shares of Company common stock issuable to Mr. Thompson pursuant to Company Options exercisable within 60 days of December 28, 2022.

(8)

Consists of (a) 2,444 shares of Company common stock held by Mr. van Veenendaal, (b) 11,314 shares of Company common stock held by Frank van Veenendaal 2016 Grantor Retained Annuity Trust, (c) 11,314 shares of Company common stock held by Leslie van Veenendaal 2016 Grantor Retained Annuity Trust and (d) 76,893 shares of Company common stock held by van Veenendaal Revocable Trust.

(9)

Includes (a) 461,625 shares of Company common stock held by executive officers and directors and their affiliates as a group and (b) 1,080,813 shares of Company common stock issuable pursuant to Company Options exercisable within 60 days of December 28, 2022 held by executive officers and directors as a group.

(10)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2022 and which information may not be current as of December 28, 2022, The Vanguard Group has shared voting power over 70,585 shares of Company common stock, sole dispositive power over 6,572,313 shares of Company common stock and shared dispositive power over 160,444 shares of Company common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(11)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2022 and which information may not be current as of December 28, 2022, BlackRock, Inc. has sole voting power over 5,165,941 shares of Company common stock and sole dispositive power over 5,694,469 shares of Company common stock. The address of the reporting person is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(12)

Based solely on information reported on a Schedule 13G/A filed with the SEC on April 11, 2022 and which information may not be current as of December 28, 2022, T. Rowe Price Associates, Inc. has sole voting power over 1,387,425 shares of Company common stock and sole dispositive power over 5,142,074 shares of Company common stock. The address of the reporting parties is 100 E. Pratt Street, Baltimore, MD 21202.

(13)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2022 and which information may not be current as of December 28, 2022, Viking Global Investors LP has shared voting power over 4,168,030 shares of Company common stock and shared dispositive power over 4,168,030 shares of Company common stock. The address of the reporting persons is 55 Railroad Avenue, Greenwich, CT 06830.

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MARKET PRICE AND DIVIDEND INFORMATION

Shares of Company common stock are listed on Nasdaq under the trading symbol “COUP”. The table below provides the high and low intra-day trading prices for shares of Company common stock, as reported by Nasdaq.

	High			Low
Fiscal Year 2023
November 1, 2022 through [ ], [ ]	$	[	]	$	[	]
Third quarter		$80.96			$46.31
Second quarter		$92.70			$50.54
First quarter		$140.91			$64.79
Fiscal Year 2022
Fourth quarter		$247.49			$115.55
Third quarter		$270.79			$203.51
Second quarter		$283.38			$210.71
First quarter		$377.04			$235.01
Fiscal Year 2021
Fourth quarter		$369.12			$242.31
Third quarter		$353.55			$237.97
Second quarter		$317.93			$167.62
First quarter		$180.54			$99.01
Fiscal Year 2020
Fourth quarter		$174.27			$125.12
Third quarter		$159.97			$118.48
Second quarter		$148.00			$97.55
First quarter		$104.92			$83.00

On November 22, 2022 the last full trading day prior to published market speculation regarding a potential sale of the Company, the closing price for shares of Company common stock was $45.72 per share. The $81.00 per share to be paid for each share of Company common stock pursuant to the merger agreement represents a premium of approximately 77.2% over the closing price on November 22, 2022. On [                ], 2023, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on Nasdaq was $[                ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.

As of the close of business on the record date, there were [                ] shares of Company common stock outstanding and entitled to vote, held by [                ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

The Company has never declared or paid any cash dividends on shares of Company common stock. The Company does not anticipate paying cash dividends on shares of Company common stock in the foreseeable future, and under the terms of the merger agreement, the Company is prohibited from establishing a record date for, declaring, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company that remains a wholly owned subsidiary after consummation of such transaction.

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HOUSEHOLDING

The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.

Brokers with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and write or call us at the following address or phone number: Coupa Software Incorporated, Attention: Corporate Secretary, 1855 S. Grant Street, San Mateo, CA 94402, (650) 931-3200. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers. We will promptly deliver an additional copy of the proxy statement to any Company stockholder who so requests.

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STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholders meetings, including our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which our 2023 annual meeting of stockholders will be held.

Company stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2023 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2023 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary no later than December 14, 2022, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

The deadline for providing notice to the Company under Rule 14a-19 of a stockholder’s intent to solicit proxies for our 2023 annual meeting of stockholders in support of director nominees other than the Company’s director nominees is March 26, 2023.

In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by the Board or any committee thereof or any stockholder, who (1) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, (2) is entitled to vote at such meeting, and (3) has delivered written notice to our Corporate Secretary no later than the notice deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof) or (3) properly brought before the meeting by a stockholder who has delivered written notice to our Corporate Secretary no later than the notice deadline (as defined below).

The “notice deadline” is defined as that date which is not less than 90 days nor more than 120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders. As a result, the notice deadline for the 2023 annual meeting of stockholders is between January 25, 2023 and February 24, 2023.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

You may recommend candidates to the Board for consideration by our nominating and corporate governance committee by following the procedures set forth in “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors” in our Definitive Proxy Statement on Schedule 14A for our 2022 annual meeting of stockholders, which was filed with the SEC on April 11, 2022.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. A copy of our bylaws is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. All notices of proposals by stockholders, whether or not such proposal is intended to be included in the Company’s proxy materials, should be sent to our principal executive offices, Attention: Corporate Secretary, at 1855 S. Grant Street, San Mateo, CA 94402.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2022;

•

the portions of our Definitive Proxy Statement on Schedule 14A for our 2022 annual meeting of stockholders, filed with the SEC on April 11, 2022, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2022, July 31, 2022 and October 31, 2022; and

•

our Current Reports on Form 8-K filed on March 14, 2022 (solely with respect to Item 5.02), May 27, 2022, August 1, 2022, December 12, 2022 (Film No. 221456147) and December 12, 2022 (Film No. 221457915).

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.

Coupa Software Incorporated	Notice and Proxy Statement	121

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

PROJECT CS PARENT, LLC,

PROJECT CS MERGER SUB, INC.

and

COUPA SOFTWARE INCORPORATED

Dated as of December 11, 2022

A-i

A-ii

Exhibits

Exhibit A     Voting Agreement

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2022 (this “Agreement”), is by and among Project CS Parent, LLC, a Delaware limited liability company (“Parent”), Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Coupa Software Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (a) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (b) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declared this Agreement advisable, (c) directed that the Company submit the adoption of this Agreement to a vote of the holders of Company Common Stock in accordance with the terms of this Agreement and (d) resolved to recommend that the holders of Company Common Stock adopt this Agreement;

WHEREAS, the Board of Managers of Parent has unanimously authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Merger and the Financing;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (b) determined that it is in the best interests of Merger Sub and its sole stockholder for Merger Sub to enter into this Agreement and declared this Agreement advisable, (c) directed that Merger Sub submit this Agreement to Parent, in its capacity the sole stockholder of Merger Sub, for adoption by written consent and (d) resolved to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund XV, L.P., a Delaware limited partnership (the “Equity Investor”) is entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Board of Directors of the Company, including the Company’s chief executive officer, have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ shares of Company Common Stock in favor of the approval of this Agreement and against any Takeover Proposal; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of Closing deliverables at 8:00 a.m., New York City time, on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is herein referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety in form and substance reasonably satisfactory to the Company and Parent and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06). The parties hereto shall take all necessary actions so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Awards

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the outstanding shares of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation or Conversion of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company, if any, immediately prior to the Effective Time shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) shall be canceled and converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $81.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, on such cancelation and conversion, all such shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of any non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor on surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).

Section 2.02 Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Closing Date, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, (ii) enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Pending its disbursement in accordance with this Section 2.02, the Payment Fund shall be invested by the Paying Agent as directed by Parent. Parent shall or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance with this Article II, which such additional funds shall be deemed to be part of the Payment Fund. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass only on surrender of the Certificates or Book-Entry Shares, as applicable, to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to Book-Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). On surrender of a Certificate or a Book-Entry Share for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. To facilitate the payment of the Merger Consideration to the registered holders of Book-Entry Shares, the Company may (and at the request of the Company, Parent shall use commercially reasonably efforts to) cause the Paying Agent to collect letters of transmittal in advance of the Closing (it being understood that such letters of transmittal shall be contingent on, and shall be effective on, the occurrence of the Effective Time). Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock on the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit (in customary form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Payment Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (as general unsecured creditors thereof) for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g) Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to Article II of this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03 Company Equity Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions and take such other actions as may be required or advisable to provide that:

(a) each Vested Company Option outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; provided that any Vested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall, as of the Effective Time, be canceled for no consideration;

(b) each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (each an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock for which such Unvested Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Company Option (the “Cash Replacement Option Amounts”); which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms; provided that any Unvested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall, as of the Effective Time, be canceled for no consideration. All Cash Replacement Option Amounts will have substantially the same terms and conditions (including with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company Options, the recipients thereof and the applicable vesting schedule with respect thereto;

(c) each Vested Company RSU and each Deemed Vested Company RSU (as defined on Section 2.03(c) of the Company Disclosure Letter) outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to (x) such Vested Company RSU and (y) such Deemed Vested Company RSU, in each case as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration;

(d) each Unvested Company RSU shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have substantially the same terms and conditions (including, with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company RSUs, the recipients thereof and the applicable vesting schedule with respect thereto; and

(e) each restricted stock unit awarded under a Company Equity Plan that vests on the achievement of performance goals (each, a “Company PSU” and, together with the Company Options and the Company RSUs, the “Company Equity Awards”) outstanding immediately prior to the Effective Time, whether vested or unvested, and each Company PSU set forth on Section 2.03(e)(i) of the Company Disclosure Letter shall, as of the Effective Time, be deemed to be vested to the extent provided for in this Section 2.03(e) and shall be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (with such number of shares determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance as determined in accordance with terms of the applicable award agreement) multiplied by (ii) the Merger Consideration; provided that, notwithstanding the foregoing, this Section 2.03(e) shall not apply to the Company PSUs set forth on Section 2.03(e)(ii) of the Company Disclosure Letter.

Section 2.04 Payments with Respect to Company Equity Awards and Termination of Company Equity Plans. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time), the Surviving Corporation shall pay the amounts due to the holders of vested (or deemed vested pursuant to Section 2.03) Company Equity Awards pursuant to Section 2.03, less any required withholding pursuant to Section 2.02(g); provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code. The Surviving Corporation shall pay any portion of the Cash Replacement Option Amounts and Cash Replacement Company RSU Amounts that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five Business Days following the date on which such amount vests. The Company shall take all necessary and appropriate actions to terminate each Company Equity Plan effective as of and contingent upon the Effective Time such that no Company Equity Awards will be outstanding following the Effective Time.

Section 2.05 Company ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (a) participation in the Company ESPP is limited to those employees who participated in the Company ESPP as of the date of this Agreement, (b) participants in the Company ESPP are prevented from increasing their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement, (c) except for any offering period in existence under the Company ESPP on the date of this Agreement, no offering period is authorized or commenced on or after the date of this Agreement, and no offering period is extended, (d) if the Closing occurs prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, no later than five Business Days prior to the Effective Time (the “Final Exercise Date”) based on each Company ESPP participant’s accumulated distributions under the Company ESPP on the Final Exercise Date and (e) subject to the consummation of the Merger, the Company ESPP shall terminate on the Final Exercise Date. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 2.06 Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 5.01.

Section 2.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL), and Parent shall have the right to participate in all negotiations and Actions with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company after January 31, 2021 and publicly available prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors”, “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or in any other section thereof to the extent such disclosure is not a statement of fact and is cautionary, forward-looking, speculative or predictive:

Section 3.01 Organization; Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company. The Company is not in violation in any material respect of the Company Charter Documents, true and complete copies of which are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Significant Subsidiary, each as amended as of the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except where such violation would not have, or reasonably be expected to have, a Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 625,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on December 8, 2022 (the “Capitalization Date”), (i) 76,150,794 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 19,288,308 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, of which (A) 1,676,592 shares of Company Common Stock were issuable on exercise of outstanding Company Options (which have a weighted average exercise price of $25.19 per share of Company Common Stock), (B) 5,418,377 shares of Company Common Stock were issuable on settlement of outstanding Company RSUs and (C) 957,636 shares of Company Common Stock were issuable on settlement of outstanding Company PSUs (assuming target performance levels were achieved), (iv) 2,790,429 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (v) (A) $2,000 aggregate principal amount of the Company 2023 Notes was outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 22.4685, (B) $804,990,000 aggregate principal amount of the Company 2025 Notes was outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 6.2658 and (C) $1,380,000,000 aggregate principal amount of the Company 2026 Notes were outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 3.3732 and (vi) no shares of Company Preferred Stock were issued or outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any Company Securities or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock, other than, in each case, pursuant to the vesting or exercise of any Company Equity Awards, pursuant to the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions.

(b) On the Capitalization Date, 250,000 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the Company ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Merger Consideration and employee contributions continue until such purchase date at the levels in place as of the Capitalization Date, but subject to the limitations imposed by Section 2.05).

(c) The Company has made available to Parent a true and complete list, as of the Capitalization Date, of all Company Equity Awards, including: (i) each outstanding Company Option, including the name of the holder of such Company Option, the number of shares of Company Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof and the applicable vesting schedule with respect thereto, (ii) each outstanding Company RSU, including the name of the holder of such Company RSU, the number of shares of Company Common Stock underlying such Company RSU, the applicable grant date thereof and the applicable vesting schedule with respect thereto and (iii) each outstanding Company PSU, including the name of the holder of such Company PSU, the number of shares of Company Common Stock underlying such Company PSU (assuming achievement of all performance goals in full at maximum levels), the applicable grant date thereof and the applicable vesting schedule with respect thereto.

(d) Except as described in Section 3.02(a), and other than the Company Convertible Notes and the Capped Call Transactions, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, calls, puts, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”). Other than the Company Convertible Notes Indentures, the Capped Call Documentation and the Voting Agreements, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards. Other than the Company Convertible Notes Indentures and the Capped Call Documentation, neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or to any agreement that grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Significant Subsidiary that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Significant Subsidiary.

Section 3.03 Authority; Voting Requirements.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions unanimously (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (ii) determining that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declaring this Agreement advisable, (iii) directing that the Company submit the adoption of this Agreement to a vote of the holders of Company Common Stock in accordance with the terms of this Agreement and (iv) resolving to recommend that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date of this Agreement as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) The only vote of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions is the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof.

Section 3.04 Non-contravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the

Company with any of the terms or provisions hereof, will (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision (i) of the Company Charter Documents or (ii) of the similar organizational documents of any of the Company’s Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 3.05 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings and registrations referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Material Contract, except, in the case of clauses (a)(ii) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.05 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the Nasdaq Global Select Market (the “Nasdaq”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with, or furnished to, the SEC all material reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since February 1, 2021 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of an ongoing SEC review. None of the Company’s Subsidiaries is required to file or furnish any documents with the SEC.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X or other rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes, none of which is material to the Company and its Subsidiaries).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on or reserved against in a consolidated balance sheet of the Company (or the notes thereto), except liabilities (i) reflected on or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of July 31, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable Law or breach of Contract), (iii) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (iv) contemplated by this Agreement or otherwise incurred in connection with the Transactions or (v) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.01(b) or (vi) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. In the past three years through the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) A good faith estimate of the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement (including the outstanding amount thereof) is set forth on Section 3.06(e) of the Company Disclosure Letter.

Section 3.07 Information Supplied; Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 3.08 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto or to any alternative transaction to the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(b)(ii), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vi), 5.01(b)(viii), 5.01(b)(x), 5.01(b)(xiii), 5.01(b)(xviii) or, with respect to any of the foregoing clauses, 5.01(b)(xx).

(b) Since February 1, 2022 through the date of this Agreement, there has not been any Material Adverse Effect.

Section 3.09 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or prevent, materially delay or materially impair the consummation of the Transactions by the Company, there is no, and for the past there years have been no, (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, claim, charge, complaint, mediation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or, to the Knowledge of the Company, audit of the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed on the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 3.09 shall not apply to any Action or audit commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising out of this Agreement or any Transaction Litigation.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all material state or federal laws (including common law), statutes, ordinances, codes, rules or regulations and judicial and administrative orders (“Laws”) applicable to the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, variances, clearances, consents, commissions, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Permit is in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and requirements of each Permit, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns filed by the Company and each of its Subsidiaries are true, correct, and complete in all material respects and were prepared in compliance with applicable law.

(b) All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) The Company and each of its Subsidiaries has timely paid or withheld with respect to its affiliates, employees and third persons (and paid over any amounts withheld to the appropriate Tax authority or is holding for future payment) all material Taxes required to be paid or withheld.

(d) No Actions with respect to material Taxes or any material Tax Return of the Company and its Subsidiaries are in progress as of the date of this Agreement. In the past three years, the Company has not received any written or, to the Knowledge of the Company, oral notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries which have not been resolved.

(e) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), including any liability under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or (ii) as a transferee or successor or pursuant to any Law.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Contract a primary purpose of which is to allocate responsibility for any material Tax liabilities, other than Contracts solely among the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries has (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act which Taxes have not yet been paid, (B) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order which material Taxes have not yet been paid.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description and (v) each insurance or group annuity contract or other funding vehicle.

(b) Each Company Plan has been established, maintained, administered and funded in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of, or adversely affect, any such qualification status of any such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits), audits, investigations, proceedings or other Actions by, on behalf of, against, or related to any Company Plan or any trust related thereto, and no such claim, audit, investigation, proceeding or other Action is anticipated with respect to any Company Plan, (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Plan, and (iii) neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) Neither the Company nor any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any liability or obligation (contingent or otherwise) with respect to, any (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA), or any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) multiple employer plan (as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other similar applicable Law, the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Without limiting the generality of the foregoing, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws and (iii) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Foreign Plan is a defined benefit plan.

(f) Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions could be reasonably expected to, either alone or in combination with another event, (i) accelerate the time of, or result in, the payment, funding or vesting, or increase the amount, of any compensation or benefits due to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any material Company Plan or otherwise, (ii) limit or restrict the right of the Company to merge, amend, or terminate and Company Plan, (iii) result in any forgiveness of indebtedness of any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries or (iv) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(g) Each Company Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code and applicable guidance thereunder in all material respects.

(h) Neither Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 3.13 Labor Matters.

(a) Except as set forth on Section 3.13(a) of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any Labor Agreement or bargaining relationship with any labor union, works council, or other labor organization; there are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries.

(b) To the Knowledge of the Company, in the past three years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (ii) there is no pending, and for the past three years, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, slowdown, picketing, hand billing, work stoppage or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and for the past three years have been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, paid time off, COVID-19, affirmative action and affirmative action plan requirements and unemployment insurance.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and individual independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three years, has provided services to the Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee in the United States, is and has been properly classified and treated as such for all applicable purposes.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no current or former employee or independent contractor of any of the Company or its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, or other restrictive covenant agreement: (i) owed to any of the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any of the Company or its Subsidiaries.

(g) To the Knowledge of the Company, for the past three years, the Company and its Subsidiaries have reasonably investigated and responded to all sexual harassment, or other discrimination, retaliation or policy violation allegations in accordance with applicable Law. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations and to the Knowledge of the Company, there are no such allegations relating to directors of the Company or officers of the Company, or any employees of the Company and its Subsidiaries at the level of “Senior Vice President” and above, that, if known to the public, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and have been since February 1, 2021, in compliance with all applicable Laws relating to pollution, worker or public health or safety, and the protection of the environment or natural resources (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice since February 1, 2021 (or earlier to the extent unresolved) alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its Subsidiaries possess since February 1, 2021 and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses or the occupation of their properties or facilities (“Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) pursuant to any Environmental Law or Environmental Permit and (d) neither the Company nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws. The Company and its Subsidiaries have made available to

Parent all material environmental, health or safety reports, audits and assessments relating to its or its Subsidiaries properties, facilities or operations that are in their possession or under their reasonable control.

Section 3.15 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all of the Registered Company Intellectual Property and other Company IP, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Registered Company Intellectual Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own (free and clear of all Liens (other than for Permitted Liens)) or has sufficient rights to, pursuant to a written license agreement, all Intellectual Property used in or necessary for the operation of the business of the Company and its Subsidiaries, as presently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non-public information relating to the Company IP, (ii) to the Knowledge of the Company, no such information owned or Processed by or for the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business or pursuant to a written confidentiality and non-disclosure agreement, and (iii) no source code for software included in the Company IP that is intended to remain confidential has been (or been agreed to be) disclosed, licensed, released, distributed, escrowed, or made available to or for any Person, in each case, other than in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened, and in the past three years, the Company has not received any written notice or claim, (i) challenging the enforceability, ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is (or has been) infringing, misappropriating or otherwise violating the Intellectual Property of any Person (including any unsolicited offer to take a license).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, to the Knowledge of the Company, (i) no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company, nor has the Company or any of its Subsidiaries sent to any Person any written notice or claim or initiated any Action against any Person alleging the foregoing and (ii) neither the Company or any of its Subsidiaries nor the operation of the business of the Company or any of its Subsidiaries, has not violated, misappropriated, or infringed (or is violating, misappropriating, or infringing) the Intellectual Property of any other Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all OSS used in the Company’s or any of its Subsidiary’s products or services. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the proprietary software included in the Company IP and intended to remain confidential is subject to any OSS in a manner that requires: (i) the disclosure, distribution or licensing of such software; (ii) a requirement that any disclosure, distribution or licensing of such software be at no charge; (iii) a requirement that any other licensee of such software be permitted to modify, make derivative works of, or reverse-engineer such software; or (iv) a requirement that such software be redistributable by other licensees.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable measures intended to protect the security and integrity of the Company IT Systems; (ii) to the Knowledge of the Company, there have been no Security Incidents for the past three years; (iii) the Company and its Subsidiaries have implemented commercially reasonable controls intended to ensure that the Company IT Systems do not contain any virus, malware, “Trojan horses” or other malicious code, and are sufficient for the business of the Company and its Subsidiaries as currently conducted, including with respect to the number of license seats; and (iv) in the past three years, there have been no failures, breakdowns or continued substandard performance of any Company IT Systems which have caused the material and sustained disruption or interruption in or to the use of the Company IT Systems or the operation of the business of the Company or any of its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, (i) the Company and each of its Subsidiaries has operated and conducted its business in compliance with all applicable Contracts, Laws, Judgments and Permits pertaining to data protection, information privacy or security, or any other Data Requirements, (ii) to the Knowledge of the Company, no Person has made any illegal or unauthorized use or Processing of Customer Data or Personal Data or non-public information that was collected by or on behalf of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries has been legally required to provide any notices to data owners or Persons under any Data Requirement in connection with an illegal or unauthorized disclosure or Processing of Customer Data or Personal Data, nor has the Company or any of its Subsidiaries provided any such notice. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have commercially reasonable safeguards in place that are intended to protect Personal Data and Customer Data in its possession or under its control against unauthorized Processing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, neither the Company nor its Subsidiaries have received any written notice of any claims of or threats, or been charged with or been subject to any Action, relating to Personal Data or any Data Requirement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Transactions do not and will not violate or breach any applicable data privacy Law.

Section 3.16 No Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article IV, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries currently owns any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor its Subsidiaries has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any real property leased by the Company or any portion thereof, (ii) neither the Company nor its Subsidiaries is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein and (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances).

Section 3.18 Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any Contract with Parent or any of its Affiliates or any Contract that is a Company Plan) that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5 million, other than indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iv) provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $5 million (A) that was entered into in the past three years or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $5 million after the date of this Agreement (in each case, excluding acquisitions or dispositions of assets in the ordinary course of business or of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v) is a Company Lease that requires, or is reasonably expected to require, payments by the Company or any of its Subsidiaries in excess of $1 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(vi) is a material or exclusive license or similar Contract with respect to Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Company or any of its Subsidiaries to customers, partners or suppliers in the ordinary course of business), or that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), including that involved, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $1 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(vii) under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $5 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(viii) contains covenants that (A) materially limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic area, (B) contain any “most favored nation” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or (C) contain exclusivity obligations that materially limit the freedom or right of the Company or any of its Subsidiaries to develop, sell or distribute any products or services for any other Person;

(ix) is a collective bargaining agreement or other labor-related Contract with any labor union, works council or other labor organization (each a “Labor Agreement”);

(x) grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property) owned by the Company or any of its Subsidiaries;

(xi) provides for the settlement or other resolution of any Action against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Top Customers”) and (B) each of the ten largest commercial vendors (the “Top Vendors”) of the

Company and its Subsidiaries, taken as a whole, in each case by dollar amount for the trailing twelve months ending on October 31, 2022;

(xiii) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or

(xiv) has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any commercial Contracts entered into in the ordinary course of business.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiaries that are a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) as of the date of this Agreement, the Company has not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract. The Company has made available to Parent a copy of each of Material Contract as in effect as of the date hereof that is true and complete in all material respects, subject to redaction of privileged or competitively sensitive information.

(c) With respect to Government Contracts since February 1, 2021, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company has maintained necessary and adequate performance qualifications, certifications, approvals, policies and controls to ensure, and has been in, material compliance with contract requirements, laws and regulations pertaining to Government Contracts, (ii) representations and certifications applicable to such Government Contracts or to bids or proposals for prospective Government Contracts were accurate in all material respects when made, (iii) invoices submitted were accurate in all material respects, and any required adjustments have been promptly reported, credited and recorded, (iv) the Company has not made or submitted any express or implied false or fraudulent claim or statement to any Governmental Authority or any higher-tier contractor in connection with a Government Contract or with respect to the issuance or approval of any Government Contract, (v) the Company has not asserted status as a Small Business, Veteran-owned, Women-owned or Small Disadvantaged Business, or other preferred bidder or contractor status under any program of the Small Business Administration, and no Government Contract was awarded on the basis of such status (and none of the Company’s expected sales revenue will be diminished as a result of any loss of such status in connection with the transactions contemplated hereby), (vi) no Government Contract provides for payment on the basis of incurred costs or was based on a disclosure of internal costs or the pricing offered to other customers or a pricing guarantee, or includes a duty to accumulate, allocate or report costs of performance, or requires or involves access to classified information or facilities, or requires customization of software for a Governmental Authority or customer or provides software rights to the Company’s intellectual property (other than Government Contracts under which the customer is granted the Company’s standard license to commercial computer software), (vii) the Company has not asserted or received written notice of an alleged material violation or breach of representation, certification, disclosure obligation, or contract term, condition, clause, provision or specification with any respect to a Government Contract, nor any written notice of breach or for cure, show cause, deficiency, default, termination, inaccurate certification, improper billing, false or reckless claim, false statement, fraud, kickback or violation of Law arising under or related to a Government Contract or to bids or proposals for prospective Government Contracts, nor are there any related pending claims, disputes, litigation or administrative or judicial proceedings, arbitrations or mediations; (viii) neither the Company nor its officers, directors, principals, owners, managers nor (to the Knowledge of the Company) employees or agents has been suspended, debarred or excluded by a Governmental Authority (nor to the Knowledge of the Company, been threatened with suspension, debarment or exclusion) nor been in violation of any applicable restriction on conflict of interest, lobbying, political activity or the offering or giving of anything of value to a representative of a Governmental Authority and (ix) the Company has not received or provided notice of investigation or audit by a Governmental Authority or other customer in connection with a Government Contract.

Section 3.19 FCPA; Anti-Corruption; Sanctions.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer or employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, for the past five years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries (i) is a Sanctioned Person or organized, located or resident in a Sanctioned Country, (ii) has, for the past five years, engaged in, or had any plan or commitment to engage in, direct or indirect dealings with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country or (iii) has, for the past five years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, Laws relating to export, reexport, transfer, and import controls (including the Export Administration Regulations and the EU’s Dual Use Regulation) or anti-boycott Laws (collectively, “Trade Control Laws”).

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or for the past five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Trade Control Laws.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries (the “Material Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Material Insurance Policies is in full force and effect (except for policies that have expired under their terms in the ordinary course of business) and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since February 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice regarding any invalidation or cancellation of any Material Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.21 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Merger Consideration to be received pursuant to and in accordance with the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate or Parent) is fair, from a financial point of view, to such holders. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of such opinion.

Section 3.22 Brokers and Other Advisors. Except for Qatalyst Partners LP, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Top Customers and Top Vendors. Section 3.23 of the Company Disclosure Letter sets forth a list of the Top Customers and the Top Vendors. Since February 1, 2022 through the date of this Agreement, the Company has not received any written notice from any Top Vendor to the effect that any such Top Vendor will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company. Since February 1, 2022 through the date of this Agreement, the Company has not received any written oral notice from any Top Customer to the effect that any such Top Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Company.

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub or any of their respective businesses or (ii) any oral, written, video, electronic or other information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.01 Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.

Section 4.02 Authority.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub, and the consummation by each of them of the Transactions, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b) The Board of Managers of Parent has duly adopted resolutions unanimously authorizing and approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger and the Financing, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has duly adopted resolutions unanimously (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (ii) determining that it is in the best interests of the sole stockholder of Merger Sub for Merger Sub to enter into this Agreement and declaring this Agreement advisable, (iii) directing that Merger Sub submit the adoption of this Agreement by written consent to the sole stockholder of Merger Sub in accordance with the terms of this Agreement and (iv) resolving to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn.

(c) No vote of holders of capital stock of Parent is necessary to adopt or approve this Agreement or to approve the consummation by Parent and Merger Sub of the Merger and the other Transactions.

Section 4.03 Non-contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (b) assuming that the consent, authorizations and approvals referred to in Section 4.04 are obtained prior to the Effective Time and the filings and registrations referred to in Section 4.04 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws and (d) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.

Section 4.05 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.06 Financing.

(a) Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Merger Sub for the purpose of funding the Transactions (the “Debt Financing”).

(b) Parent has delivered to the Company a true and complete copy of the fully executed Equity Commitment Letter from the Equity Investor, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce in accordance with its terms, the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 8.08 (subject to clause (b) thereof).

(c) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investor to provide the full amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter, or any contingencies that would permit the Debt Financing Sources or the Equity Investor to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contingency relating to the amount or availability of the applicable Financing pursuant to any “flex” provision. As of the date of this Agreement, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the full amount of the Financing to be provided under the Commitment Letters would not be available to Parent and Merger Sub on or prior to the Closing Date. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the (or otherwise modifying, expanding or imposing additional) conditions to funding of any Financing or otherwise relating to the amount, availability, enforceability or termination of any Financing or commitments in respect thereof (other than as expressly set forth in the Commitment Letters).

(d) Assuming that the conditions set forth in Section 6.01 and Section 6.02 have been satisfied and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e) The Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with its terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing) or (ii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated (other than amendments, supplements or other modifications to the Debt Commitment Letter as expressly contemplated thereby as of the date hereof). As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.

(f) The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent and the Equity Investor, enforceable against the Equity Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and the Equity Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letter or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Parent or any of its Affiliates. As of the date of this Agreement, the Equity Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity investor from funding the Equity Financing under the Equity Commitment Letter or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investor under the Equity Commitment Letter at or prior to the Closing. Until such time as the required CFIUS Approval and the DCSA Arrangements have been obtained, each non-US person that has, as of the Closing, any direct or indirect interest in Parent (x) shall solely hold passive economic interests in Parent and (y) shall not have any board representation rights or other governance or consent rights in Parent.

(g) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the Transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).

Section 4.07 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the guarantee addressed to the Company from the Equity Investor guaranteeing the obligations of Parent and Merger Sub under this Agreement on the terms set forth therein (the “Guarantee”) and (a) as of the date of this Agreement, the Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and (b) the Equity Investor is not in default or breach under the terms and conditions of the Guarantee and no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition under the terms and conditions of the Guarantee. The Equity Investor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee.

Section 4.08 Solvency.

(a) Immediately after giving effect to the consummation of the Transactions (including the Debt Financing and the transactions in connection therewith), and assuming the accuracy of the representations and warranties set forth in Article III:

(i) the Fair Value of the assets of Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(ii) Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(b) For the purposes of this Section 4.08, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.09 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10 No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and neither Parent nor Merger Sub has relied on or is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives. Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), each of Parent and Merger Sub hereby acknowledges (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), any rights hereunder with respect thereto.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4.13 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed on or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 4.13 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising in relation to this Agreement or any Transaction Litigation.

Section 4.14 Ownership of Company Securities. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

ARTICLE V

Additional Covenants and Agreements

Section 5.01 Conduct of Business.

(a) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, and except for actions taken (or not taken) in good faith in order to respond to COVID-19 or COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions (to the extent practicable)), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other Persons with whom the Company or its Subsidiaries have significant business relationships substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed, in and of itself, to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement, or as set forth in Section 5.01(b) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may (1) grant equity awards to the extent permitted by Section 5.01(b)(ix) of the Company Disclosure Letter and issue shares of Company Common Stock on the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement or granted after the date of this Agreement to the extent permitted by Section 5.01(b)(ix) of the Company Disclosure Letter or (2) issue shares of Company Common Stock on the exercise of purchase rights pursuant to the Company ESPP (as modified by Section 2.05), on the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions, (B) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards, pursuant to the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions), (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(ii) (A) incur any new Indebtedness except for (1) intercompany Indebtedness among the Company and its Subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder or (4) other Indebtedness in an aggregate principal amount not to exceed $5 million; provided that all such Indebtedness is pre-payable without penalty at the Closing, or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;

(iii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement or permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(iv) sell, transfer, lease, sublease or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to Contracts in force on the date of this Agreement, (B) transfers among the Company and its Subsidiaries or (C) for consideration, individually or in the aggregate, not in excess of $5 million; provided that this Section 5.01(b)(iv) shall not apply to Intellectual Property, which is addressed by Section 5.01(b)(v);

(v) (A) sell, assign, license, transfer, abandon, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any Lien, any material Intellectual Property, except for the expiration of Registered Company Intellectual Property at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse Intellectual Property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company IP in the ordinary course of business or (B) intentionally disclose any trade secrets or other confidential information to any Person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business or (C) disclose, license, release, distribute, escrow, or make available any source code for software included in the Company IP that is intended to remain confidential (or agree to do any of the foregoing), except, in each case, in connection with the ordinary course of business;

(vi) make any loans, capital contributions or advances to any Person other than (A) trade credit and advances to customers in the ordinary course of business, (B) to the Company or any Subsidiary of the Company, (C) in connection with a transaction permitted under Section 5.01(b)(viii) or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $1 million;

(vii) make or authorize capital expenditures for property, plant or equipment, except for those (A) that are materially consistent with the Company’s plan that was previously made available to Parent or (B) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(viii) except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger) of the capital stock or, a material portion of the assets of any other Person, other than acquisitions for which the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries (in connection with all such acquisitions) would not exceed $5 million;

(ix) except as required pursuant to the terms of any Company Plan (x) in effect on the date of this Agreement and, solely with respect to any Company Plan that requires the grant of equity or equity-based compensation (including any Company Equity Awards), that was made available to Parent prior to the date hereof and is set forth on Section 3.12(a) of the Company Disclosure Letter, or (y) adopted, established, entered into or amended after the date of this Agreement solely to the extent provided pursuant to Section 5.01(b)(ix)(C), (A) grant to any current or former employee or other individual service provider any material increase in compensation or material benefits, (B) grant to any current or former employee or other individual service provider any severance, retention, termination, transaction-based, or equity or equity-based compensation (including any Company Equity Awards) or material benefits, (C) establish, adopt, enter into or amend in any material respect any Company Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement) (other than, with respect to a Company Plan in effect on the date of this Agreement, any amendment to such Company Plan that would not result in a material increase in the cost of such Company Plan), (D) take any action to accelerate the funding, vesting or payment of any compensation or benefits payable or provided to any current or former employee or other individual service provider under any Company Plan or otherwise, (E) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with annual base salary or wages exceeding $250,000, (F) cancel or forgive any loans to any current or former employee or individual service provider or (G) affirmatively and knowingly waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual service provider who has or had a title of “Senior Vice President” or above.

(x) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except, in each case, as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xi) except in the ordinary course of business (A) make or change any material Tax election, (B) file any amended Tax Return, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement relating to any material amount of Tax, (E) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment or (F) surrender any right to claim a material Tax refund;

(xii) (A) amend the Company Charter Documents or (B) amend the comparable organizational documents of any Subsidiary of the Company in any manner materially adverse to Parent;

(xiii) negotiate, modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, works council, labor organization, or other employee representative body as the bargaining representative for any employees;

(xiv) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that could implicate the WARN Act;

(xv) settle any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) disclosed, reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution) or (C) if the amount to be paid by the Company or any of its Subsidiaries in any such settlements does not exceed $5 million in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution); provided that, no settlement of any pending or threatened Action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that, actions by or against the Company or any of its Subsidiaries relating to Transaction Litigation shall be governed by Section 5.13 and not by this Section 5.01;

(xvi) with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xvii) (A) terminate (other than any expiration in accordance with its terms) or modify, amend or waive any material rights under any Material Contract in a manner that is material and adverse to the Company and its Subsidiaries, taken as a whole, in each case, other than in the ordinary course of business or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business; provided that this Section 5.01(b)(xvii) shall not restrict any action that is specifically addressed by and permitted by any other clause of this Section 5.01(b).

(xviii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xx) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), without the prior written consent of the Company, Parent and Merger Sub shall not, and shall not permit any Equity Investor Affiliate or the Equity Investor to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law, in each case described in Section 6.01(b), or (iii) materially increase the risk of any Governmental Authority seeking or entering a Judgment prohibiting the consummation of the Transactions.

(d) Without limitation of the restrictions set forth above, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 No Solicitation; Change in Recommendation.

(a) Subject to the terms of this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, (i) from the time this Agreement is executed until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, (A) cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and promptly (and in any event, within 48 hours) request the return or destruction of all confidential information furnished by the Company or on its behalf to any Person and its Representatives with respect to a Takeover Proposal on or prior to the time this Agreement is executed and (B) not, directly or indirectly, (1) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (2) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging a Takeover Proposal and (ii) from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal.

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the time this Agreement is executed and prior to obtaining the Company Stockholder Approval, but not after, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from a knowing and material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in, a Superior Proposal, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall substantially concurrently (and in any event within 48 hours of furnishing such Person or group of Persons making the Takeover Proposal with such information) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources, in each case, only for so long as such Takeover Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(c) The Company shall promptly (and in any event within 48 hours after receipt by an executive officer of the Company or after any member of the Board of Directors of the Company or any executive officer of the Company obtains actual knowledge of a Takeover Proposal) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, or an inquiry that could reasonably be expected to lead to a Takeover Proposal, and shall disclose to Parent the terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and copies of any material documents evidencing or delivered in connection with such Takeover Proposal, and the Company shall keep Parent reasonably informed promptly of any material developments with respect to any such Takeover Proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) shall be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, (C) fail to reaffirm the Company Board Recommendation within ten days of a written request made by Parent to do so (it being understood that Parent may only make such a request on two occasions) or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) subject to Section 5.02(c), disclose that the Company has received a Takeover Proposal, that the Board of Directors of the Company or any committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any committee thereof intends to make an Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement and in each case any material facts and circumstances relating thereto) (any action described in this clause (i), other than the actions in the foregoing clauses (x) – (z), being referred to as an “Adverse Recommendation Change”) or (ii) subject to Section 5.02(e), authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may, in response to a bona fide written Takeover Proposal not solicited in knowing and material breach of this Section 5.02, (i) make an Adverse Recommendation Change or (ii) cause the Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action set forth in clause (i) or (ii) unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal, the material terms thereof and, if available, copies of any written agreements and other documents relating thereto provided to the Company or its Representatives), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such Superior Proposal, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days)); provided that, none of the Company, any of its Affiliates or any of their respective Representatives may disclose to any Person or “group” of Persons making a Takeover Proposal the specific price per share or other economic terms of any offer of Parent pursuant to this Section 5.02(e) unless and until a definitive agreement with respect to such Takeover Proposal is executed by the Company.

(f) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may make an Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of such Intervening Event), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein such that failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ fiduciaries under applicable Law and (C) following the end of such notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that failure to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial or any other material facts of such Intervening Event, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days)).

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law, it being understood that (x) any such statement or disclosure made by the Board of Directors of the Company (or a committee thereof) pursuant to this Section 5.02(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Board of Directors of the Company (or any committee thereof) and the rights of Parent under this Section 5.02 and (y) nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company (or a committee thereof) to effect a Adverse Recommendation Change other than in accordance with Section 5.02(e) or Section 5.02(f).

(h) The Company agrees that any material breach of this Section 5.02 by any of its Representatives (acting as such at the direction of or on behalf of the Company) will be deemed to be a breach of this Agreement by the Company.

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by this Section 5.02, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any Person or group of Persons;

(ii) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or any of its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof) or 20% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions, or (v) any combination of the foregoing; provided that this Agreement and the Transactions shall not be deemed a Takeover Proposal;

(iii) “Superior Proposal” means any bona fide written Takeover Proposal made by any Person or group (other than Parent or any of its Affiliates) that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) would be more favorable from a financial point of view to the Company’s stockholders than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing, due diligence, antitrust and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “75%”; and

(iv) “Intervening Event” means any effect, change, circumstance, event or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors of the Company on the date hereof (or if known by the Board of Directors of the Company, the material consequences of which were not known to or reasonably foreseeable by the Board of Directors of the Company as of the date hereof) and becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to or involve (A) any Takeover Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

Section 5.03 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are exclusively dealt with in Sections 5.03(c) and (d) below.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees: (1) to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within ten calendar days following the date of this Agreement and (B) the appropriate filings under the Other Required Antitrust Laws as promptly as reasonably practicable following the date of this Agreement, (2) to make an appropriate response as promptly as reasonably practicable to any request for additional information and documentary material under the HSR Act and any other applicable Antitrust Laws and (3) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable. Without limiting the foregoing, the Company and Parent shall, and shall cause each of their respective Subsidiaries and, in the case of Parent, any Equity Investor Affiliate to, use their reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and to secure the expiration or termination of any applicable waiting period and obtain any consent, clearance or approval required under any other applicable Antitrust Laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Antitrust Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the Closing. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, or withdraw its initial filing pursuant to the HSR Act or any other Antitrust Law, as the case may be, and refile any of them, without the prior written consent of the other party, such consent not to be unreasonably refused, conditioned or delayed. In furtherance and not in limitation of this Section 5.03(c) and Section 5.03(d), the parties hereto shall defend through litigation any claim asserted in court by any Person, including any Governmental Authority, under any Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the Closing.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences. Parent and the Company shall have the right to review in advance all written materials submitted to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that any such materials may be redacted (A) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”, in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

(e) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(c) and (d), and not any other provisions, will solely govern the parties’ required efforts in order to make any required notices or filings, and obtain any consents or approvals, under any Antitrust Laws.

(f) Parent shall take (and shall cause its Equity Investor Affiliates (the “Interested Parties”) to take) any and all actions, and do, or cause to be done, any and/or all things necessary, proper or advisable to ensure that any review of the Merger by CFIUS or DCSA and any CFIUS Approval and/or DCSA Arrangements will not impede, prevent or delay the Closing and in connection therewith avoid any restraint pursuant to Section 6.01(a). In furtherance and not in limitation of the foregoing, Parent shall take (and shall cause Interested Parties to take) the following actions (and the Company shall, solely to the extent provided below and subject to Section 5.03(i) below, use its commercially reasonable efforts to cooperate with Parent in connection with the following actions) as necessary, proper or advisable to obtain the CFIUS Approval and the DCSA Arrangements:

(i) with respect to the DCSA Arrangements, (A) as promptly as reasonably practical, the Company shall provide an initial notification to DCSA of the Transactions pursuant to the NISPOM and any other applicable U.S. national industrial security regulations; (B) as promptly as practicable following the submission of the initial notification required by clause (A), Parent and the Company shall provide, or cause to be provided, the information necessary for DCSA to conduct a review of foreign ownership, control or influence pursuant to the NISPOM and any other applicable U.S. national industrial security regulations; and (C) as promptly as reasonably practical, Parent shall submit to DCSA, and the Company shall cooperate in the submission of, a FOCI Mitigation Plan;

(ii) with respect to the CFIUS Approval, (A) as promptly as reasonably practical, the Parent and Company shall file, or cause to be filed, with CFIUS a draft of the CFIUS Notice (the “Draft Notice”) as contemplated under 31 C.F.R. 800.401(f), and (B) as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the Draft Notice, the Parent and Company shall file, or cause to be filed, the CFIUS Notice in accordance with the DPA;

(iii) supplying, as promptly as reasonably practicable, any certification, additional information, documents or other materials in respect of such notice or the transactions contemplated by this Agreement that may be requested by CFIUS or DCSA, respectively, in connection with its review process related to the CFIUS Approval and the DCSA Arrangements; and

(iv) cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS, DCSA or any other Governmental Authority related to the review processes for the CFIUS Approval and the DCSA Arrangements, including by (A) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS or DCSA, (B) promptly informing each other of any communication received by Parent or the Company, or given by Parent or the Company to, CFIUS or DCSA by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS or DCSA to remain confidential or information reasonably determined by Parent or the Company to be business confidential information and (C) permitting each other to review in advance any written or oral communication that Parent or the Company gives to CFIUS or DCSA, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS or DCSA, and to the extent not prohibited by CFIUS or DCSA, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS or DCSA.

(g) Parent shall not commit to, or agree with CFIUS or DCSA or any other Governmental Authority in connection with the CFIUS Approval or any DCSA Arrangements to, delay or impede the Transactions without the prior written consent of the Company.

(h) Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made in relation to CFIUS or DCSA.

(i) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with Section 5.03(f) shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of Section 5.03(f).

(j) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(f) through (i), and not any other provisions, will solely govern the parties’ required efforts in connection with the CFIUS Approval or any DCSA Arrangements.

Section 5.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by (x) the Company or Parent (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is required by applicable Law, Judgment or stock exchange rule or listing agreement, (y) the Company in compliance with Section 5.02 in connection with the matters expressly contemplated by Section 5.02 or (z) Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business (but with respect to such deal descriptions, only to the extent that such descriptions are consistent with the previous press releases, public disclosures or public statements made jointly by the parties (or individually if approved by the other party)).

Section 5.05 Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, on reasonable notice, solely for purposes of furthering the Merger and the other Transactions, including with respect to the structuring, financing or consummation thereof, or integration planning relating thereto, the Company shall (and shall cause its Subsidiaries to) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than, in each case, any information that is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure). In any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or Judgment, result in such adverse disclosure of trade secrets or competitively sensitive information or risk waiver of such privilege or protection, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided between the parties hereto and their Representatives shall be subject to the terms of the Confidentiality Agreement dated as of October 28, 2022, by and between the Company and the Thoma Bravo, L.P. (the “Confidentiality Agreement”) and shall be deemed to be “Confidential Information” thereunder.

Section 5.06 Indemnification and Insurance.

(a) For a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (ii) any and all indemnification agreements set forth on Section 5.06(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any of their respective present or former directors or officers in effect as of the date of this Agreement. For a period of six years from and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, (A) to the fullest extent permitted by applicable Law, jointly and severally indemnify and hold harmless each current and former director or officer of the Company or any of its Subsidiaries (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) and each individual who serves or served at the request of the Company or any of its Subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or serves or has served at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification, advancement or reimbursement right of any Indemnitee) and (B) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement. Without limiting the foregoing, Parent, for a period of six years from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors or officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in accordance with the Company Charter Documents, pay, promptly after receipt by Parent of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to this Section 5.06(a) in advance of the final disposition of such matter (including any Action in connection with enforcing the indemnity and other obligations referred to in this Section 5.06), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under this Section 5.06(a).

(b) None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same aggregate coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy). The Company may (or if requested by Parent, the Company shall use reasonably best efforts to), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided that, the cost of any such “tail policy” shall not exceed 300% of the Company’s most recent annual premium for its directors’ and officers’ insurance policy (and if the cost would exceed such limit, the Surviving Corporation shall obtain the maximum amount of coverage available for a cost not exceeding such limit). If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).

(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(g) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

Section 5.07 Financing.

(a) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Affiliates have no responsibility for any financing Parent or Merger Sub may raise in connection with the Transactions. Each of Parent and Merger Sub shall use reasonable efforts to take (and shall use its reasonable best efforts to cause its Affiliates to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing contemplated by the Commitment Letters in amounts at least equal to the Financing Amounts. In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the applicable Commitment Letter on a timely basis, taking into account the anticipated Closing Date, including by (i) maintaining in effect the Commitment Letters (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfying, on a timely basis, all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied, each of Parent and Merger Sub shall cause the Debt Financing Sources and/or the Equity Investor, as applicable, to fund the Financing.

(b) Each of Parent and Merger Sub shall not without the prior written consent of the Company: (i) permit any amendment or modification to, or consent to any waiver of any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, modification or waiver (A) imposes new or additional conditions or other contingencies or otherwise expands, amends or modifies any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter

(including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter below the Financing Amounts, (C) would reasonably be expected to adversely affect in any material respect the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement, (D) would reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the Closing Date less likely to occur or (E) would otherwise reasonably be expected to materially prevent, impede or delay the consummation of the Merger and the other Transactions contemplated by this Agreement; or (ii) terminate the Commitment Letters or any material Definitive Agreement; provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter as expressly contemplated thereby as of the date hereof solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (i)(A) – (E) above. Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b).

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall, (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and promptly obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the Transactions and to pay the Financing Amounts) from alternative sources on terms and conditions not materially less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 5.07(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”) (it being understood and agreed that any fee letter delivered in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it; provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter (including after giving effect to any “flex provisions” in the Debt Commitment Letter) and with terms that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any

Debt Financing Source, the Equity Investor or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon written request from the Company, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.07 shall not relieve Parent or Merger Sub of its obligations to consummate the Transactions whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

Section 5.08 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Merger Sub in writing and at Merger Sub’s sole expense, in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using commercially reasonable efforts to:

(i) participate in a reasonable number of meetings (which may be virtual) and presentations, to the extent customary for financings of a type similar to the Debt Financing and at reasonable times and with reasonable advance notice to the Company (but limited in the case of the Debt Financing Sources to not more than one virtual meeting with the Debt Financing Sources);

(ii) to the extent required by the Debt Financing, using commercially reasonable efforts to facilitate the pledging and perfection of collateral of the Company, effective no earlier than the Closing;

(iii) provide at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least nine Business Days prior to the Closing Date;

(iv) to the extent reasonably requested by Parent, providing reasonable and customary assistance to Merger Sub in obtaining private corporate and facilities credit ratings with respect to the Debt Financing;

(v) assist in the preparation of, and executing and delivering at Closing, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter);

(vi) assisting in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its subsidiaries who retain their respective positions as of the Closing; and

(vii) deliver such readily available financial information regarding the Company as is reasonably requested by Merger Sub in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information), it being understood and agreed that the Company shall have satisfied the obligations set forth in Section 5.08(a)(i) through Section 5.08(a)(vii) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided.

(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.08 that would (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of customary authorization letters in connection with the obligations set forth above; provided that in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing that is not reimbursed by Parent and/or Merger Sub at the Closing or (B) require any Company Cooperation Party to enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing or (iv) cause any director, officer, employee or stockholder of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Judgment or result in the disclosure of trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) require any of the Company Cooperation Parties to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 5.08 or otherwise shall require any of the Company Cooperation Parties, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing.

(c) Parent shall, promptly, and in no event later than ten Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all reasonable costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 5.08 (including all reasonable out-of-pocket costs and attorneys’ fees and expenses) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.08 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.

(d) The parties hereto acknowledge and agree that the provisions contained in this Section 5.08 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the Transactions and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e) All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent or its Representatives pursuant to this Section 5.08 shall be kept confidential in accordance with the Confidentiality Agreement. Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Affiliates in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.

(f) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 5.08 shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of this Section 5.08.

Section 5.09 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Convertible Notes; Capped Call Transactions.

(a) Prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Company Convertible Notes) that may be required to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken, at or prior to the Effective Time under the Company Convertible Notes and the indentures entered into in connection therewith (the “Company Convertible Notes Indentures”) as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Company Convertible Notes Indentures); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time. The Company shall provide copies of any such notice to Parent prior to delivery and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which such comments the Company shall consider in good faith.

(b) The Company shall cooperate with Parent to (i) execute and deliver to the Trustee supplemental indentures to each of the Company Convertible Notes Indentures, in each case as and to the extent required by the applicable Company Convertible Notes Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Company Convertible Notes shall have the right to convert such Company Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the applicable Company Convertible Notes Indenture, and (ii) use commercially reasonable efforts to cause to be executed and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the applicable Company Convertible Note Indenture) and any other related documentation required by the Company Convertible Notes Indentures. The Company shall provide copies of such supplemental indentures and other documentation to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which such comments the Company shall consider in good faith.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and subject to applicable Law (i) the Company may take any actions in connection with making elections under, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company may initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their Affiliates or Representatives, including with respect to any cash amounts or shares of Company Common Stock that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the Transactions), it being understood that the Company shall act in good faith and in a commercially reasonable manner in consultation with Parent and shall, if reasonably requested by Parent and at Parent’s sole cost and expense, engage a hedging advisor in connection with the foregoing.

(d) Notwithstanding anything to the contrary in the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) agree to any term or take any action in connection with its obligations under this Section 5.10 that is not conditioned upon consummation of the Merger or (ii) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the actions contemplated by this Section 5.10 or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with such actions, in each case prior to, or that is not conditioned upon the occurrence of, the Closing.

Section 5.11 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 5.12 Employee Matters.

(a) For a period of 12 months following the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiary to provide (i) base salary and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities)to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time who remains so employed immediately following the Effective Time (each, a “Continuing Employee”) that, in each case, are no less favorable than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee immediately prior to the Effective Time under the applicable Company Plan listed on Section 5.12(a) of the Company Disclosure Letter and (iii) other employee benefit plans and arrangements (not including defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, change in control, equity or equity-based compensation or benefits (the “Excluded Benefits”)) to Continuing Employees that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time other than Excluded Benefits.

(b) With respect to the employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off, defined contribution retirement and severance plans), but not including those that provide Excluded Benefits, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or any of its Subsidiaries for purposes of determining eligibility to participate, level of benefits, and vesting to the same extent and for the same purpose as such service was recognized and credited to such Continuing Employee by the Company and its Subsidiaries under the corresponding Company Plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(c) Without limiting the generality of Section 5.12(a), Parent shall cause the Surviving Corporation or its applicable Subsidiary to take commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall cause the Surviving Corporation or its applicable Subsidiary to take commercially reasonable efforts to cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by and credited to each Continuing Employee (and his or her eligible dependents) under the applicable Company Plan providing group health benefits during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plans in which they will be eligible to participate from and after the Effective Time.

(d) Parent hereby acknowledges that a “change in control” (or similar phrase) for purposes of any Company Plan that contains a definition of “change in control” (or similar phrase) will occur at the Effective Time. From and after the Effective Time, the Surviving Corporation or its applicable Subsidiary, shall honor all of the Company Plans set forth in Section 3.12(a) of the Company Disclosure Letter in accordance with their terms as in effect on the date of this Agreement or, solely to the extent amended not in violation of this Agreement after the date of this Agreement, as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Parent or the Surviving Corporation from amending or terminating any such Company Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(e) Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) or any other Affiliate to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time, including any Continuing Employee, or prohibit the Parent, the Surviving Corporation or any Subsidiary or Affiliate thereof from amending or terminating any Company Plan in accordance with its terms or if otherwise required pursuant to applicable Law. The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.12 is intended to, or shall, create any third-party beneficiary rights in any Person (including any Continuing Employee), provide any such Person any right to enforce the provisions hereof, or constitute the establishment, adoption, amendment or termination of any Company Plan or any other employee benefit or compensation plan.

Section 5.13 Transaction Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the Transactions (collectively, “Transaction Litigation”) of which Parent or the Company, as applicable, obtains Knowledge and shall keep the other party reasonably informed regarding any Transaction Litigation. Each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent. Notwithstanding anything to the contrary in this Section 5.13, in the event of any conflict with any other covenant or agreement contained in Section 5.03 that expressly addresses the subject matter of this Section 5.13, Section 5.03 shall govern and control.

Section 5.14 Stock Exchange De-listing. The parties hereto shall cooperate with each other to cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Promptly following the execution of this Agreement, the Company shall (and shall use commercially reasonable efforts to do no later than twenty Business Days following the date hereof) prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly on the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.15(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of Nasdaq to establish a record date (and, unless otherwise required by applicable Law, the Company will not change the record date without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed) for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, and shall commence mailing the definitive Proxy Statement to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iii) without Parent’s prior written consent) or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting by more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iv) without Parent’s prior written consent). Unless this Agreement is validly terminated in accordance with Section 7.01, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company (or a committee thereof) has effected an Adverse Recommendation Change.

ARTICLE VI

Conditions to the Merger

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Antitrust Law or Judgment enacted, promulgated, issued, entered or amended after the date of this Agreement by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger;

(b) Governmental Consents. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and any waiting period or consent, clearance or approval applicable to the consummation of the Merger under the other Antitrust Laws of the jurisdictions set forth in Section 6.01(b) of the Company Disclosure Letter (such Antitrust Laws, the “Other Required Antitrust Laws”) shall have expired, been terminated, obtained or deemed to have been granted or jurisdiction shall have been denied, as applicable, and any commitments by the parties hereto not to close before a certain date under a timing agreement entered into with the DOJ or the FTC in compliance with this Agreement shall have expired or been terminated; provided that, for the avoidance of doubt, the receipt of an HSR Reservation Notice by any party hereto, in and of itself, shall not result in a failure of the condition set forth in this Section 6.01(b) to be satisfied; and

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and the first two sentences of Section 3.02(d) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $30,000,000, (ii) set forth in Section 3.01(a), Section 3.02(d) (other than the first two sentences thereof), Section 3.02(e), Section 3.03, clause (a)(i) of Section 3.04, Section 3.16 and Section 3.22 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), (iii) set forth in Section 3.08(b) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date, (iv) set forth in Article III, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph, that are qualified by a “Material Adverse Effect” qualification shall be true and correct as so qualified as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (v) set forth in Article III, other than those Sections specifically identified in clause (i), (ii), (iii) or (iv) of this paragraph, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except, in the case of this clause (v), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Material Adverse Effect. No Material Adverse Effect will have occurred after the date hereof that is continuing; and

(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.01, Section 4.02 and Section 4.09 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (ii) set forth in Article IV, other than those Sections specifically identified in clause (i) of this paragraph, shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

Termination

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to September 11, 2023 (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided that if on the

Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent such Restraint arises under Antitrust Laws) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to December 11, 2023 and such date shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Judgment having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance or entry of such Judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such Judgment in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing provision); or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, is given by Parent to the Company and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if either Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of their representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, is given by the Company to Parent and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(e)(ii), if the Company has complied in all material respects with the terms of Section 5.02(d) and Section 5.02(e) with respect to such Superior Proposal; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a) (to the wire instructions for such payment provided by Parent prior to the payment thereof); or

(iii) if (A) the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived on the date the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but provided that such conditions were capable of being satisfied if the Closing were to occur on such date), (B) Parent has failed to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 1.02, (C) the Company has, at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.01(d)(iii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing and (D) Parent and Merger Sub have not consummated the Closing by the earlier of (1) the Outside Date and (ii) the end of the third Business Day following delivery of such written confirmation.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, Section 5.08(c), this Section 7.02, Section 7.03 and Article VIII (other than Section 8.08(b)), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (subject to the limitations set forth in Section 7.03(a)(iv), Section 7.03(b)(iii), Section 7.03(d) and Section 7.03(e)) no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement or from Fraud. No termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms.

Section 7.03 Termination Fees.

(a) Company Termination Fee.

(i) In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) in the case of clause (A), within two Business Days after such termination or in the case of clause (B), simultaneously with such termination.

(ii) In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) and (B) (1) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting and (2) within twelve months after the date this Agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a Takeover Proposal, the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) within two Business Days after the consummation of such Takeover Proposal. For purposes of this Section 7.03(a)(ii), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(iv) In the event the Company Termination Fee is paid to Parent in circumstances under which such fee is payable pursuant to this Section 7.03(a), payment of the Company Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) shall be the sole and exclusive monetary remedy of Parent, Merger Sub, the Equity Investor and their respective Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, attorneys, equityholders, controlling persons, financing sources, Affiliates (other than Parent, Merger Sub or the Equity Investor), partners, managers, members, stockholders and assignees of each of Parent, Merger Sub and the Equity Investor (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(b) Parent Termination Fee.

(i) In the event that this Agreement is terminated (A) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii) or (B) by the Company or Parent pursuant to Section 7.01(b)(i) and, in each case, at the time of such termination, the Company could have terminated this Agreement pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii), then Parent shall pay, or cause to be paid, the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by the Company prior to the payment thereof) (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two Business Days after such termination.

(ii) In no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(iii) In the event the Parent Termination Fee is paid to the Company in circumstances under which such fee is payable pursuant to this Section 7.03(b), payment of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) shall be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c) Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 7.03 shall not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. Further, if the Company or Parent fails to promptly pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due pursuant to this Section 7.03, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such fee becomes past due. In addition, if (i) the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Company Termination Fee and (ii) if Parent shall fail to pay the Parent Termination Fee when due, Parent shall also pay to the Company all of the Company’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Parent Termination Fee.

(d) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(a)(iv) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and the Company Related Parties, if any, shall be limited to an amount not to exceed the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

(e) In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) against the Parent Related Parties, and, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee or the Transactions (including, any breach by the Equity Investor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that, without limiting the provisions of Section 8.14 hereof, the foregoing shall not preclude any liability of the Debt Financing Sources to Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Equity Investor’s obligations under the Guarantee and the Equity Commitment Letter and the obligations under the Confidentiality Agreement of the parties thereto and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Parties or any other Person other than the Equity Investor, Parent and Merger Sub have any liability for monetary damages to the Company or any Company Related Party relating to or arising out of this Agreement or the Merger.

ARTICLE VIII

Miscellaneous

Section 8.01 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that (a) Parent may assign all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (b) from and after the Effective Time, Parent and Merger Sub may assign all of their rights, interests and obligations under this Agreement (i) in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) to any of their respective Affiliates or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing; provided that no such assignment pursuant to clauses (a) or (b) above shall relieve Parent or Merger Sub of its obligations under this Agreement. Subject to the immediately preceding two sentences, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Equity Commitment Letter, the Guarantee, the Debt Commitment Letter and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer on any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; (iv) the rights of the Company Cooperation Parties set forth in Section 5.08(c); (v) the rights of the Company Related Parties set forth in Section 7.03(a)(iv) and Section 7.03(d) and the rights of the Parent Related Parties set forth in Section 7.03(b)(iii) and Section 7.03(e); and (vi) the rights of the Debt Financing Parties set forth in Section 8.14, which are intended for the benefit of and shall be enforceable by the Persons referred to in clauses (i) through (vi) above.

Section 8.07 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement, all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or the Transactions, whether in Law or in equity, whether in Contract or tort or otherwise, shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Delaware Courts, (iii) agree to not contest the jurisdiction of the Delaware Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Courts, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process on such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08 Specific Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Each party hereto acknowledges and agrees that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company, Parent nor Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded under the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to consummate the Merger (but not the right of the Company to seek such injunction, specific performance or other equitable relief for any other reason) shall be subject to the requirements that (i) all of the conditions in Section 6.01 and Section 6.02 have been, and continue to be, satisfied or waived at the time the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions as are required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to have occurred pursuant to Section 1.02. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.08, the Company shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 8.08 shall require the Company to institute any Action (or limit the Company’s right to institute any Action) for an injunction, specific performance or other equitable relief under this Section 8.08 prior or as a condition to exercising any termination right under Article VII (and receiving the Parent Termination Fee or pursuing monetary damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.08 or anything set forth in this Section 8.08 restrict or limit the Company’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that in no event shall the Company be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and the Parent Termination Fee, on the other hand.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR CONTROVERSY THAT MAY, DIRECTLY OR INDIRECTLY, RELATE TO OR ARISE UNDER THIS AGREEMENT, INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCE OR ANY RELATED CLAIM, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (but only if confirmation of receipt of such email is requested and received; provided that the recipient shall use reasonable best efforts to confirm receipt promptly on request) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the applicable party at the following street or email address(es):

If to Parent or Merger Sub, to it at:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 91444

Attention:         Holden Spaht

                          Brian Jaffee

                          Jamie Hutter

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N LaSalle Street

Chicago, Illinois 60654

Attention:	Theodore A. Peto, P.C. Cole Parker, P.C. Peter Stach
Email:	tpeto@kirkland.com cole.parker@kirkland.com peter.stach@kirkland.com

If to the Company, to it at:

Coupa Software Incorporated

1855 South Grant Street

San Mateo, CA 94401

Attention:     Legal Department

Email:

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention:	Damien R. Zoubek, Esq. Jenny Hochenberg, Esq. Oliver J. Board, Esq.
Email:	damien.zoubek@freshfields.com jenny.hochenberg@freshfields.com oliver.board@freshfields.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that in no event shall the Company or any of its Subsidiaries be deemed to be an “Affiliate” of Parent or any of its Subsidiaries nor shall Parent or any of its Subsidiaries be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bribery Legislation” means all applicable Laws relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in San Mateo, CA, San Francisco, CA or the Secretary of State are authorized or required by Law to be closed.

“Capped Call Documentation” means (i) the letter agreements Re: Base Call Option Transaction, each dated as of January 11, 2018, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Royal Bank of Canada and/or their respective affiliates, (ii) the letter agreements Re: Additional Call Option Transaction, each dated as of January 16, 2018, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Royal Bank of Canada and/or their respective affiliates, (iii) the letter agreements Re: Base Call Option Transaction, each dated as of June 9, 2019, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Bank PLC and/or their respective affiliates, (iv) the letter agreements Re: Additional Call Option Transaction, each dated as of June 9, 2019, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Bank PLC and/or their respective affiliates, (v) the letter agreements Re: Base Call Option Transaction, each dated as of June 10, 2020, between the Company and each of Goldman Sachs & Co. LLC, Bank of America, N.A., Barclays Bank PLC, Bank of Montreal and Deutsche Bank AG, London Branch or their respective affiliates and (vi) the letter agreements Re: Additional Call Option Transaction, each dated as of June 12, 2020, between the Company and each of Goldman Sachs & Co. LLC, Bank of America, N.A., Barclays Bank PLC, Bank of Montreal and Deutsche Bank AG, London Branch and/or their respective affiliates, in each case, as amended, restated, supplemented, or otherwise modified on or prior to the date hereof.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean, following the filing of a joint voluntary notice of the transactions contemplated by Parent’s equity financing (the “CFIUS Notice”) with CFIUS, (a) the receipt by Parent and the Company of written notification (including by e-mail) from CFIUS that (i) CFIUS has determined that none of the transactions contemplated by Parent’s equity financing is a “covered transaction” under the DPA; or (ii) CFIUS has completed a review or investigation of the CFIUS Notice and has concluded all action under the DPA; or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by Parent’s equity financing or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“CFIUS Notice” shall have the meaning set forth in the definition of CFIUS Approval.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.

“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company 2023 Notes” means the Company’s 0.375% convertible senior notes due 2023 issued under the Indenture, dated as of January 17, 2018, between the Company and the Trustee.

“Company 2025 Notes” means the Company’s 0.125% convertible senior notes due 2025 issued under the Indenture, dated as of June 11, 2019, between the Company and the Trustee.

“Company 2026 Notes” means the Company’s 0.375% convertible senior notes due 2026 issued under the Indenture, dated June 15, 2020, between the Company and the Trustee.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Convertible Notes” means, collectively, the Company 2023 Notes, the Company 2025 Notes and the Company 2026 Notes.

“Company Equity Plans” means the Company’s 2006 Stock Plan and the Company’s 2016 Equity Incentive Plan.

“Company ESPP” means the Company’s 2016 Employee Stock Purchase Plan.

“Company IP” means (i) all Registered Company Intellectual Property and (ii) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company IT Systems” means all computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and other information technology infrastructure and equipment owned, leased, licensed, or controlled by the Company or any of its Subsidiaries and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to the Company Equity Plan or otherwise.

“Company Plan” means each plan, program, policy, agreement or other arrangement, including those covering current or former employees, directors, consultants or other individual service providers, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) other than any plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (whether or not subject to ERISA)), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program, arrangement or plan, (iv) an individual employment, consulting, severance, retention, change in control or other similar agreement, (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or arrangement, or (vi) any other compensation or benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability or obligation, other than any plan, program, policy, agreement or arrangement that is sponsored and maintained by a Governmental Authority.

“Company RSUs” means awards of restricted stock units that vest solely based on the passage of time, whether granted pursuant to the Company Equity Plan or otherwise.

“Company Termination Fee” means an amount cash amount equal to $200,000,000.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract, subcontract or other legally binding agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,”, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“Customer Data” means all non-public data collected, stored or processed by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

“Data Requirements” means in each case to the extent applicable to the Company or its Subsidiaries and relating to data privacy, protection, or security, or any Personal Data or Customer Data: (i) all applicable data privacy and data security Laws (including any security breach notification requirements); (ii) the Company’s or any of its Subsidiaries’ own published privacy policies; (iii) industry standards applicable to the industries in which the Company or any of its Subsidiaries operates that are legally binding on the Company or its Subsidiaries (including, if applicable, PCI-DSS); and (iv) contractual obligations related to data privacy or data security into which the Company or any of its Subsidiaries have entered.

“DCSA” shall mean the Defense Counterintelligence and Security Agency, formerly known as the Defense Security Service.

“DCSA Arrangements” shall mean (a) receipt by Parent and the Company of written acknowledgement (including by email) from DCSA that it has accepted a foreign ownership, control, or influence mitigation plan (“FOCI Mitigation Plan”) with respect to any business of the Company that is subject to the NISPOM, or (b) if DCSA has not issued a written acknowledgement that it has accepted a FOCI Mitigation Plan, DCSA has not taken any action to reject a proposed FOCI Mitigation Plan.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of December 11, 2022, addressed to Merger Sub from each Lead Arranger (as defined therein), together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms that are customarily redacted in connection with Transactions of this type, in each case, not relating to or impacting conditionality, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).

“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of its Affiliates shall be a Debt Financing Party.

“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the Transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.

“DPA” means the Defense Production Act of 1950.

“Encumbrance” means any mortgage, deed of trust, lease, license, covenant, restriction, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect.

“Equity Commitment Letter” means the executed equity commitment letter, dated as of the date hereof, from the Equity Investor.

“Equity Investor Affiliate” means any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, the Equity Investor or any of its Affiliates, excluding any portfolio company or similar asset of the Equity Investor or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented by the Required Information, (vi) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A in a “Rule 144A-for-life” offering, (vii) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended January 31, 2020, (viii) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (ix) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (viii) and (ix), unless any such information would be required in order for the Required Information provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances under which they were made, not misleading.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“FOCI Mitigation Plan” shall have the meaning in the definition of DCSA Arrangements.

“Fraud” means an intentional act of common law fraud in the making of the representations and warranties set forth in Article III (in the case of the Company) or the representations and warranties set forth in

Article IV (in the case of Parent and Merger Sub), in each case with the specific intent to deceive and mislead the other party with respect to such representations and warranties.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Contract” means any contract with a Governmental Authority or pursuant to which the Company is supplying or proposing to supply goods or services (at any tier) in connection with a contract between another person and a Governmental Authority, including but not limited to any prime contract, subcontract, supply agreement, letter contract, notice to proceed, purchase order, task order, delivery order, together with any teaming agreement, distribution agreement, letter of supply, letter of intent or similar agreements concerning goods or services to be purchased, funded or reimbursed by a Governmental Authority. A purchase, task or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body, arbitrator or mediator (whether public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Reservation Notice” means a communication or notification from a Governmental Authority in the United States that an investigation of the Transactions with respect to Antitrust Laws may be conducted or continue following the expiration of the waiting period under the HSR Act or the consummation of the Transactions.

“Indebtedness” means any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case solely to the extent drawn).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; (ii) any trademark, trademark registration, trademark application, service mark, service mark registration or application, trade name, business name or brand name, together with all goodwill associated with each of the foregoing; (iii) any copyright, work of authorship, copyright registration or application, design, or design registration or application or database rights; (iv) any internet domain name or social media account or handle; (v) any trade secret, confidential know-how, or other confidential and proprietary information; and (vi) software (including object code and source code), data, databases, and collections of data.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and its Subsidiaries primarily responsible for such matters, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers or directors of Parent or Merger Sub after having made reasonable inquiry of those employees of Parent and its Subsidiaries primarily responsible for such matters.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any effect, change, event, facts, circumstances or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, in each case, after the date hereof (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (other than in the context of any representations and warranties which specifically address the consequences of entering into this Agreement or consummating the Transactions), (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics (including the COVID-19 pandemic) or other disease outbreaks or Laws or directives (including any COVID-19 Measures) issued by a Governmental Authority in response to any epidemic, pandemic (including COVID-19) or other disease outbreak, (F) any action taken by the Company or any of its Subsidiaries that is expressly required or expressly contemplated by this Agreement or at Parent’s written request or with Parent’s consent, (G) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (H) any change or prospective change in the Company’s credit ratings, (I) any decline in the market price, or change in trading volume, of the capital stock of the Company or (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (J) hereof) is a Material Adverse Effect); provided further that any effect, change, event or occurrence referred to in clauses (i) or (ii) (A), (C), (D) or (E) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“OSS” means any software licensed under a license commonly referred to as an open source, free software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement).

“Parent Termination Fee” means an amount in cash equal to $435,000,000.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, (vi) leases, subleases, licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions), (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) Liens discharged at or prior to the Effective Time and (ix) other than with respect to Intellectual Property, such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means all data or other information relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“President” shall have the meaning set forth in the definition of CFIUS Approval.

“Process” (or “Processing” or “Processed”) means the access, collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information.

“Processor” means any Person that directly or indirectly provides credit, debit, funds transfer or other electronic payment services to or on behalf of the Company or its Subsidiaries as part of the Company’s or a Subsidiary’s products.

“Proxy Statement Clearance Date” means the earliest of (i) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (ii) the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (iii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights and applications therefor, registered domain names, and registered trademarks (including service marks) and applications therefor that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and consolidated statements of operations, comprehensive earnings, shareholders’ equity and cash flows for each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet and consolidated statements of operations, comprehensive earnings and cash flows as of the last calendar day of and for the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date, and, in the case of the consolidated statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 calendar days before the Closing Date to the last calendar day of the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region, so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Security Incident” means any breach of security or other security incident of a Company IT System resulting in (i) any unauthorized access to or use of any trade secret or material confidential information owned or Processed by or on behalf of the Company or any of its Subsidiaries, or (ii) any unauthorized Processing of any such trade secret or confidential information.

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat and unclaimed property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, (iii) license, registration and documentation fees and (iv) customs duties, tariffs, and similar charges.

“Tax Return” means any return, filing, form, statement, report, claim for refund, declaration of estimated Taxes, information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case with respect to Taxes and filed or required to be filed with any Governmental Authority, including any consolidated, combined or unitary tax return.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trustee” means Wilmington Trust, National Association.

“Unvested Company RSU” means a Company RSU that is unexpired and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU or a Deemed Vested Company RSU.

“Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof), including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Vested Company RSU” means any Company RSU that is unexpired, unsettled, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(b) The following terms are defined on the page of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(i)(i)
Action	Section 3.09
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Alternate Debt Financing	Section 5.07(c)
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.06(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
Cash Replacement Company RSU Amounts	Section 2.03(d)
Cash Replacement Option Amounts	Section 2.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)

Term	Section
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Convertible Notes Indentures	Section 5.10(a)
Company Cooperation Parties	Section 5.08(b)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.03(e)
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 2.03(e)
Company Related Parties	Section 7.03(a)(iv)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(d)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders’ Meeting	Section 5.15(b)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.12(a)
Debt Financing	Section 4.06(a)
Definitive Agreements	Section 5.07(a)
Delaware Courts	Section 8.07(b)
DGCL	Section 1.01
DOJ	Section 5.03(d)
Draft Notice	Section 5.03(f)(ii)
Effective Time	Section 1.03
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
Equity Financing	Section 4.06(b)
Equity Investor	Recitals
Exchange Act	Section 3.05
Excluded Benefits	Section 5.12(a)
Fair Value	Section 4.08(b)
Filed SEC Documents	Article III
Final Exercise Date	Section 2.05
Financing Amounts	Section 4.06(d)
Foreign Plan	Section 3.12(e)
FTC	Section 5.03(d)
Guarantee	Section 4.07
Indemnitee	Section 5.06(a)
Interested Parties	Section 5.03(f)
Intervening Event	Section 5.02(i)(iv)
Judgment	Section 3.09
Labor Agreement	Section 3.18(a)(ix)
Laws	Section 3.10(a)
Material Contract	Section 3.18(a)
Material Insurance Policies	Section 3.20
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Nasdaq	Section 3.05
New Debt Commitment Letter	Section 5.07(c)
Other Required Antitrust Laws	Section 6.01(b)

Term	Section
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Related Parties	Section 7.03(a)(iv)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.10(b)
Proxy Statement	Section 3.05
Restraints	Section 6.01(a)
SEC	Section 3.05
Secretary of State	Section 1.03
Securities Act	Section 3.02(e)
Superior Proposal	Section 5.02(i)(iii)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.16(b)
Takeover Proposal	Section 5.02(i)(ii)
Top Customers	Section 3.18(a)(xii)
Top Vendors	Section 3.18(a)(xii)
Trade Control Laws	Section 3.19
Transaction Litigation	Section 5.13
Unvested Company Option	Section 2.03(b)
Voting Agreements	Recitals
WARN Act	Section 3.13(d)

Section 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement, except that Parent shall be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations.

Section 8.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon such party, the Company or its Subsidiaries in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or Representatives (in each case, other than Parent, the Equity Investor and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 8.14), the Debt Commitment Letter or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries) agrees not to commence any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.14) may not be amended in any manner adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room hosted by Datasite LLC under the project titled “Project Mantle” maintained by or on behalf of the Company in connection with the Transactions, or (ii) filed or furnished to the SEC, in each case prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and including (in the case of statutes) any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROJECT CS PARENT, LLC

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

PROJECT CS MERGER SUB, INC.

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernshteyn
Name: Robert Bernshteyn
Title: CEO & Chairman

[Signature Page to Agreement and Plan of Merger]

Annex B

December 11, 2022

Board of Directors

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

Members of the Board:

We understand that Coupa Software Incorporated, a Delaware corporation (the “Company”), Project CS Parent, LLC, a Delaware limited liability company (“Parent”), and Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 11, 2022, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (other than (i) Appraisal Shares (as such term is defined in the Merger Agreement) and (ii) shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b) of the Merger Agreement) shall be canceled and converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $81.00, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated December 11, 2022 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

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Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Thoma Bravo, L.P. or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company, Thoma Bravo, L.P. or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Thoma Bravo, L.P., Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of December 11, 2022 (the “Agreement Date”), by and among Project CS Parent, LLC, a Delaware limited liability company (“Parent”), Coupa Software Incorporated, a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to herein as a “Party.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Project CS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B. In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Covered Shares” means, with respect to any Stockholder as of any time of determination, all shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), of which such Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) at such time, including, for the avoidance of doubt, any shares acquired as a result of the vesting, settlement or exercise of any Company Equity Awards.

1.2. “Expiration Time” shall mean the earlier to occur of (a) the time that the Company Shareholder Approval has been obtained, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) the occurrence of an Adverse Recommendation Change and (d) any amendment of any term or provision of the original Merger Agreement, dated as of the Agreement Date, that (A) reduces the Merger Consideration or changes the form of consideration payable to the stockholders of the Company pursuant to Section 2.01(c) of Merger Agreement, (B) imposes additional conditions to the consummation of the Merger or (C) is materially adverse to any of the Stockholders in their capacity as such, in any such case without such Stockholder’s prior consent.

1.3. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

2. Agreement to Not Transfer the Covered Shares.

2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent or in accordance with and subject to Section 2.1. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder may Transfer any such Covered Shares (i) to any other Stockholder or any Affiliate of any such Stockholder, (ii) to any family member (including a trust for such family member’s benefit) of such Stockholder, (iii) to any charitable foundation or organization or (iv) pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to a date hereof, in the case of each of clause (i) through (iii) only, so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.1.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares): (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 6.01 or 6.02 under the Merger Agreement not being satisfied or impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) any Takeover Proposal (clauses (a) and (b), the “Covered Proposals”).

3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder, a link to which is set forth on Schedule B, with respect to the Merger and the transactions contemplated by the Merger Agreement.

5. New Shares. Each Stockholder agrees that any shares of Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Common Stock that such Stockholder acquires pursuant to the vesting, exercise or settlement of any Company Equity Awards or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the Agreement Date and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.

6. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way prevent, limit or affect in any respect any actions taken (or actions not taken) by any such Stockholder in his, her or its capacity as a director or officer of the Company or any of its Affiliates from complying with his, her or its fiduciary duties or other legal obligations under applicable Law while acting in such capacity as a director or officer of the Company or any of its Affiliates.

7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

7.1. Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to Bankruptcy and Equity Exception.

7.2. Ownership of the Covered Shares. (a) The Stockholder is with respect to any Covered Shares owned as of the Agreement Date (the “Owned Shares”) and, with respect to any Covered Shares acquired after the Agreement Date, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) arising under applicable securities laws, and (b) the Stockholder has sole voting power over all of such Owned Shares and Covered Shares, respectively, beneficially owned by the Stockholder.

7.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

7.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

8.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any laws applicable to Parent or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

9. Miscellaneous.

9.1. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2. Certain Adjustments. In the event of any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

9.4. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.5. Notices. All notices and other communications hereunder must be in writing and must be given in the manner as set forth in Section 8.10 (Notice) of the Merger Agreement, mutatis mutandis, at the following addresses:

a. if to the Stockholder, to the address for notice set forth on Schedule A hereto.

b. if to Parent, to:

Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 91444
Attention: Holden Spaht, Brian Jaffee, Jamie Hutter
Email:

with a copy to (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Theodore A. Peto, P.C., Cole Parker, P.C., Peter Stach
Email:	tpeto@kirkland.com
cole.parker@kirkland.com
peter.stach@kirkland.com

c. if to Company, to:

Coupa Software Incorporated
1855 South Grant Street
San Mateo, CA 94401
Attention:	Legal Department
Email:

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:	Damien R. Zoubek, Esq.
Jenny Hochenberg, Esq.
Oliver J. Board, Esq.
Email:	damien.zoubek@freshfields.com
jenny.hochenberg@freshfields.com
oliver.board@freshfields.com

9.6. The provisions set forth in Section 8.05 (Counterparts), Section 8.07 (Governing Law; Jurisdiction) and Section 8.11 (Severability) shall apply to this Agreement, mutatis mutandis. The rules of interpretation set forth in Section 8.16 (Interpretation) of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

9.7. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

9.8. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

9.9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

9.10. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.11. Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.13. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.13 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

9.14. Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 9 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s knowing and intentional breach of any of the covenants set forth in this Agreement prior to the date of termination in accordance with Section 9.10.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernstheyn
Name: Robert Bernshteyn
Title: CEO & Chairman

PROJECT CS PARENT, LLC

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

/s/ Robert Bernshteyn
Robert Bernshteyn

/s/ Michelle Brennan
Michelle Brennan

THE MICHELLE M BRENNAN REVOCABLE TRUST

By:	/s/ Michelle Brennan
Name: Michelle Brennan
Title: Trustor

/s/ Kanika Soni
Kanika Soni

/s/ Roger Siboni
Roger Siboni

/s/ Henry Tayloe Stansbury
Henry Tayloe Stansbury

/s/ Scott Thompson
Scott Thompson

/s/ Frank Van Veenendaal
Frank Van Veenendaal

[Signature Page to Voting Agreement]

VAN VEENENDAAL REVOCABLE TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

FRANK VAN VEENENDAAL 2016 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

LESLIE VAN VEENENDAAL 2016 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

[Signature Page to Voting Agreement]

Schedule A

Name	Address

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/COUP • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-425-3799
• Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/COUP

Coupa Software Incorporated

Special Meeting of Stockholders

For Stockholders of record as of [ ], 2023

TIME:       [         ], [      ], 2023 at [      ], Pacific Time

PLACE:   Special Meeting to be held live via the Internet - please visit

                 www.proxydocs.com/COUP for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints the individuals granted proxy to vote at the meeting (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Coupa Software Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AS SET FORTH IN PROPOSAL 1, “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING CONSUMMATION OF THE MERGER AS SET FORTH IN PROPOSAL 2, AND “FOR” THE APPROVAL OF ANY ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDIDTIONAL PROXIES AS SET FORTH IN PROPOSAL 3. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Coupa Software Incorporated

Special Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of December 11, 2022 (the “merger agreement”), by and among Coupa Software Incorporated, Coupa Holdings, LLC (f/k/a Project CS Parent, LLC) and Project CS Merger Sub, Inc.,	☐	☐	☐	FOR

2.	To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger.	☐	☐	☐	FOR

3.	To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement.	☐	☐	☐	FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date